     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

        SYMONS CORPORATION               DAYTON SUPERIOR CORPORATION               DUR-O-WAL, INC.
                         (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)
             ILLINOIS                               OHIO                              ILLINOIS
                       (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)
               3312                                 3312                                3312
                          (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
            06-1053316                           31-0676346                          36-3104265
                                  (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
       200 EAST TOUHY AVENUE           7777 WASHINGTON VILLAGE DRIVE,      4260 WESBROOK DRIVE, SUITE 120
       DES PLAINES, IL 60018                      SUITE 130                       AURORA, IL 60504
          (847) 298-3200                      DAYTON, OH 45459                     (630) 851-8400
                                               (937) 428-6360
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF CO-REGISTRANT'S PRINCIPAL
                                             EXECUTIVE OFFICES)

                            ------------------------

                                ALAN F. MCILROY
                            CHIEF FINANCIAL OFFICER
                    7777 WASHINGTON VILLAGE DRIVE, SUITE 130
                               DAYTON, OHIO 45459
                                 (937) 428-6360
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                           KIRK A. DAVENPORT II, ESQ.
                                LATHAM & WATKINS
                                885 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 906-1284
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE          AGGREGATE           REGISTRATION
        SECURITIES TO BE REGISTERED               REGISTERED       PER EXCHANGE NOTES   OFFERING PRICE(1)(2)       FEE(1)(2)
13% Senior Subordinated Notes due 2009(3)...     $170,000,000            95.58%            $162,500,000             $42,900
Guarantees of the 13% Senior Subordinated
  Notes due 2009(4).........................          N/A                  N/A                  N/A                   N/A

(1) The registration fee has been calculated pursuant to Rule 457(a), Rule 457(f)(2) and Rule 457(n) under the Securities Act of 1933 and reflects the book value of the notes as of June 30, 2000. The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.

(2) The Proposed Maximum Aggregate Offering Price is based on the book value of the notes, as of March 31, 2000, in the absence of a market for them as required by Rule 457(f)(2) under the Securities Act of 1933.

(3) The 13% Senior Subordinated Notes due 2009 will be the obligations of Dayton Superior Corporation.

(4) Each of Symons Corporation and Dur-O-Wal, Inc. will guarantee on an unconditional basis the obligations of Dayton Superior Corporation under the 13% Senior Subordinated Notes due 2009. Pursuant to Rule 457(n), no additional registration fee is being paid in respect of the guarantees. The guarantees are not traded separately.
                         ------------------------------

    THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SUBJECT TO COMPLETION JULY 13, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                          DAYTON SUPERIOR CORPORATION

                               OFFER TO EXCHANGE

                      $170,000,000 PRINCIPAL AMOUNT OF ITS
                    13% SENIOR SUBORDINATED NOTES DUE 2009,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
                     FOR ANY AND ALL OF ITS OUTSTANDING 13%
                       SENIOR SUBORDINATED NOTES DUE 2009

    We are offering to exchange all of our outstanding 13% senior subordinated notes, which we refer to as the old notes, for our registered 13% senior subordinated notes, which we refer to as the exchange notes. We refer to the old notes and the exchange notes collectively as the notes. The terms of the exchange notes are identical to the terms of the old notes except that the exchange notes have been registered under the Securities Act of 1933 and, therefore, are freely transferable.

*PLEASE CONSIDER THE FOLLOWING:

    - Our offer to exchange old notes for exchange notes will be open until 5:00
      p.m., New York City time, on       , 2000, unless we extend the offer.

    - You should also carefully review the procedures for tendering the old notes beginning on page 19 of this prospectus.

    - If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

    - No public market currently exists for the notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

INFORMATION ABOUT THE NOTES:

    - The notes will mature on June 15, 2009.

    - We will pay interest on the notes semi-annually on June 15 and December 15 of each year beginning December 15, 2000 at the rate of 13% per annum.

    - We may redeem the notes on or after June 15, 2007 at the rates set forth on page 76 of this prospectus.

    - We also have the option until June 15, 2003, to redeem up to 25% of the original aggregate principal amount of the notes with the net proceeds of certain types of qualified equity offerings.

    - The notes are unsecured obligations and are subordinated to all existing and future senior indebtedness and other liabilities of our subsidiaries.

    - If we undergo a change of control or sell some of our assets, we may be required to offer to purchase notes from you.

   YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                          , 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Where You Can Find More Information.........................     ii
Cautionary Statement Regarding Forward-Looking Statements...     ii
Prospectus Summary..........................................      1
Risk Factors................................................     10
The Exchange Offer..........................................     19
Use of Proceeds.............................................     26
Capitalization..............................................     27
Unaudited Pro Forma Consolidated Financial Information......     28
Selected Historical Consolidated Financial Data.............     38
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     39
Business....................................................     50
Management..................................................     65
Principal Shareholders......................................     71
Certain Relationships and Related Transactions..............     73
Description of Other Indebtedness...........................     74
Description of the Notes....................................     76
Book-Entry, Delivery and Form...............................    116
Important Federal Income Tax Considerations.................    118
Plan of Distribution........................................    123
Legal Matters...............................................    123
Experts.....................................................    123
Index to Financial Statements...............................    F-1

                      WHERE YOU CAN FIND MORE INFORMATION

    Upon effectiveness of the Registration Statement of which this prospectus is a part, we will file annual and quarterly and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any reports, statements and other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

    We have filed a Registration Statement on Form S-4 to register with the Commission the exchange notes to be issued in exchange for the old notes. This prospectus is part of that Registration Statement. As allowed by the Commission's rules, this prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE ON THE COVER PAGE OF THIS PROSPECTUS AND MAY CHANGE AFTER THAT DATE. THE DELIVERY OF THIS PROSPECTUS OFFERED HEREBY DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AFTER THIS DATE.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

    This prospectus contains certain forward-looking statements about our financial condition, results of operations and business. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions used in this prospectus or incorporated herein.

    This prospectus includes forward-looking statements including, in particular, the statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth below under the caption "Risk Factors" and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by those cautionary statements.

    You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

    We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we don't undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained or incorporated by reference to this prospectus.

                               PROSPECTUS SUMMARY

    In this prospectus, the words the "Company," "we," or "us" refer to the combined business of Dayton Superior Corporation, the issuer of the notes, its predecessors and all of its subsidiaries. The following summary contains basic information about Dayton Superior Corporation and this exchange offer. It does not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire document and the documents we have referred you to.

                                  OUR COMPANY

    We believe that Dayton Superior Corporation is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and of metal accessories used in masonry construction. In many of our product lines, we believe we are the market leader and lowest cost manufacturer competing primarily with smaller, regional suppliers with more limited product offerings. Our products are used primarily in two segments of the construction industry: infrastructure construction, such as highways, bridges, utilities, water and waste treatment facilities and airport runways, and non-residential building, such as schools, stadiums, prisons, retail sites, commercial offices and manufacturing facilities. For the twelve-month period ended March 31, 2000, our pro forma net sales would have been $338.4 million and our pro forma EBITDA would have been $55.4 million.

    We derive our revenue from a profitable mix of sales of consumable products and the sale and rental of engineered equipment. We believe that the breadth of our product offerings and national distribution network allow us to maintain a large customer base that prefers a "one-stop" supplier. We manufacture the substantial majority of our 18,000 products, which we sell under a number of well-established brand names. Our national distribution system, which we believe is the largest in our industry, allows us to efficiently cross-sell and distribute newly developed and acquired product lines on a nationwide basis. Through our network of 62 service/distribution centers, we serve over 6,000 customers, comprised of independent distributors and a broad array of precast concrete manufacturers, general contractors, subcontractors and metal fabricators. This nationwide customer base provides us with a geographically diversified sales mix and reduces our dependence on the economic cycles of any one region.

    We currently have four principal business units, which are organized around the following product lines:

    - CONCRETE ACCESSORIES (DAYTON/RICHMOND). Our concrete accessories products are used in connecting forms for poured-in-place concrete walls, anchoring or bracing for walls and floors, supporting bridge framework and positioning steel reinforcing bars.

    - CONCRETE FORMING SYSTEMS (SYMONS). Our concrete forming systems products are reusable, engineered forms and related accessories used in the construction of concrete walls, columns and bridge supports to hold concrete in place while it hardens.

    - PAVING PRODUCTS (AMERICAN HIGHWAY TECHNOLOGY). Our welded dowel assemblies and dowel baskets paving products are used in the construction and rehabilitation of concrete roads, highways and airport runways to extend the life of the pavement. These consumable products are used to transfer dynamic loads between adjacent slabs of concrete roadway.

    - MASONRY PRODUCTS (DUR-O-WAL). Our masonry products are placed between layers of brick and concrete blocks and covered with mortar to provide additional strength to walls. Masonry products also include engineered products used to repair or restore brick and stone buildings.

    Each of our four principal business units also sells specialty construction chemicals that are used in conjunction with its other products.

                             COMPETITIVE STRENGTHS

    We believe that our key competitive strengths are:

    - LEADING MARKET POSITIONS. We believe that we are the market leader in many of our product lines, competing primarily with smaller, regional suppliers with limited product offerings.

    - LOW-COST MANUFACTURER. We manufacture the substantial majority of the products that we sell, and believe that we are the lowest cost manufacturer in many of our product lines.

    - EXTENSIVE DISTRIBUTION SYSTEM AND CUSTOMER NETWORK. Our national distribution system, which we believe is the largest in our industry, allows us to efficiently cross-sell and distribute newly developed and acquired product lines on a nationwide basis.

    - ABILITY TO INTEGRATE ACQUISITIONS. As part of our focused acquisition strategy, we have successfully completed 13 acquisitions since January 1994.

    - EXPERIENCED MANAGEMENT TEAM. Our management team is one of the most experienced in the concrete and masonry accessories businesses.

                               BUSINESS STRATEGY

    Key elements of our strategy are to:

    - DESIGN, MANUFACTURE AND MARKET NEW PRODUCTS. We believe that we are the leader in introducing product innovations to our markets.

    - IMPLEMENT MANUFACTURING IMPROVEMENT PROGRAMS. We continue to implement strategic initiatives designed to reduce manufacturing costs.

    - LEVERAGE OUR EXTENSIVE DISTRIBUTION SYSTEM AND CUSTOMER NETWORK. We leverage our national distribution network and diverse customer base to efficiently introduce on a nationwide basis internally developed product lines or product lines of acquired companies that previously had a limited geographic presence.

    - CONTINUE TO INCREASE RENTAL REVENUE. We plan to continue our focus on increasing rental revenue of concrete forming systems and other engineered equipment.

    - PURSUE SELECTED ACQUISITIONS. We will continue to selectively pursue acquisition opportunities.

                               EXECUTIVE OFFICES

    Our executive offices are located at 7777 Washington Village Drive, Suite 130, Dayton, Ohio 45459. Our telephone number is (937) 428-6360.

                              THE RECAPITALIZATION

    On June 16, 2000, we consummated a recapitalization transaction pursuant to an agreement and plan of merger with an affiliate of Odyssey Investment Partners, LLC. In the recapitalization, our shareholders received an aggregate of $168.6 million, of which $162.4 million was paid in cash and approximately $6.2 million was retained by certain shareholders as an equity interest in the company surviving the merger.

    The financing for the recapitalization is described in detail in this prospectus under the caption "Use of Proceeds."

                              RECENT DEVELOPMENTS

ACQUISITION

    We have signed a definitive agreement to acquire Conspec Marketing and Manufacturing Co., Inc., Conspec Performance Products, Inc. and Bristol Investments, Inc. (collectively, "Conspec"), for a purchase price of approximately $21.8 million subject to adjustment ($23.5 million with fees and expenses). The Conspec acquisition is expected to close during our third fiscal quarter. Conspec's net sales for the twelve months ended March 31, 2000 were approximately $22.6 million and we believe that Conspec's EBITDA for the same period was approximately $3.7 million. Conspec manufactures and sells specialty construction chemicals and concrete products and is located in the western United States. As a result of this acquisition, we expect to increase our presence in the specialty construction chemicals business and increase our sales in certain construction chemicals used in highway related construction. We expect to fund this acquisition from borrowings under our new credit facility. Although we expect to close the Conspec acquisition within the next 30 days, we cannot assure you that we will consummate this acquisition on the terms or timetable currently contemplated or at all. This exchange offer is not conditioned upon the consummation of the Conspec acquisition.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Exchange Offer........................  $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes. As of the
                                            date hereof $170.0 million in aggregate principal amount
                                            of old notes are outstanding.

                                            Based on interpretations by the staff of the Commission,
                                            as set forth in no-action letters issued to certain
                                            third parties unrelated to us, we believe that exchange
                                            notes issued pursuant to the exchange offer in exchange
                                            for old notes may be offered for resale, resold or
                                            otherwise transferred by you without compliance with the
                                            registration and prospectus delivery requirements of the
                                            Securities Act, unless you:

                                            - are an "affiliate" of ours within the meaning of Rule
                                            405 under the Securities Act;

                                            - are a broker-dealer who purchased old notes directly
                                            from us for resale under Rule 144A or Regulation S or
                                              any other available exemption under the Securities
                                              Act;

                                            - acquired the exchange notes other than in the ordinary
                                              course of your business; or

                                            - have an arrangement with any person to engage in the
                                              distribution of exchange notes.

                                            However, the Commission has not considered the exchange
                                            offer in the context of a no-action letter and we cannot
                                            be sure that the staff of the Commission would make a
                                            similar determination with respect to the exchange offer
                                            as in such other circumstances. Furthermore, in order to
                                            participate in the exchange offer, you must make the
                                            representations set forth in the letter of transmittal
                                            that we are sending you with this prospectus.

Registration Rights Agreement.............  We sold the old notes on June 16, 2000, in a private placement of units consisting of the old notes and
                                            warrants to purchase shares of our common stock in
                                            reliance on Section 4(2) of the Securities Act. The old
                                            notes were immediately resold by the initial purchasers
                                            in reliance on Rule 144A and Regulation S under the
                                            Securities Act. At the same time, we entered into a
                                            registration rights agreement with the initial
                                            purchasers requiring us to make the exchange offer. The
                                            registration rights agreement also requires us to use
                                            commercially reasonable efforts to:

                                            - cause the registration statement filed with respect to
                                            the exchange offer to be declared effective by
                                              November 13, 2000; and

                                            - consummate the exchange offer by December 18, 2000.

                                            See "The Exchange Offer--Purpose and Effect." If we do
                                            not do so, the interest rate on the old notes will
                                            increase, initially by 0.50%.

Expiration Date...........................  The exchange offer will expire at 5:00 p.m.,           ,
                                            2000, New York City time, or a later date and time if we
                                            extend it (the "Expiration Date").

Withdrawal................................  The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to the
                                            Expiration Date. Any old notes not accepted for exchange
                                            for any reason will be returned without expense as soon
                                            as practicable after the expiration or termination of
                                            the exchange offer.

Interest on the Exchange Notes and the Old
  Notes...................................  Interest on the exchange notes will accrue from the date of the original issuance of the old notes or from the
                                            date of the last payment of interest on the old notes,
                                            whichever is later. No additional interest will be paid
                                            on the old notes tendered and accepted for exchange.

Conditions to the Exchange Offer..........  The exchange offer is subject to customary conditions, some of which may be waived by us. See "The Exchange
                                            Offer--Conditions to Exchange Offer."

Procedures for Tendering Old Notes........  If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a
                                            copy of the letter of transmittal, in accordance with
                                            the instructions contained in this prospectus and in the
                                            letter of transmittal, and mail or otherwise deliver the
                                            letter of transmittal, or the copy, together with the
                                            old notes and any other required documentation, to the
                                            exchange agent at the address set forth in this
                                            prospectus. If you are a person holding the old notes
                                            through the Depository Trust Company and wish to accept
                                            the exchange offer, you must do so through the
                                            Depository Trust Company's Automated Tender Offer
                                            Program, by which you will agree to be bound by the
                                            letter of transmittal. By executing or agreeing to be
                                            bound by the letter of transmittal, you will be making a
                                            number of important representations to us, as described
                                            under "The Exchange Offer--Purpose and Effect."

                                            Under the circumstances specified in the registration
                                            rights agreement, we will be required to file a "shelf"
                                            registration statement for the old notes for a
                                            continuous offering under Rule 415 under the Securities
                                            Act.

                                            We will accept for exchange any and all old notes that
                                            are properly tendered in the exchange offer prior to the
                                            Expiration Date. The exchange notes issued in the
                                            exchange offer will be delivered promptly following the
                                            Expiration Date. See "The Exchange Offer--Terms of the
                                            Exchange Offer."

Exchange Agent............................  United States Trust Company of New York is serving as exchange agent in connection with the exchange offer.

Federal Income Tax Considerations.........  We believe the exchange of old notes for exchange notes in the exchange offer will not constitute a sale or an
                                            exchange for federal income tax purposes. See "Important
                                            Federal Income Tax Considerations."

Effect of Not Tendering...................  Old notes that are not tendered or that are tendered but not accepted will, following the completion of the
                                            exchange offer, continue to be subject to their existing
                                            transfer restrictions. We will have no further
                                            obligation to provide for registration under the
                                            Securities Act of such old notes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

Securities Offered........................  $170,000,000 in aggregate principal amount of 13% Senior
                                            Subordinated Notes due 2009 of Dayton Superior
                                            Corporation.

Maturity Date.............................  June 15, 2009.

Interest Payment Dates....................  Payable semi-annually in cash in arrears on each June 15 and December 15, beginning December 15, 2000.

Optional Redemption.......................  On and after June 15, 2007, we may redeem any or all of the exchange notes at the redemption prices listed in
                                            this prospectus plus accrued interest to the date of the
                                            redemption.

Optional Redemption after Equity
  Offerings...............................  Prior to June 15, 2003, we may redeem up to 25% of the aggregate principal amount of the exchange notes with
                                            the proceeds of certain equity offerings, so long as:

                                            - we pay 113.0% of the face amount of the exchange
                                            notes, plus accrued interest;

                                            - we redeem the exchange notes within 90 days of
                                            completing the equity offering; and

                                            - at least 75% of the aggregate principal amount of the
                                              exchange notes originally issued remains outstanding
                                              afterwards.

Ranking...................................  The exchange notes will be our general unsecured obligations and will rank junior to all of our existing
                                            and future senior debt.

                                            The exchange notes will be guaranteed on a subordinated
                                            basis by all of our domestic subsidiaries. These
                                            guarantees will rank junior to the existing and future
                                            senior debt of each of our domestic subsidiaries.

                                            As of March 31, 2000, on a pro forma basis after giving
                                            effect to the recapitalization and the related financing
                                            transaction, we would have had approximately $65.3
                                            million of senior debt, excluding approximately $73.4
                                            million that we expect to have available to borrow under
                                            our new credit facility. See "Description of the
                                            Notes--Brief Description of the Notes and the
                                            Guarantees."

Change of Control.........................  If there is a change of control, we must offer to repurchase the exchange notes at 101% of the principal
                                            amount thereof plus accrued interest. We might not be
                                            able to pay you the

                                            required price for exchange notes that you present to us
                                            at the time of a change of control, because we might not
                                            have enough funds at that time or the terms of our
                                            senior debt may prevent us from paying.

Certain Covenants.........................  We will issue the exchange notes under an indenture with a trustee. The indenture will, among other things,
                                            restrict our ability and the ability of our subsidiaries
                                            to:

                                            - incur additional indebtedness;

                                            - pay dividends or distributions on our capital stock or
                                              repurchase our capital stock;

                                            - issue preferred stock of subsidiaries;

                                            - make certain investments;

                                            - create liens on our assets to secure debt;

                                            - enter into transactions with affiliates;

                                            - enter into certain agreements restricting our
                                            subsidiaries' ability to pay dividends;

                                            - merge or consolidate with another company; and

                                            - transfer and sell assets.

                                            The covenants contain a number of important limitations
                                            and exceptions.

                                  RISK FACTORS

    You should carefully consider the factors discussed in detail under the caption "Risk Factors" before investing in the exchange notes.

      SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA FINANCIAL INFORMATION

    The following tables set forth our summary historical consolidated financial information for each of the years in the five-year period ended December 31, 1999, each of the three-month periods ended April 2, 1999 and March 31, 2000 and as of March 31, 2000 and our summary pro forma information for the year ended December 31, 1999 and as of and for the twelve-month period ended March 31, 2000. The pro forma financial information set forth below gives effect to
(i) the recapitalization and the related financing transactions and (ii) our October 1999 acquisition of Southern Construction Products, Inc. and our February 2000 acquisition of Polytite Manufacturing Co. as if each had occurred at the beginning of the period or as of the balance sheet date, as applicable. The historical information for each of the years in the five-year period ended December 31, 1999 has been derived from our audited consolidated historical financial statements and the notes thereto, the historical information for each of the three-month periods ended April 2, 1999 and March 31, 2000 and as of March 31, 2000 has been derived from our unaudited consolidated historical financial statements and the notes thereto, and the pro forma information has been derived from our unaudited pro forma consolidated financial statements and the notes thereto included elsewhere in this prospectus. The pro forma financial information is not necessarily indicative of future results of operations or the results that might have occurred if the foregoing transactions had been consummated on such date. There can be no assurance that assumptions used in the preparation of the pro forma financial data will prove to be correct.

    The following tables should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and the notes thereto and the Unaudited Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

                                                                                  YEAR ENDED DECEMBER 31,
                                                             ------------------------------------------------------------------
                                                                                                                     PRO FORMA
                                                               1995       1996     1997(1)    1998(1)      1999        1999
                                                             --------   --------   --------   --------   --------   -----------
                                                                                                                    (UNAUDITED)
                                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales..................................................  $92,802    $124,486   $167,412   $282,849   $322,170    $333,056
Gross profit...............................................   28,812      38,465     56,368    105,755    122,706     125,482
Income from operations.....................................    8,623      13,079     17,722     29,821     38,537      39,944
Interest expense...........................................    4,231       4,829      5,556     11,703     11,661      30,618
Net income available to common shareholders................       71       2,302      6,953     10,076     14,335       5,002(2)

OTHER FINANCIAL DATA:
Depreciation and amortization..............................  $ 4,268    $  6,053   $  7,016   $ 12,289   $ 14,086    $ 14,385
Property, plant and equipment additions, net...............    2,730       3,198      4,410      6,118      7,469
Rental equipment additions, net............................       99         534      1,247      6,783      4,052
EBITDA (3).................................................   12,891      19,132     24,738     42,110     52,623      54,329(4)
EBITDA margin..............................................     13.9%       15.4%      14.8%      14.9%      16.3%       16.3%
Cash interest expense......................................                                                          $ 28,262
Ratio of EBITDA to cash interest expense...................                                                               1.9x
Ratio of earnings to fixed
  charges (5)..............................................      1.9x        2.5x       2.9x       2.4x       2.9x        1.3x

                                                               THREE MONTHS ENDED       PRO FORMA
                                                              --------------------   ----------------
                                                                                      TWELVE MONTHS
                                                              APRIL 2,   MARCH 31,   ENDED MARCH 31,
                                                                1999       2000            2000
                                                              --------   ---------   ----------------
                                                                            (UNAUDITED)
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales...................................................  $ 68,196    $76,505        $338,372
Gross profit................................................    24,298     27,961         128,549
Income from operations......................................     2,329      3,600          41,062
Interest expense............................................     2,975      2,728          30,672
Net income (loss) available to common shareholders..........      (355)       157           5,556(2)

OTHER FINANCIAL DATA:
Depreciation and amortization...............................     3,662      3,697          14,333
Property, plant and equipment additions, net................     1,375      2,207
Rental equipment additions, net.............................     3,041      1,519
EBITDA (3)..................................................     5,991      7,297          55,395(4)
EBITDA margin...............................................       8.8%       9.5%           16.4%
Cash interest expense.......................................                             $ 28,300
Ratio of EBITDA to cash interest expense....................                                  2.0x
Ratio of earnings to fixed charges (5)......................        --        1.1x            1.4x

BALANCE SHEET DATA:
(AS OF MARCH 31, 2000)
Working capital.............................................              $60,420        $ 61,111
Total assets................................................              290,000         302,276
Long-term debt (including current portion)..................              118,613         227,759
Convertible trust preferred securities......................               19,558              --
Shareholders' equity........................................               88,944          11,632

------------------------------

(1) In September 1997, we acquired Symons, which contributed $27.0 million of revenues in 1997 and $129.2 million of revenues in 1998.

(2) This amount includes (i) a non-recurring pension plan termination gain of $0.8 million ($0.4 million on an after tax basis) for both the year ended December 31, 1999 and the twelve months ended March 31, 2000; and
    (ii) administative expenses of $0.5 million ($0.2 million on an after tax basis) for the year ended December 31, 1999 and $0.4 million ($0.2 million on an after tax basis) for the twelve months ended March 31, 2000 that will not exist when our equity is no longer publicly traded.

(3) EBITDA is income from operations plus depreciation and amortization. EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may present EBITDA differently than we do. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP. See the Statements of Cash Flows included in our financial statements.

(4) This amount includes (i) a non-recurring pension plan termination gain of $0.8 million ($0.4 million on an after tax basis) for both the year ended December 31, 1999 and the twelve months ended March 31, 2000; and
    (ii) administrative expenses of $0.5 million ($0.2 million on an after tax basis) for the year ended December 31, 1999 and $0.4 million ($0.2 million on an after tax basis) for the twelve months ended March 31, 2000 that will not exist when our equity is no longer publicly traded. On a pro forma adjusted basis (excluding these items), EBITDA would have been $54.0 million for the year ended December 31, 1999 and $55.0 million for the twelve months ended March 31, 2000.

(5) The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes, interest expense, dividends on convertible trust preferred securities and the portion of rent determined to be interest by
    (ii) total fixed charges, which includes interest expense, dividends on convertible trust preferred securities and the portion of rent expense determined to be interest. The portion of rent expense determined to be interest is 33% of gross rent expense. For the three months ended April 2, 1999, earnings were insufficient to cover fixed charges by $0.6 million.

                                  RISK FACTORS

    YOU SHOULD READ AND CONSIDER CAREFULLY EACH OF THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE MAKING A DECISION TO TENDER YOUR OLD NOTES IN THE EXCHANGE OFFER.

RISKS RELATING TO OUR BUSINESS

CYCLICALITY OF CONSTRUCTION INDUSTRY--THE CONSTRUCTION INDUSTRY IS CYCLICAL, AND A SIGNIFICANT DOWNTURN IN THE CONSTRUCTION INDUSTRY COULD DECREASE OUR REVENUES AND PROFITS AND ADVERSELY AFFECT OUR FINANCIAL CONDITION.

    Because our products primarily are used in infrastructure construction and non-residential building, our sales and earnings are strongly influenced by construction activity, which historically has been cyclical. Construction activity can decline because of many factors we cannot control, such as:

    - weakness in the general economy;

    - a decrease in government spending at the federal and state levels;

    - interest rate increases; and

    - changes in banking and tax laws.

    We cannot predict with accuracy the timing, extent and duration of future economic or building construction and industry cycles. Any severe or extended downturn in the general economy or the building and construction industries could have a material adverse effect on our business, financial condition and results of operations. See "Business--Industry."

SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    We now have, and after this offering will continue to have, a significant amount of indebtedness and debt service requirements. The following chart shows certain important credit statistics and is presented assuming we had completed the recapitalization and all of the related financing transactions as of March 31, 2000:

Total indebtedness..........................................  $227.8 million
Shareholders' equity........................................  $ 11.6 million

    Our substantial indebtedness could have important consequences to you. For example, it could:

    - make it more difficult for us to satisfy our obligations under the notes;

    - increase our vulnerability to general adverse economic and industry conditions;

    - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - place us at a disadvantage to our competitors that have less debt; and

    - limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

    In addition, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. See "Description of the Notes" and "Description of Other Indebtedness."

ADDITIONAL BORROWINGS AVAILABLE--DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

    We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our new credit facility will permit additional borrowings of up to $73.4 million after completion of this offering and all of those borrowings would be senior to the notes and the subsidiary guarantees. In addition, we may borrow an additional $73.5 million under our new credit facility if we receive commitments for this amount. We expect to finance the Conspec acquisition with borrowings under our new credit facility. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could increase. See "Capitalization," "Description of the Notes" and "Description of Other Indebtedness."

RESTRICTIVE COVENANTS--OUR NEW CREDIT FACILITY AND THE INDENTURE GOVERNING THE NOTES WILL CONTAIN VARIOUS COVENANTS WHICH LIMIT THE DISCRETION OF OUR MANAGEMENT IN THE OPERATION OF OUR BUSINESS.

    Our new credit facility and the indenture governing the notes will contain various provisions that limit our management's discretion by restricting our ability to:

    - incur additional debt;

    - pay dividends or distributions on our capital stock or repurchase our capital stock;

    - issue preferred stock of subsidiaries;

    - make certain investments;

    - create liens to secure debt;

    - enter into transactions with affiliates;

    - merge or consolidate with another company; and

    - transfer and sell assets.

    In addition, our new credit facility will require us to meet specified financial ratios and tests. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities.

    Since the consummation of the offering, we have been in compliance with the covenants and restrictions in the indenture and our new credit facility. However, if we fail to comply with the covenants and restrictions of the new credit facility or the indenture governing the notes or any other subsequent financing agreements, a default could occur. Such a default could allow the lenders, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders could terminate any commitments they had made to supply us with further funds. See "Description of Other Indebtedness--The New Credit Facility" and "Description of the Notes."

EFCO LITIGATION OUTCOME--SYMONS MAY LOSE ITS APPEAL IN THE EFCO LITIGATION, WHICH COULD ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION AND REDUCE OUR LIQUIDITY AND THE FUNDS AVAILABLE TO IMPLEMENT OUR BUSINESS STRATEGY.

    Our Symons business unit was sued by a competitor, EFCO Corp., in 1996. In April 1999, the trial court judge entered a judgment in the amount of $14.1 million against Symons. Symons is appealing that judgment and, while we believe that Symons has grounds for a successful appeal, Symons nevertheless might lose the appeal and be required to pay the full amount of the judgment plus interest or a potentially higher amount. We have not recorded any liability for the resolution of this amount, so payment of the judgment plus interest would adversely affect our earnings. In addition, a significant payment would adversely affect our financial condition and results of operations and could reduce our liquidity and the funds available to us to implement our business strategy. See "Business--Legal Proceedings."

IDENTIFICATION OF SUITABLE ACQUISITION CANDIDATES--IMPLEMENTATION OF OUR BUSINESS STRATEGY DEPENDS UPON OUR ABILITY TO IDENTIFY AND COMPLETE ACQUISITIONS OF SUITABLE CANDIDATES.

    Implementation of our business strategy depends on our ability to identify and acquire complementary businesses. However, we may not be able to identify suitable new acquisition candidates, obtain financing necessary to complete acquisitions, acquire businesses on satisfactory terms or enter into definitive acquisition agreements. Failure by us to identify future acquisition candidates and to complete and manage acquisitions could have a material adverse effect on our business, financial condition and results of operations. See "Business--Business Strategy."

RISKS ASSOCIATED WITH ACQUISITIONS--WE MAY COMPLETE ACQUISITIONS THAT DISRUPT OUR BUSINESS.

    Our strategy of growing, in part, by making acquisitions can be risky. If we do make acquisitions, we could do any of the following, which could adversely affect our financial results, our ability to pay interest on the notes and our other borrowings:

    - incur substantial additional debt, which may reduce funds available for operations and future opportunities and increase our vulnerability to adverse general economic and industry conditions and competition;

    - assume contingent liabilities; or

    - take substantial charges to amortize goodwill and other intangible assets.

    In addition, acquisitions can involve other risks, such as:

    - difficulty in integrating the acquired operations, products and personnel into our existing business;

    - costs which are greater than anticipated or cost savings which are less than anticipated;

    - diversion of management time and attention;

    - adverse effects on existing business relationships with our suppliers and customers and the suppliers and customers of the acquired business;

    - risk of entering new markets in which we have limited or no experience;
      and

    - loss of key employees from either the acquired business or our pre-existing business.

    Any of these occurrences, as well as unforeseen expenses, difficulties, complications and delays frequently encountered in connection with the rapid expansion of operations, could have a material adverse effect on our business, financial condition and results of operations.

    We cannot predict the timing, size and success of our acquisition efforts and any associated capital commitments. We currently intend to finance future acquisitions through bank borrowings, shares of our common stock, internally generated funds or a combination of stock and cash. In addition, agreements governing our acquisitions may provide for the sellers to receive contingent consideration, which could be substantial.

STEEL PRICE INCREASES--WE MAY NOT BE ABLE TO PASS ON THE COST OF STEEL PRICE INCREASES TO OUR CUSTOMERS.

    Steel, in its various forms, is our principal raw material, constituting approximately 30% to 35% of our cost of sales. Historically, steel prices have fluctuated. We cannot assure you we will be able to pass on to our customers the cost of increases in the price of steel. In addition, any decrease in our volume of steel purchases could affect our ability to secure volume purchase discounts that we have obtained in the past. Any of these events could have a material adverse effect on our business, financial condition and results of operations. See "Business--Raw Materials."

WEATHER-RELATED RISKS--WEATHER COULD ADVERSELY AFFECT THE DEMAND FOR OUR PRODUCTS AND DECREASE OUR REVENUES.

    Weather could adversely affect our business, financial condition and our results of operation. Adverse weather, such as unusually prolonged periods of cold or rain, blizzards, hurricanes and other severe weather patterns, could delay or halt construction activity over wide regions of the country. For example, an unusually severe winter can lead to reduced construction activity and magnify the seasonal decline in our revenues and earnings during the winter months. Although weather conditions have not historically had a material effect on our results of operations, sustained extreme adverse weather conditions could have a material adverse effect on our business, financial condition and results of operations. See "--Fluctuating operating results" and "Business--Seasonality."

CONSOLIDATION OF OUR DISTRIBUTORS--INCREASING CONSOLIDATION OF OUR DISTRIBUTORS MAY NEGATIVELY AFFECT OUR EARNINGS.

    We believe that there is an increasing trend among our distributors to consolidate into larger entities. As our distributors increase in size and market power, they may be able to exert pressure on us to reduce prices or create price competition by dealing more readily with our competitors. If the consolidation of our distributors does result in increased price competition, our sales and profit margins may be adversely affected. See "Business--Distribution."

PRODUCT MIX PROFIT MARGINS--A CHANGE IN THE MIX OF PRODUCTS WE SELL COULD NEGATIVELY AFFECT OUR EARNINGS.

    Some of our products historically have had narrow profit margins. If the mix of products we sell shifts to include a larger percentage of products with narrow profit margins, our earnings may be negatively affected.

FLUCTUATING OPERATING RESULTS--OUR OPERATING RESULTS CAN FLUCTUATE FROM QUARTER TO QUARTER.

    Our operating results tend to fluctuate from quarter to quarter because, due to weather, the construction industry is seasonal in most of North America, which is where almost all of our sales are made. Demand for our products generally is higher in the spring and summer than in the winter and late fall. As a result, our first quarter net sales typically are the lowest of the year and we experience a net loss. Our net sales and net income in the fourth quarter also generally are less than in the second and third quarters. See "--Weather-related risks" and "Business--Seasonality."

COMPETITION--THE MARKETS IN WHICH WE SELL OUR PRODUCTS ARE HIGHLY COMPETITIVE.

    The markets in which we sell our products are highly competitive. Although we believe we are the industry leader in each of our main product markets, we compete against some national and many regional rivals. The uniformity of products among competitors results in substantial pressure on pricing and profit margins. As a result of such pricing pressures, we may in the future experience reductions in the profit margins on our sales, or we may be unable to pass any cost increases on to our customers. We believe that our purchasing power, our nationwide distribution network and marketing capabilities and our manufacturing efficiency allow us to competitively price our products. We cannot assure you that we will be able to maintain or increase our current market share of our products or compete successfully in the future. See "Business--Competition."

CHEMICAL PRODUCTS COMPETITION--WE ARE SIGNIFICANTLY SMALLER THAN SOME OF OUR CONSTRUCTION CHEMICAL COMPETITORS.

    In the sale of some construction chemicals, we must compete with a number of national and international companies that are many times larger than we are in terms of total assets and annual revenues. Because our resources are more limited, we may not be able to compete effectively and profitably on a sustained basis in the markets in which those competitors are actively present.

CONTROL BY ODYSSEY--WE ARE CONTROLLED BY ODYSSEY, WHOSE INTERESTS MAY NOT BE ALIGNED WITH YOURS.

    Odyssey and its co-investors indirectly own approximately 94% of our outstanding common shares and, therefore, have the power, subject to certain exceptions, to control our affairs and policies. They also control the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The directors so elected have authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions about our capital stock. See "The Recapitalization" and "Certain Relationships and Related Transactions."

    The interests of Odyssey and its affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the Odyssey investors, as equity holders of Dayton Superior, might conflict with your interests as a note holder. Affiliates of Odyssey may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of notes.

RISKS ASSOCIATED WITH OUR WORKFORCE--WE DEPEND ON OUR HIGHLY TRAINED EMPLOYEES, AND ANY WORK STOPPAGE OR DIFFICULTY HIRING SIMILAR EMPLOYEES WOULD ADVERSELY AFFECT OUR BUSINESS.

    We depend on an educated and trained workforce. We could be adversely affected by a shortage of skilled employees.

    As of December 31, 1999, approximately 44% of our employees were unionized. We are subject to several collective bargaining agreements with these employees. Although we believe that our relations with our employees are good, we cannot assure you that we will be able to negotiate a satisfactory renewal of these collective bargaining agreements or that our employee relations will remain stable.

    Because we maintain a relatively small inventory of finished goods and operate on relatively short lead times for our products, any shortage of labor could have a material adverse effect on our business, financial condition and results of operations. See "Business--Employees."

POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES--WE MAY BE LIABLE FOR COSTS UNDER CERTAIN ENVIRONMENTAL LAWS, EVEN IF WE DID NOT CAUSE ANY ENVIRONMENTAL PROBLEMS. CHANGES IN ENVIRONMENTAL LAWS OR UNEXPECTED INVESTIGATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

    Our business and our facilities are subject to a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials.

    Pursuant to certain environmental laws, a current or previous owner or operator of land may be liable for the costs of investigation and remediation of hazardous materials at such property. These laws typically impose liability whether or not the owner or operator knew of, or was responsible for, the presence of any hazardous materials. Persons who arrange (as defined under these statutes) for the disposal or treatment of hazardous materials also may be liable for the costs of investigation and remediation of such substances at the disposal or treatment site, regardless of whether the affected site is owned or operated by them. See "Business--Environmental Matters."

    We believe we are in compliance with applicable environmental laws. However, because we own and operate a number of facilities where industrial activities have been historically conducted and because we arrange for the disposal of hazardous materials at many disposal sites, we may incur costs for investigation and remediation, as well as capital costs associated with compliance with these laws. Such environmental costs have not been material in the past and are not expected to be material in the future. Nevertheless, more stringent environmental laws as well as more vigorous enforcement policies or discovery of previously unknown conditions requiring remediation could have a material adverse effect on our business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL--IF WE LOSE OUR SENIOR MANAGEMENT, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

    The success of our business is largely dependent on our senior managers, as well as on our ability to attract and retain other qualified personnel. We cannot assure you that we will be able to attract and retain the personnel necessary for the development of our business. The loss of the services of key personnel or the failure to attract additional personnel as required could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain "key person" life insurance on any of our key employees.

RISKS RELATING TO THE SECURITIES OFFERED

ABILITY TO SERVICE DEBT--TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    Based on our current level of operations and anticipated operating improvements, we believe our cash flow from operations and available borrowings under our new credit facility, will be adequate to meet our future liquidity needs for the foreseeable future.

    We cannot assure you, however, that our business will generate sufficient cash flow from operations, that operating improvements will be realized on schedule or that future borrowings will be available to us under our new credit facility in an amount sufficient to enable us to pay amounts due under our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new credit facility and the notes, on commercially reasonable terms or at all.

SUBORDINATION--YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS JUNIOR TO CERTAIN OF OUR EXISTING INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS. FURTHERMORE, THE GUARANTEES OF THE NOTES ARE JUNIOR TO ALL OUR GUARANTORS' EXISTING INDEBTEDNESS AND POSSIBLY TO ALL THEIR FUTURE BORROWINGS.

    The notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing indebtedness (other than trade payables) and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of senior debt of our company and the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to these notes or the subsidiary guarantees.

    In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

    In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to our company or the guarantors, holders of the notes will participate with trade creditors and all other holders of subordinated indebtedness of our company and the guarantors in the assets remaining after we and the subsidiary guarantors have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of senior debt.

    Assuming we had completed the recapitalization and all of the related financing transactions on March 31, 2000, the notes and the subsidiary guarantees would have been subordinated to $65.3 million of senior debt, and approximately $73.4 million would have been available for borrowing as additional senior debt under our new credit facility. We will be permitted to incur substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

FINANCING CHANGE OF CONTROL OFFER--WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

    Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of the Notes--Change of Control."

FRAUDULENT CONVEYANCE MATTERS--FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID THE NOTES AND THE GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM US OR THE GUARANTORS.

    Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes and guarantees could be voided, or claims in respect of the notes and guarantees could be subordinated to all of our other debts and all other debts of our guarantors if, among other things, we or our guarantors, at the time we or they incurred the indebtedness evidenced by the notes or the guarantees:

    - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

    - was insolvent or rendered insolvent by reason of such indebtedness; or

    - was engaged in a business or transaction for which our or such guarantors' remaining assets constituted unreasonably small capital; or

    - intended to incur, or believed that we or they would incur, debts beyond our or such guarantors' ability to pay such debts as they mature.

    In addition, any payment by us or by that guarantor pursuant to the notes or guarantees could be voided and required to be returned to us or the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantor.

    The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or a guarantor would be considered insolvent if:

    - the sum of our or its debts, including contingent liabilities, were greater than the fair saleable value of all of our or its assets, or

    - if the present fair saleable value of our and its assets were less than the amount that would be required to pay our or its probable liability on existing debts, including contingent liabilities, as they become absolute and mature, or

    - we or it could not pay our or its debts as they become due.

    On the basis of historical financial information, recent operating history and other factors, we and each guarantor believe that we and they, after giving effect to the indebtedness incurred in the offering and the establishment of our new credit facility, will not be insolvent, will not have unreasonably small capital for the business in which we or they are engaged and will not have incurred debts beyond our or their ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or our guarantors' conclusions in this regard.

ORIGINAL ISSUE DISCOUNT--YOU WILL BE REQUIRED TO INCLUDE ORIGINAL ISSUE DISCOUNT IN YOUR GROSS INCOME FOR FEDERAL INCOME TAX PURPOSES.

    The notes were considered to be issued with original issue discount for federal income tax purposes. Consequently, a holder of a note must include amortization of original issue discount in income prior to the actual receipt of cash in respect of such income. See "Certain United States Federal Tax Consequences."

    If a bankruptcy case is commenced by or against our company under the United States Bankruptcy Code after the issuance of the notes, the claim of a holder of any of the notes with respect to the principal amount may be limited to an amount equal to the sum of:

    - the initial offering price allocable to the notes, and

    - that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code.

Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

FORWARD-LOOKING STATEMENTS--OUR FORWARD-LOOKING STATEMENTS MAY NOT PROVE TO BE ACCURATE.

    This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements about our plans, strategies, and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that our plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth above in this "Risk Factors" section and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

FAILURE TO EXCHANGE OLD NOTES--IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OLD NOTES AND YOUR ABILITY TO TRANSFER OLD NOTES WILL BE ADVERSELY AFFECTED.

    We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions. In addition, if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be less old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

NO PRIOR MARKET FOR THE EXCHANGE NOTES--YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES.

    The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

VOLATILE TRADING PRICE--THE MARKET PRICE FOR THE SECURITIES MAY BE VOLATILE.

    Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

    Together with the sale by us of the old notes on June 16, 2000, we entered into a registration rights agreement, dated June 16, 2000, with the initial purchasers, which requires that we file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of that registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must use commercially reasonable efforts to cause the registration statement with respect to the exchange offer to be declared effective by November 13, 2000 and use commercially reasonable efforts to consummate the exchange offer by December 18, 2000.

    Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain additional interest on the old notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer.

    In order to participate in the exchange offer, a holder must represent to us, among other things, that:

    - the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

    - the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

    - the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

    - the holder is not an "affiliate," as defined under Rule 405 under the Securities Act, of ours.

    Under certain circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offering in connection with the old notes pursuant to Rule 415 under the Securities Act. See "--Procedures for Tendering."

    Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

    - is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

    - is a broker-dealer who purchased old notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

    - acquired the exchange notes other than in the ordinary course of the holder's business; or

    - the holder has an arrangement with any person to engage in the distribution of exchange notes.

    Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." Broker-dealers who acquired old notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on
            , 2000, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

    The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.

    As of the date of this prospectus, old notes representing $170.0 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

    We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice thereof to United States Trust Company of New York, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "--Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes as promptly as practicable after the expiration date unless the exchange offer is extended.

    Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The expiration date shall be 5:00 p.m., New York City time, on             ,
2000, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to

9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

    (A) to delay accepting any old notes, to extend the exchange offer or, if any of the conditions set forth under "--Conditions to Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

    (B) to amend the terms of the exchange offer in any manner.

    In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

PROCEDURES FOR TENDERING

    Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under "--Book Entry Transfer," to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

    - certificates for the old notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

    - a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the old notes, if that procedure is available, into the exchange agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

    - you must comply with the guaranteed delivery procedures described below.

    To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "--Exchange Agent" prior to the expiration date.

    Your tender, if not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

    THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR YOU.

    Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless old notes tendered pursuant thereto are tendered:

    (A) by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal or

    (B) for the account of an Eligible Institution.

    If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an Eligible Institution.

    If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes.

    If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

    All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offer is extended.

    In addition, we reserve the right in its sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth under "--Conditions to the exchange offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

    By tendering, you will be representing to us that, among other things:

    - the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the registered holder;

    - you are not engaging in and do not intend to engage in a distribution of the exchange notes;

    - you do not have an arrangement or understanding with any person to participate in the distribution of such exchange notes; and

    - you are not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.

    In all cases, issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely Book-Entry Confirmation of such old notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or, with respect to the Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility according to the book-entry transfer procedures described below, those nonexchanged old notes will be credited to an account maintained with that Book-Entry Transfer Facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

    Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the old notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of old notes being tendered by causing the Book-Entry Transfer Facility to transfer such old notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "--Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

    The Depository Trust Company's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through the Depository Trust Company. To accept the exchange offer through ATOP, participants in the Depository Trust Company must send electronic instructions to the Depository Trust Company through the Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to the Depository Trust Company and transmitted by the Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of the old notes desires to tender old notes and the old notes are not immediately available, or time will not permit that holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

    - the tender is made through an Eligible Institution;

    - prior to the expiration date, the exchange agent receives from that Eligible Institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of old notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a

      Book-Entry Confirmation, as the case may be, will be deposited by the Eligible Institution with the exchange agent; and

    - the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

    Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

    For a withdrawal of a tender of old notes to be effective, a written or, for the Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

    - specify the name of the person having deposited the old notes to be withdrawn (the "Depositor");

    - identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender; and

    - specify the name in which any such old notes are to be registered, if different from that of the Depositor.

    All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those old notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under "--Procedures for Tendering" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the exchange notes for those old notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

    The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in its sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

    All executed letters of transmittal should be directed to the exchange agent. United States Trust Company of New York has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

BY REGISTERED OR CERTIFIED MAIL:   BY HAND DELIVERY TO 4:30 P.M.:   BY OVERNIGHT COURIER AND BY HAND
                                                                       DELIVERY AFTER 4:30 P.M. ON
                                                                             EXPIRATION DATE

 United States Trust Company of    United States Trust Company of    United States Trust Company of
             New York                          New York                          New York
          P.O. Box 112                30 Broad Street, B-Level        30 Broad Street, 14th Floor
     Bowling Green Station            New York, NY 10004-2304           New York, NY 10004-2304
    New York, NY 10274-0112

                                   BY FACSIMILE:
                          (ELIGIBLE INSTITUTIONS ONLY)
                               (212) 422-0183 OR
                                 (646) 458-8104
                 FOR INFORMATION OR CONFIRMATION BY TELEPHONE:
                                 (800) 548-6565

    Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

FEES AND EXPENSES

    We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employeess. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

    Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

                                USE OF PROCEEDS

    This exchange offer is intended to satisfy our obligations under the registration rights agreement dated as of June 16, 2000 by and among Dayton Superior and Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchasers. We will not receive any cash proceeds from the issuance of the exchange notes. We will only receive old notes with a total principal amount equal to the total principal amount of the exchange notes issued in the exchange offer.

    We used the net proceeds from the sale of the old notes (which were issued as part of a unit consisting of old notes and warrants to purchase our common stock), together with borrowings under the new credit facility and the equity investment, (i) to finance, in part, the recapitalization, (ii) to repay previously existing indebtedness and our outstanding convertible trust preferred securities, and (iii) to pay related fees and expenses. The following table contains the estimated sources and uses of funds for those transactions assuming they were consummated on March 31, 2000:

                                                                     AMOUNT
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
SOURCES:
New credit facility (1).....................................          $ 60.1
Units.......................................................           165.6
Odyssey investment..........................................            93.8
Rollover investment (2).....................................             6.2
Cash on hand................................................             2.2
                                                                      ------
    Total sources...........................................          $327.9
                                                                      ======
USES:
Payment of consideration in recapitalization................          $162.4
Rollover investment (2).....................................             6.2
Repayment of previously existing long-term indebtedness
  (3).......................................................           113.4
Repayment of Company-obligated mandatorily redeemable
  convertible trust preferred securities (3)................            23.4
Fees and expenses (4).......................................            22.5
                                                                      ------
    Total uses..............................................          $327.9
                                                                      ======

------------------------

(1) Consists of $53.5 million in term loan borrowings and $6.6 million in revolving credit borrowings. The new credit facility provides for aggregate borrowings of up to $133.5 million, consisting of $53.5 million in term loan facilities, a $50.0 million revolving credit facility and a $30.0 million acquisition facility available for permitted acquisitions. See "Description of Other Indebtedness--The New Credit Facility."

(2) Represents approximately $6.2 million in the form of common shares and options retained by certain of our existing shareholders. This investment was valued based on the consideration per share received in the merger.

(3) Represents refinancing of long-term debt consisting of $113.4 million of borrowings under the previous credit agreement, based upon amounts outstanding as of March 31, 2000. Since March 31, 2000, working capital borrowings have increased and will continue to increase over the first six months of the year due to normal seasonality. As a result, drawings under the revolving credit facility to repay previously existing indebtedness were higher as of June 16 than the $6.6 million that was outstanding at March 31, 2000. Also assumes (i) conversion of all outstanding shares of our 10% convertible trust preferred securities into the right to receive cash immediately upon the consummation of the recapitalization and (ii) that the Nash Note and the Parsons Note were not repaid at the time of the recapitalization. See "Description of Other Indebtedness."

(4) Includes a $4.0 million fee paid to Odyssey in connection with the recapitalization. See "Certain Relationships and Related Transactions." Also includes $0.5 million of prepayment penalties in connection with the refinancing of our existing credit agreement.

                                 CAPITALIZATION

    The following table sets forth our consolidated capitalization as of March 31, 2000, on a historical basis and on a pro forma basis after giving effect to the recapitalization and the related financing transactions as if they had occurred on March 31, 2000. This table should be read in conjunction with the information contained in "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Information" and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the Consolidated Financial Statements and the notes thereto and the Unaudited Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

                                                                  MARCH 31, 2000
                                                              ----------------------
                                                               ACTUAL     PRO FORMA
                                                              ---------   ----------
                                                              (DOLLARS IN THOUSANDS)
Long-term debt, including current portion:
    Existing credit agreement...............................  $113,440     $     --
    New credit facility (1).................................        --       60,107
    Notes, net of discount (2)..............................        --      162,479
    Other debt (3)..........................................     5,173        5,173
                                                              --------     --------
      Total long-term debt..................................   118,613      227,759
                                                              --------     --------
Company-obligated mandatorily redeemable convertible trust
  preferred securities of Dayton Superior Capital Trust
  which holds solely debentures (4).........................    19,558           --
                                                              --------     --------
Shareholders' equity........................................    88,944       11,632
                                                              --------     --------
Total capitalization........................................  $227,115     $239,391
                                                              ========     ========

------------------------

(1) The new credit facility consists of: (i) a revolving credit facility which provides for borrowings of up to $50.0 million, $6.6 million of which would have been outstanding at March 31, 2000 on a pro forma basis and the remainder of which was available for borrowing after the closing; (ii) a $30.0 million acquisition facility available for permitted acquisitions;
    (iii) the delayed-draw tranche A facility, which provides for term debt of $23.5 million; and (iv) the tranche B facility which provides for term debt of $30.0 million. Working capital borrowings have increased and will continue to increase over the first six months of the year due to normal seasonality. As a result, drawings under the revolving credit facility to repay previously existing indebtedness were higher as of the closing date than the $6.6 million that was outstanding at March 31, 2000. See "Use of Proceeds" and "Description of Other Indebtedness--The New Credit Facility."

(2) Total proceeds to us from the issuance of the units was $165.6 million. Of this amount, $162.5 million was allocated to the old notes and $3.1 million was allocated to the warrants.

(3) Consists of the Nash Note and the Parsons Note.

(4) The pro forma presentation assumes that all holders of these convertible trust preferred securities elected to convert them into the right to receive cash immediately upon the consummation of the recapitalization. To the extent that these holders do not exercise this conversion right, these securities will remain outstanding and borrowings under the new credit facility will be correspondingly reduced. Our obligations under these securities are contractually subordinated to our obligations under the old notes. See "Description of Other Indebtedness--The Trust Preferred Securities."

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The following pro forma consolidated financial information has been derived by the application of pro forma adjustments to our historical consolidated financial statements for the year ended December 31, 1999, the three months ended March 31, 2000, and the twelve months ended March 31, 2000. The pro forma consolidated statements of operations give effect to (i) the recapitalization and the related financing transactions and (ii) our October 1999 acquisition of Southern Construction Products, Inc. and our February 2000 acquisition of Polytite Manufacturing Co., as if they had been consummated on January 1, 1999. The pro forma consolidated balance sheet gives effect to the recapitalization and the related financing transactions as if they had occurred on March 31, 2000. The adjustments necessary to fairly present this pro forma consolidated financial information have been made based on available information and in the opinion of management are reasonable and are described in the accompanying notes. The pro forma consolidated financial information should not be considered indicative of actual results that would have been achieved had these transactions been consummated on the respective dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the pro forma consolidated financial information will prove to be correct. You should read the pro forma consolidated financial statements together with the "Use of Proceeds," "The Recapitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto and the Unaudited Consolidated Financial Statements and the notes thereto, included elsewhere in this prospectus.

    The pro forma adjustments were applied to the historical consolidated financial statements to reflect and account for the recapitalization and the related financing transactions as a recapitalization. As a result, these adjustments have no impact on the historical basis of our assets and liabilities.

    The unaudited consolidated pro forma statement of operations does not include pro forma adjustments for certain non-recurring costs and charges, consisting primarily of the write-off of unamortized financing costs and prepayment premiums on both existing debt and the convertible trust preferred securities. While the exact timing, nature and amount of these costs are subject to change, we anticipate that a one-time charge of approximately $7.2 million ($4.3 million after tax) will be recorded in the quarter in which the recapitalization and the related financing transactions were consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

                          DAYTON SUPERIOR CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)

                                               COMPANY      ACQUISITIONS     RECAPITALIZATION    COMPANY
                                              HISTORICAL   ADJUSTMENTS (1)   ADJUSTMENTS (2)    PRO FORMA
                                              ----------   ---------------   ----------------   ---------
Net sales...................................   $322,170        $10,886(a)        $     --       $333,056
Cost of sales...............................    199,464          8,110(b)              --        207,574
                                               --------        -------           --------       --------
Gross profit................................    122,706          2,776                 --        125,482
Selling, general and administrative.........     81,800          1,235(c)              --         83,035
Amortization of intangibles.................      2,369            134(d)              --          2,503
                                               --------        -------           --------       --------
Income from operations......................     38,537          1,407                 --         39,944
Interest expense............................     11,661            719(e)          18,238 (a)     30,618
Other expense (income), net.................        230             --                 --            230
                                               --------        -------           --------       --------
Income before income taxes..................     26,646            688            (18,238)         9,096
Income tax provision........................     11,991            310(f)          (8,207)(b)      4,094
                                               --------        -------           --------       --------
Net income..................................     14,655            378            (10,031)         5,002
Dividends on Company obligated mandatorily
  redeemable convertible trust preferred
  securities, net of income tax benefit.....        320             --               (320)(c)         --
                                               --------        -------           --------       --------
Net income available to common
  shareholders..............................   $ 14,335        $   378           $ (9,711)      $  5,002(3)
                                               ========        =======           ========       ========
EBITDA (4)..................................   $ 52,623        $ 1,706           $     --       $ 54,329(5)
                                               ========        =======           ========       ========

                          DAYTON SUPERIOR CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2000
                             (DOLLARS IN THOUSANDS)

                                               COMPANY      ACQUISITIONS     RECAPITALIZATION    COMPANY
                                              HISTORICAL   ADJUSTMENTS (1)   ADJUSTMENTS (2)    PRO FORMA
                                              ----------   ---------------   ----------------   ---------
Net sales...................................    $76,505        $   131(a)         $    --        $76,636
Cost of sales...............................     48,544             87(b)              --         48,631
                                                -------        -------            -------        -------
Gross profit................................     27,961             44                 --         28,005
Selling, general and administrative.........     23,737             24(c)              --         23,761
Amortization of intangibles.................        624              3(d)              --            627
                                                -------        -------            -------        -------
Income from operations......................      3,600             17                 --          3,617
Interest expense............................      2,728             14(e)           4,905 (a)      7,647
Other expense (income), net.................         19             --                 --             19
                                                -------        -------            -------        -------
Income (loss) before income taxes...........        853              3             (4,905)        (4,049)
Income tax provision (benefit)..............        380              1(f)          (2,183)(b)     (1,802)
                                                -------        -------            -------        -------
Net income (loss)...........................        473              2             (2,722)        (2,247)
Dividends on Company-obligated mandatorily
  redeemable convertible trust preferred
  securities, net of income tax benefit.....        316             --               (316)(c)         --
                                                -------        -------            -------        -------
Net income (loss) available to common
  shareholders..............................    $   157        $     2            $(2,406)       $(2,247)(3)
                                                -------        -------            -------        -------
EBITDA (4)..................................    $ 7,297        $    23            $    --        $ 7,320 (5)
                                                =======        =======            =======        =======

                          DAYTON SUPERIOR CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       TWELVE MONTHS ENDED MARCH 31, 2000
                             (DOLLARS IN THOUSANDS)

                                               COMPANY      ACQUISITIONS     RECAPITALIZATION    COMPANY
                                              HISTORICAL   ADJUSTMENTS (1)   ADJUSTMENTS (2)    PRO FORMA
                                              ----------   ---------------   ----------------   ---------
Net sales...................................   $330,479        $7,893(a)          $    --       $338,372
Cost of sales...............................    204,110         5,713(b)               --        209,823
                                               --------        ------             -------       --------
Gross profit................................    126,369         2,180                  --        128,549
Selling, general and administrative.........     84,215           831(c)               --         85,046
Amortization of intangibles.................      2,346            95(d)               --          2,441
                                               --------        ------             -------       --------
Income from operations......................     39,808         1,254                  --         41,062
Interest expense............................     11,414           505(e)           18,753 (a)     30,672
Other expense (income), net.................        249            --                  --            249
                                               --------        ------             -------       --------
Income before income taxes..................     28,145           749             (18,753)        10,141
Income tax provision........................     12,662           337(f)           (8,414)(b)      4,585
                                               --------        ------             -------       --------
Net income..................................     15,483           412             (10,339)         5,556
Dividends on Company-obligated mandatorily
  redeemable convertible trust preferred
  securities, net of income tax benefit.....        636            --                (636)(c)         --
                                               --------        ------             -------       --------
Net income available to common
  shareholders..............................   $ 14,847        $  412             $(9,703)      $  5,556(3)
                                               ========        ======             =======       ========
EBITDA (4)..................................   $ 53,929        $1,466             $    --       $ 55,395(5)
                                               ========        ======             =======       ========

                          DAYTON SUPERIOR CORPORATION
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(1) The amounts in this column represent the adjustments necessary to determine our pro forma results of operations after giving effect to our acquisitions of Southern Construction Products and Polytite Manufacturing, as if they had occurred on January 1, 1999, for the periods indicated in the table below. We acquired Southern Construction Products on October 3, 1999 for
    $8.3 million. We acquired Polytite Manufacturing on February 8, 2000 for $1.5 million (subject to working capital adjustment).

                                                                 THREE MONTHS      TWELVE MONTHS
                                              YEAR ENDED            ENDED              ENDED
                                           DECEMBER 31, 1999    MARCH 31, 2000     MARCH 31, 2000
                                           -----------------   ----------------   ----------------
        Southern Construction Products...  January 1, 1999           N/A           April 3, 1999
                                           through October                            through
                                               3, 1999                            October 3, 1999

        Polytite Manufacturing...........     Year ended       January 1, 2000     April 3, 1999
                                           December 31, 1999   through February       through
                                                                   8, 2000        February 8, 2000

    (a) This adjustment represents the actual net sales of Southern Construction Products and of Polytite Manufacturing.

    (b) This adjustment represents the cost of sales of Southern Construction Products and of Polytite Manufacturing.

       For Southern Construction Products, adjustments have been made to reflect lower compensation for: (i) plant manager's compensation at the rates that we are paying and (ii) the elimination of nonrecurring bonuses associated with the acquisition.

    (c) This adjustment represents the selling, general and administrative expenses of Southern Construction Products and of Polytite Manufacturing.

       For Southern Construction Products, adjustments have been made to reflect lower compensation for: (i) employees we did not hire, (ii) the general manager's compensation at the rates we are paying, and (iii) the elimination of nonrecurring bonuses associated with the acquisition. For Polytite Manufacturing, adjustments have been made to reflect lower compensation for the general manager that we are paying and lower facility costs for the facility we did not acquire.

    (d) The adjustment to amortization of intangibles relates to the increases in goodwill associated with the purchase accounting treatment of the two acquisitions. In the case of Southern Construction Products, goodwill increased by $5.4 million and in the case of Polytite Manufacturing, goodwill increased by $1.2 million. These increases in goodwill are being amortized over a 40-year period.

                          DAYTON SUPERIOR CORPORATION
 NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

    (e) The adjustment to interest expense reflects the following:

                                                                        THREE MONTHS    TWELVE MONTHS
                                                      YEAR ENDED           ENDED            ENDED
                                                   DECEMBER 31, 1999   MARCH 31, 2000   MARCH 31, 2000
                                                   -----------------   --------------   --------------
                                                                 (DOLLARS IN THOUSANDS)
        Interest expense on the
          Southern Construction Products
          purchase price of $8.3 million
          at 9.34%...............................        $583                $--              $389

        Interest expense on the
          Polytite Manufacturing purchase price
          of $1.5 million at 9.34%...............         136                 14               116
                                                         ----                ---              ----
            Total adjustment.....................        $719                $14              $505
                                                         ====                ===              ====

    (f) The income tax effect of the above adjustments at our effective tax rate.

(2) The amounts in this column represent the adjustments necessary to determine the pro forma impact of the recapitalization and the related financing transactions as follows:

    (a) The adjustment to interest expense reflects the following:

                                                                        THREE MONTHS    TWELVE MONTHS
                                                      YEAR ENDED           ENDED            ENDED
                                                   DECEMBER 31, 1999   MARCH 31, 2000   MARCH 31, 2000
                                                   -----------------   --------------   --------------
                                                                 (DOLLARS IN THOUSANDS)
        Interest expense on previously existing
          indebtedness to be repaid in connection
          with the transactions..................      $(10,268)           $(2,406)         $(10,099)
        Amortization of debt issuance costs on
          previously existing indebtedness to be
          repaid.................................          (846)              (191)             (837)
                                                       --------            -------          --------
            Total................................       (11,114)            (2,597)          (10,936)
                                                       --------            -------          --------
        Interest expense on new term loan
          facility (at a weighted average rate of
          9.62%) net of the amount attributable
          to the Southern Construction Products
          and Polytite Manufacturing acquisitions
          (Note 1(e))............................         4,428              1,273             4,642
        Interest expense on seasonal borrowings
          under new revolving credit facility (at
          a rate of 9.34%).......................           468                105               575
        Interest expense on the notes (at a rate
          of 13.00%).............................        22,100              5,525            22,100
        Amortization of debt issuance costs......         1,900                475             1,900
        Amortization of discount on notes........           456                124               472
                                                       --------            -------          --------
        Interest expense on new indebtedness.....        29,352              7,502            29,689
                                                       --------            -------          --------
            Total adjustment.....................      $ 18,238            $ 4,905          $ 18,753
                                                       ========            =======          ========

                          DAYTON SUPERIOR CORPORATION
 NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

       These adjustments are based upon the sources and uses of funds described above under "Use of Proceeds" and assume that all holders of our outstanding convertible trust preferred securities elected to convert their shares into the right to receive cash immediately upon the consummation of the recapitalization. If these holders did not elect to exercise this conversion right, these securities remained outstanding and borrowings under the new credit facility were correspondingly reduced.

       A 0.125% increase or decrease in the assumed weighted average interest rate applicable to our indebtedness under the new credit facility would change the pro forma interest expense by $0.1 million. Each $1.0 million increase or decrease in the revolving credit facility under the new credit facility would change the annual pro forma interest expense by $0.1 million.

    (b) The tax effect of annual pro forma adjustments to income before income taxes is based on our effective tax rate. The income tax adjustment excludes the tax effect on non-recurring costs and charges described previously.

    (c) This adjustment represents the elimination of dividends on our outstanding convertible trust preferred securities assuming all holders of these securities elected to convert their shares into the right to receive cash immediately upon the consummation of the recapitalization.

(3) This amount includes (i) a non-recurring pension plan termination gain of $0.8 million ($0.4 million on an after tax basis) for both the year ended December 31, 1999 and the twelve months ended March 31, 2000 and was not applicable to the three months ended March 31, 2000; and
    (ii) administrative expenses of $0.5 million ($0.2 million on an after tax basis) for the year ended December 31, 1999, $0.1 million ($0.1 million on an after tax basis) for the three months ended March 31, 2000 and $0.4 million ($0.2 million on an after tax basis) for the twelve months ended March 31, 2000 that no longer exist since our equity is no longer publicly traded.

(4) EBITDA is income from operations plus depreciation and amortization. EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may present EBITDA differently than we do. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP. See the Statements of Cash Flows included in our financial statements.

(5) This amount includes (i) a non-recurring pension plan termination gain of $0.8 million ($0.4 million on an after tax basis) for both the year ended December 31, 1999 and the twelve months ended March 31, 2000 and was not applicable to the three months ended March 31, 2000; and
    (ii) administrative expenses of $0.5 million ($0.2 million on an after tax basis) for the year ended December 31, 1999, $0.1 million ($0.1 million on an after tax basis) for the three months ended March 31, 2000 and $0.4 million ($0.2 million on an after tax basis) for the twelve months ended March 31, 2000 that no longer exist since our equity is no longer publicly traded. On a pro forma adjusted basis (excluding these items), EBITDA would have been $54.0 million for the year ended December 31, 1999, $7.4 million for the three months ended March 31, 2000 and $55.0 million for the twelve months ended March 31, 2000.

                          DAYTON SUPERIOR CORPORATION

               UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (1)

                                 MARCH 31, 2000
                             (DOLLARS IN THOUSANDS)

                                                            COMPANY     RECAPITALIZATION    COMPANY
                                                           HISTORICAL   ADJUSTMENTS (2)    PRO FORMA
                                                           ----------   ----------------   ---------
ASSETS
Current assets:
    Cash.................................................   $  2,188        $  (2,188)(a)  $      --
    Accounts receivable..................................     53,090               --         53,090
    Inventories..........................................     43,680               --         43,680
    Other current assets.................................      9,058            2,879 (b)     11,937
                                                            --------        ---------      ---------
        Total current assets.............................    108,016              691        108,707
Rental equipment, net of accumulated depreciation........     60,309               --         60,309
Property, plant and equipment, net of accumulated
  depreciation...........................................     44,459               --         44,459
Intangibles and other assets, net of accumulated
  amortization...........................................     77,216           11,585 (c)     88,801
                                                            --------        ---------      ---------
TOTAL ASSETS.............................................   $290,000        $  12,276      $ 302,276
                                                            ========        =========      =========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt....................   $  5,032        $      --      $   5,032
    Accounts payable.....................................     25,484               --         25,484
    Accrued liabilities..................................     17,080               --         17,080
                                                            --------        ---------      ---------
        Total current liabilities........................     47,596               --         47,596
                                                            --------        ---------      ---------
Long-term debt:
    Existing credit agreement............................    113,440         (113,440)(d)         --
    New credit facility..................................         --           60,107 (d)     60,107
    Notes offered hereby, net of discount................         --          162,479 (d)    162,479
    Other long-term debt.................................        141               --            141
                                                            --------        ---------      ---------
        Total long-term debt.............................    113,581          109,146        222,727
                                                            --------        ---------      ---------
Other long-term liabilities..............................     20,321               --         20,321
                                                            --------        ---------      ---------
        Total liabilities................................    181,498          109,146        290,644
                                                            --------        ---------      ---------
Company-obligated mandatorily redeemable convertible
  trust preferred securities of Dayton Superior Capital
  Trust which holds solely debentures....................     19,558          (19,558)(e)         --
                                                            --------        ---------      ---------
Shareholders' equity
    Capital stock........................................     47,037           96,931 (f)    143,968
    Retained earnings (deficit)..........................     42,153         (174,243)(g)   (132,090)
    Cumulative other comprehensive income................       (246)              --           (246)
                                                            --------        ---------      ---------
        Total shareholders' equity.......................     88,944          (77,312)        11,632
                                                            --------        ---------      ---------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY.................   $290,000        $  12,276      $ 302,276
                                                            ========        =========      =========

                          DAYTON SUPERIOR CORPORATION

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(1) Set forth below are the estimated sources and uses of funds to consummate the recapitalization and the related transactions. See "Use of Proceeds." The sources and uses below assume these transactions were consummated on March 31, 2000.

                                                                    AMOUNT
                                                             ---------------------
                                                             (DOLLARS IN MILLIONS)
SOURCES:
New credit facility........................................          $ 60.1
Units offered hereby.......................................           165.6
Odyssey investment.........................................            93.8
Rollover investment........................................             6.2
Cash on hand...............................................             2.2
                                                                     ------
  Total....................................................          $327.9
                                                                     ======

USES:
Payment of consideration in recapitalization...............          $162.4
Rollover investment........................................             6.2
Repayment of previously existing indebtedness..............           113.4
Repayment of Company-obligated mandatorily redeemable
  convertible trust preferred securities...................            23.4
Fees and expenses..........................................            22.5
                                                                     ------
  Total....................................................          $327.9
                                                                     ======

(2) The amounts in this column represent the adjustments necessary to determine our pro forma consolidated balance sheet after giving effect to the recapitalization and the related financings. These adjustments are described below:

    (a) This adjustment reflects the use of cash of $2.2 million to repay existing revolver borrowings.

    (b) This adjustment represents the recognition of the estimated tax benefits attributable to the write-off of unamortized debt financing costs and prepayment premiums relating to our previously existing indebtedness and the convertible trust preferred securities (see (c) below).

    (c) This adjustment represents the recognition of $14.5 million of debt financing costs associated with the new credit facility and the notes less the write-off of $2.9 million of unamortized debt financing costs relating to our previously existing indebtedness that will be recognized as an extraordinary charge upon the repayment of the indebtedness.

    (d) This adjustment represents initial borrowings under the new credit facility of $60.1 million and the issuance of $170.0 million of notes along with the repayment of $113.4 million of previously existing indebtedness. Working capital borrowings have increased and will continue to increase over the first six months of the year due to normal seasonality. As a result, drawings under the revolving credit facility to repay previously existing indebtedness were higher as of the closing date than the $6.6 million that was outstanding at March 31, 2000.

    (e) This adjustment assumes that all holders of the convertible trust preferred securities elected to convert them into the right to receive cash immediately upon the consummation of the recapitalization. To the extent that these holders did not exercise this conversion right, these securities remained outstanding and borrowings under the new credit facility were correspondingly reduced. Our obligations under these securities are contractually subordinated

                          DAYTON SUPERIOR CORPORATION

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

       to our obligations under the old notes. See "Description of Other Indebtedness--The Trust Preferred Securities."

    (f) This adjustment represents the investment by Odyssey of $93.8 million and the issuance of warrants valued at $3.1 million.

    (g) This adjustment includes the following:

       - The repurchase of all of our common equity other than that held by certain continuing shareholders, including fees and expenses.

       - A $4.3 million after-tax charge expected to result from the write-off of unamortized deferred financing costs relating to our previously existing indebtedness which has been repaid, the write-off of unamortized issuance costs on our convertible trust preferred securities, and the prepayment premiums on our previously existing indebtedness and our convertible trust preferred securities.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected historical consolidated financial information as of and for each of the years in the five-year period ended December 31, 1999 and as of and for the three months ended April 2, 1999 and March 31, 2000. The selected historical financial information for each of the years in the five-year period ended December 31, 1999 have been derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and our selected historical financial information as of and for the three months ended April 2, 1999 and March 31, 2000 have been derived from our unaudited consolidated financial statements and which, in the case of the three years ended December 31, 1999 and the three months ended April 2, 1999 and March 31, 2000, are included elsewhere in this prospectus. You should read the following table together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section below and our Consolidated Financial Statements and the accompanying notes and our Unaudited Consolidated Financial Statements and the accompanying notes included elsewhere in this prospectus.

                                                                                                            THREE MONTHS
                                                              YEARS ENDED DECEMBER 31,                         ENDED
                                               ------------------------------------------------------   --------------------
                                                                                                        APRIL 2,   MARCH 31,
                                                 1995        1996      1997(1)    1998(1)      1999       1999       2000
                                               --------   ----------   --------   --------   --------   --------   ---------
                                                                                                            (UNAUDITED)
                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales....................................  $ 92,802   $  124,486   $167,412   $282,849   $322,170   $ 68,196   $ 76,505
Cost of Sales................................    63,990       86,021    111,044    177,094    199,464     43,898     48,544
                                               --------   ----------   --------   --------   --------   --------   --------
Gross profit.................................    28,812       38,465     56,368    105,755    122,706     24,298     27,961
Selling, general, and administrative
  expenses...................................    18,698       23,637     36,761     73,721     81,800     21,322     23,737
Amortization of goodwill and intangibles.....     1,491        1,749      1,885      2,213      2,369        647        624
                                               --------   ----------   --------   --------   --------   --------   --------
Income from operations.......................     8,623       13,079     17,722     29,821     38,537      2,329      3,600
Interest expense, net........................     4,231        4,829      5,556     11,703     11,661      2,975      2,728
Other expense (income), net..................        (3)          96        (64)      (202)       230         --         19
Provision (benefit) for income taxes.........       690(2)      3,538     5,277      8,244     11,991       (291)       380
                                               --------   ----------   --------   --------   --------   --------   --------
Income (loss) before extraordinary items.....     3,705        4,616      6,953     10,076     14,655       (355)       473
Extraordinary item, net of tax...............        --       (2,314)(3)       --       --         --         --         --
                                               --------   ----------   --------   --------   --------   --------   --------
Net income (loss)............................  $  3,705   $    2,302   $  6,953   $ 10,076   $ 14,655   $   (355)  $    473
                                               ========   ==========   ========   ========   ========   ========   ========

OTHER FINANCIAL DATA:
Depreciation and amortization................  $  4,268   $    6,053   $  7,016   $ 12,289   $ 14,086   $  3,662   $  3,697
Property, plant and equipment additions,
  net........................................     2,730        3,198      4,410      6,118      7,469      1,375      2,207
Rental equipment additions, net..............        99          534      1,247      6,783      4,052      3,041      1,519
Net cash provided by (used in):
  Operating activities.......................     8,325        7,766     10,471     19,725     23,568     (6,075)   (10,631)
  Investing activities.......................   (26,420)      (8,646)   (39,139)   (14,685)   (25,575)    (9,944)    (4,873)
  Financing activities.......................    18,256          446     28,511     (4,405)     5,988     15,441     13,131

BALANCE SHEET DATA:
Working capital..............................  $ 10,283   $   10,874   $ 44,832   $ 39,727   $ 50,469   $ 48,012   $ 60,420
Total assets.................................   103,860      107,835    226,930    253,620    278,679    267,295    290,000
Long-term debt (including current
  portion)...................................    53,012       34,769    120,236    118,205    105,173    133,767    118,613
Convertible trust preferred securities.......        --           --         --         --     19,556         --     19,558
Shareholders' equity.........................    27,485       52,872     60,529     74,588     88,772     74,130     88,944
                                               ========   ==========   ========   ========   ========   ========   ========

------------------------------

(1) In September 1997 we acquired Symons, which contributed $27.0 million of revenues in 1997 and $129.2 million of revenues in 1998.

(2) In 1995, the provision for income taxes was reduced to reflect the utilization of net operating losses.

(3) During June 1996, we prepaid our $40,000 unsecured senior promissory notes. In conjunction therewith, we paid a prepayment premium of $2,400 and expensed unamortized financing costs of $795 and debt discount of $538. We recorded an extraordinary loss of $2,314, net of an income tax effect of $1,419. We funded this repayment with $23,041 in proceeds from a public stock offering and $19,359 from our existing credit facility.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE STATEMENTS IN THIS DISCUSSION REGARDING THE INDUSTRY OUTLOOK, OUR EXPECTATIONS REGARDING THE FUTURE PERFORMANCE OF OUR BUSINESSES, AND THE OTHER NON-HISTORICAL STATEMENTS IN THIS DISCUSSION ARE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO THE RISKS AND UNCERTAINTIES DESCRIBED IN THE "RISK FACTORS" SECTION. YOU SHOULD READ THE FOLLOWING DISCUSSION OF OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION TOGETHER WITH THE SECTIONS ENTITLED "RISK FACTORS" AND "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA" AND WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO AND UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We believe we are the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and of metal accessories used in masonry construction. Although almost all of our products are used in concrete or masonry construction, the function and nature of the products differ widely. We have four principal operating units, which are organized around the following product lines:

    - Concrete Accessories (Dayton/Richmond-Registered Trademark-);

    - Concrete Forming Systems (Symons-Registered Trademark-);

    - Paving Products (American Highway Technology-Registered Trademark-); and

    - Masonry Products (Dur-O-Wal-Registered Trademark-).

    Through our business units, we design, manufacture and distribute metal accessories and forms to independent distributors for resale to contractors, brokers and other manufacturers. In some of our product lines we also may sell directly to end users and may provide equipment for rental. When our business was started in 1924, it consisted primarily of the concrete accessories business and operated primarily in the eastern United States. In 1982, we acquired Superior Concrete Accessories, Inc., which expanded our geographic reach to include the rest of the continental United States and doubled the size of our company. In 1995, we acquired our masonry products business unit through the acquisition of Dur-O-Wal, which we believe is the leading North American manufacturer of masonry wall reinforcement products and other metal masonry accessories. In 1996, we created a separate paving products business unit to operate a business that was previously a part of our concrete accessories business unit. In 1997, we again almost doubled our size when we acquired our concrete forming systems business unit and added to our concrete accessories business unit through the acquisition of Symons Corporation. With the addition of Symons, we also approximately doubled the number of our distribution and manufacturing locations. We believe that Symons is the leading North American manufacturer of concrete forming systems. We also have expanded some of our business units through additional smaller acquisitions.

    Unless otherwise indicated, the discussion of our results of operations that follows includes information for Symons, Dur-O-Wal and the other acquisitions only from the dates that we acquired each of those companies.

    In connection with our recapitalization, we have refinanced our outstanding indebtedness which will result in an estimated charge net of taxes of $4.3 million as of March 31, 2000, associated with certain charges and write-offs of deferred financing costs. Following the recapitalization, since we will no longer have public shareholders, we expect to save approximately
$0.5 million a year in public company expenses.

    CONCRETE ACCESSORIES (DAYTON/RICHMOND-REGISTERED TRADEMARK-). Our concrete accessories business unit derives its revenues from the sale of products primarily to independent distributors. We also provide some equipment on a rental basis. Our concrete accessories business unit manufactures substantially all of the products it sells, which are shipped to customers based on orders. We design and manufacture or customize most of the machines we use to produce concrete accessories, and these proprietary designs allow for quick changeover of machine set-ups. This flexibility, together with our extensive distribution system, enable this business unit to deliver many of its products within 24 hours of a customer order. Therefore, product inventories are maintained at relatively low levels. Cost of sales for our concrete accessories business unit consists primarily of purchased steel, as well as the costs associated with manufacturing, assembly, testing, internal shipping and associated overhead.

    CONCRETE FORMING SYSTEMS (SYMONS-REGISTERED TRADEMARK-). Our concrete forming systems business unit derives its revenues from the sale and rental of engineered, reusable modular forming systems and related accessories to independent distributors and contractors. Sales of concrete forming systems and specific consumables generally represent approximately two-thirds of the revenues of this business unit, and rentals represent the remaining one-third. Sales of concrete forming systems generally are more sensitive to economic cycles than rentals. Rental equipment also can be sold as used equipment. This business unit's products include systems with steel frames and a plywood face, also known as Steel-Ply-Registered Trademark-, and systems that use steel in both the frame and face. All-steel forming systems are characterized by larger, project-driven orders, which increases backlog relative to the Steel-Ply-Registered Trademark- forms which are held in inventory for rental and sale. Our concrete forming systems business unit manufactures and assembles Steel-Ply-Registered Trademark- forms and outsources some of the manufacturing involved in all-steel forms. This outsourcing strategy allows us to fulfill larger orders without increased overhead. Cost of sales for our concrete forming systems business unit consists primarily of purchased steel and specialty plywood, and other raw materials, depreciation and maintenance of rental equipment, and the costs associated with manufacturing, assembly and overhead.

    PAVING PRODUCTS (AMERICAN HIGHWAY TECHNOLOGY-REGISTERED TRADEMARK-). Our paving products business unit derives its revenues from sales to independent distributors and contractors. Orders from customers are affected by state and local governmental infrastructure expenditures and their related bid processes. This is our business unit most affected by the demand expected to be generated as a consequence of TEA-21. Due to the project-oriented nature of paving jobs, these products generally are made to order. This serves to keep inventories low but increases the importance of backlog in this business unit. Our paving products business unit manufactures nearly all of its products. Cost of sales for our paving products business unit consists primarily of steel, as well as the costs associated with manufacturing and overhead.

    MASONRY PRODUCTS (DUR-O-WAL-REGISTERED TRADEMARK-). Our masonry products business unit derives its revenues from sales to independent distributors and brick and concrete block manufacturers who package our products with other products for resale to customers. Our masonry products business unit sells two principal categories of products: new construction products and restoration and repair products. New construction products are used to strengthen masonry walls or the connection between masonry and other portions of the wall at the time a building is constructed. Restoration and repair products are used to refurbish masonry and brick buildings and strengthen connections between masonry and the interior portions of the wall and are more engineered and generally generate higher margins than new construction products. The masonry products business unit manufactures and assembles the majority of its products before shipping to customers based on orders. Cost of sales for the masonry products business unit consists primarily of steel, as well as costs associated with manufacturing and overhead.

RESULTS OF OPERATIONS

    The following table summarizes our results of operations as a percentage of net sales for the periods indicated:

                                                   YEAR ENDED DECEMBER 31,                   THREE MONTHS ENDED
                                             ------------------------------------      ------------------------------
                                               1997          1998          1999        APRIL 2, 1999   MARCH 31, 2000
                                             --------      --------      --------      -------------   --------------
Net sales..................................   100.0%        100.0%        100.0%           100.0%          100.0%
  Cost of goods sold.......................    66.3          62.6          61.9             64.4            63.5
                                              -----         -----         -----            -----           -----
  Gross profit.............................    33.7          37.4          38.1             35.6            36.5
  Selling, general and administrative
    expenses...............................    22.0          26.1          25.4             31.3            31.0
  Amortization of goodwill and
    intangibles............................     1.1           0.8           0.7              0.9             0.8
                                              -----         -----         -----            -----           -----
    Total selling, general and
      administrative expenses..............    23.1          26.9          26.1             32.2            31.1
                                              -----         -----         -----            -----           -----
  Income from operations...................    10.6          10.5          12.0              3.4             4.7
  Interest expense, net....................     3.3           4.1           3.6              4.3             3.6
  Other expense (income), net..............      --          (0.1)          0.1               --              --
                                              -----         -----         -----            -----           -----
  Income before income taxes and
    extraordinary item.....................     7.3           6.5           8.3             (0.9)            1.1
  Provision for income taxes...............     3.1           2.9           3.8             (0.4)            0.5
                                              -----         -----         -----            -----           -----
    Net income.............................     4.2           3.6           4.5             (0.5)            0.6
  Dividends on company-obligated
    mandatorily redeemable convertible
    trust preferred securities net of
    income tax benefit of tax..............      --            --           0.1               --             0.4
                                              -----         -----         -----            -----           -----
  Net income available to common
    shareholders...........................     4.2%          3.6%          4.4%            (0.5)%           0.2%
                                              =====         =====         =====            =====           =====

COMPARISON OF THREE MONTHS ENDED APRIL 2, 1999 AND MARCH 31, 2000

NET SALES. Net sales increased $8.3 million, or 12.2%, to $76.5 million in the first quarter of 2000 from $68.2 million in the first quarter of 1999. The following table summarizes our net sales by segment:

                                                                        THREE MONTHS ENDED
                                                   ------------------------------------------------------------
                                                      APRIL 2, 1999             MARCH 31, 2000
                                                   --------------------      --------------------
                                                   NET SALES      %          NET SALES      %           CHANGE
                                                   ---------   --------      ---------   --------      --------
                                                                      (DOLLARS IN THOUSANDS)
Concrete accessories.............................   $31,741       46.5%       $36,169      47.3%         14.0%
Concrete forming systems.........................    26,108       38.3         28,493      37.2           9.1
Paving products..................................     6,770        9.9          7,954      10.4          17.5
Masonry products.................................     5,966        8.7          7,843      10.3          31.5
Intersegment eliminations........................    (2,389)      (3.4)        (3,954)     (5.2)         65.5
                                                    -------     ------        -------     -----          ----
      Net sales..................................   $68,196      100.0%       $76,505     100.0%         12.2%
                                                    =======     ======        =======     =====          ====

    Net sales of concrete accessories increased by 14.0% to $36.2 million in the first quarter of 2000 from $31.7 million in the first quarter of 1999, due to increases in volume from new products and penetration into new markets and, to a lesser extent, the contribution of Southern Construction Products. Net sales of concrete forming systems increased 9.1% to $28.5 million for the first quarter of 2000 compared to $26.1 million in the first quarter of 1999, due to volume gains and the expansion and introduction of new products, including distribution rights to two European forming systems. Net sales of paving products increased $1.2 million, or 17.5%, in the first quarter of 2000 compared to the first quarter of 1999 due to an increase in volume as a result of TEA-21 and marketing initiatives. Net sales of masonry products increased $1.9 million, or 31.5%, primarily due to the acquisitions of Southern Construction Products and Polytite Manufacturing, and other volume gains.

GROSS PROFIT. Gross profit for the first quarter of 2000 was $28.0 million, a 15.1% increase from $24.3 million in the first quarter of 1999, due primarily to the increased net sales. Gross margin was 36.5% in the first quarter of 2000, increasing from 35.6% in 1999 due to manufacturing efficiencies and purchasing synergies, a higher mix of rental revenue, and leverage of fixed manufacturing costs.

OPERATING EXPENSES. Selling, general, and administrative expenses, including amortization of goodwill and intangibles ("SG&A expenses"), increased $2.4 to $24.4 million in the first quarter of 2000, from $22.0 million in the first quarter of 1999, due to the acquisitions and higher volume. SG&A expenses were lower as a percent of net sales to 31.8% in the first quarter of 2000 from 32.2% in the first quarter of 1999, due to the leverage of fixed costs on higher net sales, partially offset by increases in new product development and sales personnel.

INTEREST EXPENSE. Interest expense decreased to $2.7 million in the first quarter of 2000 from $3.0 million in the first quarter of 1999 due to lower long-term debt balances resulting from the issuance of the convertible trust preferred securities, partially offset by higher interest rates.

INCOME BEFORE INCOME TAXES. Income before income taxes in the first quarter of 2000 increased to $0.9 million from a loss of ($0.6) million in the first quarter of 1999 and was comprised of the following:

                                                          THREE MONTHS ENDED
                                                  ----------------------------------
                                                  APRIL 2, 1999       MARCH 31, 2000
                                                  -------------       --------------
                                                        (DOLLARS IN THOUSANDS)
Concrete accessories............................     $ 2,679             $ 4,126
Concrete forming systems........................         139                 409
Paving products.................................        (499)               (148)
Masonry products................................        (386)               (182)
Intersegment eliminations.......................      (1,181)             (1,869)
Corporate.......................................      (1,398)             (1,483)
                                                     -------             -------
  Income before income taxes....................     $  (646)            $   853
                                                     =======             =======

    Income before income taxes from concrete accessories of $4.1 million, or 11.4% of net sales in the first quarter of 2000 from $2.7 million, or 8.4% of net sales in the first quarter of 1999 due primarily to the increase in net sales, manufacturing efficiencies and leverage of fixed costs. Income before income taxes from concrete forming systems was $0.4 million, or 1.4% of net sales in the first quarter of 2000 in comparison to $0.1 million, or 0.5% of net sales, in the first quarter of 1999 due to the increase in net sales, higher growth in rental revenue, and leverage of fixed costs. Income before income taxes from paving products improved to ($0.2) million in the first quarter of 2000 from ($0.5) million in the first quarter of 1999 due to higher net sales. Income before income taxes from masonry products improved to ($0.2) million in the first quarter of 2000 compared to ($0.4) million in the first quarter of 1999 due to the increase in net sales. Elimination of profit on intersegment sales was $1.9 million in the first quarter of 2000, increasing from $1.2 million in the first quarter of 1999, due to higher intersegment sales. Corporate expenses increased slightly to $1.5 million from $1.4 million.

NET INCOME. The effective tax rate was 44.5% in the first quarter of 2000 compared to 45.0% in the first quarter of 1999. The difference in effective tax rates from statutory rates is due to nondeductible goodwill amortization and state and local income taxes. Net income available to common shareholders for the first quarter of 2000 was $0.2 million, or $0.03 per basic and diluted share, compared to ($0.4) million, or ($0.06) per basic and diluted share, in the first quarter of 1999.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1999

NET SALES. Our 1999 net sales reached $322.2 million, a 13.9% increase from $282.8 million in 1998.

    The following table summarizes our net sales by segment for the periods indicated:

                                                                    YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------------------------
                                                          1998                      1999
                                                  --------------------      --------------------
                                                  NET SALES      %          NET SALES      %           CHANGE
                                                  ---------   --------      ---------   --------      --------
                                                                     (DOLLARS IN THOUSANDS)
Concrete accessories............................  $131,467      46.5%       $144,722      44.9%         10.1%
Concrete forming systems........................   104,711      37.0         122,720      38.1          17.2
Paving products.................................    30,967      10.9          36,695      11.4          18.5
Masonry products................................    24,292       8.6          28,265       8.8          16.4
Intersegment eliminations.......................    (8,588)     (3.0)        (10,232)     (3.2)         19.1
                                                  --------     -----        --------     -----          ----
      Net sales.................................  $282,849     100.0%       $322,170     100.0%         13.9%
                                                  ========     =====        ========     =====          ====

    Net sales of concrete accessories increased by 10.1% to $144.7 million in 1999 from $131.5 million in 1998, due primarily to increases in volume, new product initiatives, and the contribution of the acquired Cempro business. Net sales of concrete forming systems increased by 17.2% to $122.7 million in 1999 from $104.7 million in 1998, due to a full year's sales from the 1998 acquisitions of Symons Concrete Forms and Northwoods and the expansion and introduction of new products, including exclusive distribution rights to two European forming systems. Net sales of paving products increased by 18.5% to $36.7 million in 1999 from $31.0 million in 1998, due to an increase in volume as a result of TEA-21 and marketing initiatives. Net sales of masonry products increased by 16.4% to $28.3 million in 1999 from $24.3 million in 1998, due to the acquisition of Southern Construction Products, higher existing volume and strategic pricing initiatives.

GROSS PROFIT. Gross profit for 1999 was $122.7 million, a 16.0% increase over $105.8 million for 1998. Gross margin was 38.1% in 1999 compared to 37.4% in 1998. Gross margin increased primarily due to higher volume absorbing fixed costs in all business units, and a better mix of higher gross margin rental revenue in the concrete forming systems business. This more than offset the effects of the lower gross margin Cempro and Southern Construction Products businesses.

SELLING, GENERAL AND ADMINISTRATIVE. Our SG&A expenses increased to
$84.2 million in 1999 from $75.9 million in 1998. The increase is due to the effect of 1998 and 1999 acquisitions, higher distribution costs associated with higher net sales volume, increases in new product development and sales personnel, and legal fees to defend ourselves in the EFCO litigation. These were partially offset by a $0.7 million non-recurring pension plan termination gain in the second quarter of 1999. SG&A expenses were lower as a percent of sales to 26.1% in 1999 from 26.9% in 1998, due to the effect of higher net sales on fixed costs.

INTEREST EXPENSE. Interest expense remained flat at $11.7 million in 1999 and 1998. Interest expense increased due to higher debt from the acquisition of Cempro. However, this was offset by the lower debt as a result of increased operating cash flow and the fourth quarter issuance of our convertible trust preferred securities.

INCOME BEFORE INCOME TAXES. Income before income taxes in 1999 increased 45.4% to a record $26.6 million from $18.3 million in 1998, and was comprised of the following:

                                                         YEAR ENDED DECEMBER 31,
                                                        -------------------------
                                                          1998             1999
                                                        --------         --------
                                                         (DOLLARS IN THOUSANDS)
Concrete accessories..................................  $19,387          $22,964
Concrete forming systems..............................    6,133           10,876
Paving products.......................................    1,677            1,569
Masonry products......................................      487            1,058
Intersegment eliminations.............................   (4,153)          (4,903)
Corporate.............................................   (5,211)          (4,918)
                                                        -------          -------
      Income before income taxes......................  $18,320          $26,646
                                                        =======          =======

    Concrete accessories income before income taxes of $23.0 million, or 15.9% of net sales, in 1999 increased from $19.4 million, or 14.7% of net sales, in 1998, due primarily to the increase in net sales of concrete accessories. Concrete forming systems income before income taxes of $10.9 million, or 8.9% of net sales, in 1999 increased from $6.1 million, or 5.9% of net sales, in 1998, due primarily to the full year effect of the 1998 acquisition of Symons Concrete Forms, and increased sales from the existing business. Income before income taxes from paving products decreased to $1.6 million, or 4.3% of net sales, in 1999 from $1.7 million, or 5.4% of net sales, in 1998, due to personnel increases made in anticipation of the growth of the business as a result of TEA-21. Income before income taxes from masonry products increased to $1.1 million, or 3.7% of net sales, in 1999 from $0.5 million, or 2.0% of net sales, in 1998, due to the acquisition of Southern Construction Products and a shift to higher margin engineered products. Corporate expenses decreased to $4.9 million from $5.2 million due to the non-recurring pension gain which was offset by the addition of personnel in 1998 and 1999. Elimination of gross profit on intersegment sales increased to $4.9 million in 1999 from $4.2 million in 1998 due to higher intersegment sales.

NET INCOME. Our effective tax rate was 45.0% in both 1999 and 1998. Net income increased $4.6 million to $14.7 million in 1999 from $10.1 million in 1998 due to the factors described above.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1998

NET SALES. Our 1998 net sales reached a record $282.8 million, a 69.0% increase from $167.4 million in 1997 and a 12.1% increase from pro forma 1997 sales of $252.3 million as if Symons had been acquired on January 1, 1997.

    The following table summarizes our net sales by segment for the periods indicated:

                                                                    YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------------------------
                                                          1997                      1998
                                                  --------------------      --------------------
                                                  NET SALES      %          NET SALES      %           CHANGE
                                                  ---------   --------      ---------   --------      --------
                                                                     (DOLLARS IN THOUSANDS)
Concrete accessories............................  $ 92,251      55.1%       $131,467      46.5%         42.5%
Concrete forming systems........................    21,066      12.6         104,711      37.0         397.1
Paving products.................................    29,177      17.4          30,967      10.9           6.1
Masonry products................................    24,918      14.9          24,292       8.6          (2.5)
Intersegment eliminations.......................        --        --          (8,588)     (3.0)           --
                                                  --------     -----        --------     -----         -----
      Net sales.................................  $167,412     100.0%       $282,849     100.0%         69.0%
                                                  ========     =====        ========     =====         =====

    Net sales of concrete accessories increased by 42.5% from $92.2 million in 1997 to $131.5 million in 1998, due primarily to a full year's net sales from the Richmond Screw Anchor division of Symons that was acquired in September 1997. Net sales of concrete forming systems increased from

$21.1 million in 1997 to $104.7 million in 1998, due to a full year's net sales resulting from the acquisition of Symons. Net sales of paving products increased by 6.1% to $31.0 million in 1998 from $29.2 million in 1997 due to increased market share and sales volume. Net sales of masonry accessories decreased to $24.3 million in 1998 from $24.9 million in 1997, due to a high level of competition in the hot dipped and mill galvanized masonry wall reinforcement product markets, which was somewhat offset by a shift to higher margin, lower volume engineered products.

GROSS PROFIT. Gross profit for 1998 was $105.8 million, an 87.6% increase over $56.4 million for 1997. Gross margin was 37.4% in 1998 compared to 33.7% in 1997. Gross margin increased primarily due to the inclusion of the Symons business for a full year as concrete forming systems have higher gross margins, primarily due to rental revenues, than our other product lines.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our SG&A expenses increased from $38.6 million in 1997 to $75.9 million in 1998. The increase is due to the inclusion of a full year of expenses resulting from the acquisition of Symons. SG&A expenses increased as a percent of sales from 23.1% in 1997 to 26.9% in 1998, due to concrete forming systems having a higher percentage of SG&A expenses to net sales than our other operating segments. This reflects the additional distribution costs associated with the management of the rental equipment fleet.

INTEREST EXPENSE. Interest expense increased to $11.7 million in 1998 from $5.6 million in 1997 due primarily to the full-year effect of higher debt resulting from the Symons acquisition, and to a lesser extent, higher capital expenditures.

INCOME BEFORE INCOME TAXES. Income before income taxes in 1998 increased 49.8% to $18.3 million from $12.2 million in 1997, and was comprised of the following:

                                                         YEAR ENDED DECEMBER 31,
                                                        -------------------------
                                                          1997             1998
                                                        --------         --------
                                                         (DOLLARS IN THOUSANDS)
Concrete accessories..................................  $13,723          $19,387
Concrete forming systems..............................      364            6,133
Paving products.......................................    1,377            1,677
Masonry products......................................        5              487
Intersegment eliminations.............................       --           (4,153)
Corporate.............................................   (3,239)          (5,211)
                                                        -------          -------
      Income before income taxes......................  $12,230          $18,320
                                                        =======          =======

    Concrete accessories' income before income taxes of $19.4 million, or 14.7% of net sales in 1998 increased 41.3% from $13.7 million, or 14.9% of net sales, due primarily to the full-year effect of the 1997 acquisition of Richmond Screw Anchor. Concrete forming systems' income before income taxes of $6.1 million, or 5.9% of net sales, in 1998 increased from $0.4 million, or 1.7% of net sales, in 1997 due primarily to the full-year effect of the acquisition of Symons. Income before income taxes from paving products increased to $1.7 million, or 5.4% of net sales, in 1998 from $1.4 million or 4.7% of net sales, in 1997 due to higher net sales. Income before income taxes from masonry products was $0.5 million in 1998 compared to virtually breakeven in 1997, despite the decrease in net sales, due to a shift to higher margin, lower volume engineered products. Corporate expenses increased to $5.2 million from $3.2 million primarily due to the addition of personnel in the finance, treasury, tax, purchasing, logistics and corporate development functions. Elimination of profit on intersegment sales was $4.2 million in 1998.

NET INCOME. Our effective tax rate in 1998 was 45.0%, or $8.2 million, compared to a rate of 43.1%, or $5.3 million, in 1997. Nondeductible goodwill amortization and state and local taxes caused our effective tax rate to exceed federal statutory levels. Net income increased $3.2 million to $10.1 million in 1998 from $6.9 million in 1997 due to the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

    Our key statistics for measuring liquidity and capital resources are net cash provided by operating activities, capital expenditures, debt to total capitalization ratio, amounts available under our revolving credit facility, and cash gap. We define cash gap as the average number of days our accounts receivable are outstanding plus the average number of days of inventory we have, less the average number of days our accounts payable are outstanding.

    Our capital requirements relate primarily to capital expenditures, debt service and the cost of acquisitions. Historically, our primary sources of financing have been cash generated from operations, borrowings under our revolving credit facility and the issuance of long-term debt and equity.

    Net cash used in operating activities in the first quarter of 2000 was $10.6 million. Sources of operating cash flow in the first quarter of 2000 were comprised of $0.5 million in net income, $1.4 million in non-cash reductions to net income, and ($12.5) million of normal seasonal working capital growth. We invested $3.7 million in net capital expenditures and $1.2 million in acquisitions, net of a $0.3 million refund for a working capital adjustment from a 1999 acquisition. Net cash provided by financing activities was comprised of $13.4 million of draws on our existing revolving credit facility and ($0.3) million in dividends on our convertible trust preferred securities, net of income tax benefit. As a result of the above, cash decreased by $2.4 million.

    Net cash provided by operating activities for 1999 was $23.6 million. Sources of operating cash flow for 1999 were comprised of $14.7 million in net income, and $11.8 million in non-cash reductions of net income, less
($2.9) million of working capital changes. This cash was used for net capital expenditures of $11.5 million, and acquisitions of $14.1 million. In the fourth quarter of 1999, we completed an underwritten public offering of 1,062,500 of our convertible trust preferred securities at a price of $20 per security, generating $19.6 million in net proceeds. The securities were issued by a limited purpose Delaware trust which used the proceeds to purchase from us the same principal amount of our convertible junior subordinated debentures. The securities are guaranteed by us on a subordinated basis.

    Dividends are payable on the convertible trust preferred securities at the rate of 10% per year and the securities are convertible into our Class A Common Shares at the rate of 0.80 common shares for each preferred security, which equates to a conversion price of $25 per common share, a 47% premium on the closing price on the date of issuance.

    The $19.6 million of net proceeds from our convertible trust preferred securities offering were used for $13.0 million of long-term debt repayment, a cash increase of $4.0 million, and net cash used in operating, investing and other financing activities of $2.6 million.

    Capital expenditures in 1999 included net additions to the rental equipment fleet of $4.1 million to support the growth of our concrete forming systems business unit as well as property, plant and equipment additions of $7.7 million as we continued to focus on cost improvement programs.

    Net cash provided by operating activities for 1998 was $19.7 million. Sources of operating cash flow for 1998 included $10.1 million in net income, $6.7 million from non-cash reductions of net income and working capital changes of $2.9 million. Net cash generated by operations was used for net capital expenditures of $12.9 million, acquisitions of $1.8 million, and to repay long-term debt of $4.3 million, including long-term debt assumed in acquisitions of $2.2 million. Capital expenditures included net additions to the rental equipment fleet of $6.8 million to support the growth in concrete forming systems and, to a lesser extent, concrete accessories, as well as property, plant and equipment additions of $7.2 million as we continued to focus on cost improvement programs. Proceeds from sales of property, plant, and equipment of $1.1 million related to the sale of duplicate facilities as a result of the acquisition of Symons.

    Net cash provided by operating activities for 1997 was $10.5 million. Sources of operating cash flow for 1997 included $7.0 million in net income and $5.7 million from non-cash reductions of net income, less working capital changes of ($2.2) million. We invested $5.7 million in capital expenditures and $33.4 million in acquisitions, almost all of which was to acquire Symons Corporation. Net cash provided by financing activities was $28.5 million and was comprised of repayments of existing long-term debt of $67.2 million, including $47.7 million assumed with the acquisition of Symons Corporation, issuance of new long-term debt of $100.0 million, $4.6 million of financing costs, and $0.3 million from the issuance of Class A common shares.

    At March 31, 2000, working capital was $60.4 million, compared to $50.5 million at December 31, 1999. The growth in working capital is primarily attributable to seasonal growth as net sales in March 2000 were greater than net sales in December 1999 and inventories were increased to meet the expected demand from the spring and summer construction season.

    At March 31, 2000, all of our existing $50.0 million revolving credit facility was available, of which $13.4 million of borrowings were outstanding. The term loan under our existing credit agreement had an outstanding balance at March 31, 2000 of $100.0 million. Other long-term debt consisted of the Nash Note. At March 31, 2000, we had $118.6 million of long-term debt outstanding, of which $5.0 million was current. Our net debt to total capitalization ratio increased to 51.8% as of March 31, 2000 from 48.2% as of December 31, 1999 due to normal seasonal increase of long-term debt. Our net debt to total capitalization ratio decreased to 51.8% as of March 31, 2000 from 64.3% as of April 2, 1999, due to the net income generated in the last twelve months and the issuance of our convertible trust preferred securities.

    For the first quarter of 2000, our average net cash gap days were 71, flat with the first quarter of 1999, as we have maintained focus on working capital management as it grows. We define cash gap as the average number of days our accounts receivable are outstanding plus the average number of days of inventory we have, less the average number of days our accounts payable are outstanding.

    In connection with the recapitalization, we incurred substantial new indebtedness and refinanced certain outstanding indebtedness including all borrowings under our previous credit agreement. See the "Capitalization" section. After giving effect to the recapitalization and the related financing transactions, we are capitalized with (i) the $93.8 million Odyssey investment,
(ii) the $6.2 million rollover investment, (iii) $170.0 million in principal amount of the notes and (iv) the $133.5 million new credit facility borrowings which consist of a $50.0 million revolving credit facility, a $30.0 million acquisition facility, a $23.5 million term loan under the delayed-draw tranche A facility and a $30.0 million term loan under the tranche B facility. The interest rate for the new credit facility will be, at our option, either (i) a floating rate equal to the Base Rate (as defined) plus the Applicable Margin (as defined), or (ii) the Eurodollar Rate (as defined) for fixed periods of one, two, three, or six months, plus the Applicable Margin. The new credit facility is subject to mandatory prepayment with a defined percentage of net proceeds from certain asset sales, insurance proceeds or other awards (payable in connection with the loss, destruction or condemnation of any assets), certain new debt and equity offerings and 50% of excess cash flow (as defined in the new credit facility) in excess of a predetermined amount under the new credit facility.

    The notes bear cash interest at 13% per annum. The notes do not require principal payments prior to maturity. The revolving credit facility, the acquisition facility and the delayed-draw tranche A facility will each mature on the six-year anniversary and the tranche B facility will mature on the eight-year anniversary of the consummation of the notes offering. The new credit facility requires us to amortize the outstanding indebtedness under each of the delayed-draw tranche A facility and the tranche B facility, commencing in year 2001 and under the acquisition facility commencing in year 2003 or 2004, and contains restrictive covenants that, among other things, limits the incurrence of additional indebtedness, the payment of dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances, and prepayments of other indebtedness. See the "Description of the Notes" and "Description of Other Indebtedness--The New Credit Facility" sections.

    After giving effect to the recapitalization, our primary cash needs consist of capital expenditures and debt service.

    We intend to pursue additional acquisitions that present opportunities to realize significant synergies, operating expense economies or overhead cost savings or to increase our market position. We regularly engage in discussions with respect to potential acquisitions and investments. Except for the Conspec acquisition agreement, there are no definitive agreements with respect to any material acquisitions at this time, and we cannot assure you that we will be able to reach an agreement with respect to any future acquisition. Our acquisition strategy may require substantial capital, and no assurance can be given that we will be able to raise any necessary funds on terms acceptable to us or at all. If we incur additional debt to finance acquisitions, our total interest expense will increase. See "Risk Factors--Risks associated with acquisitions."

    Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, our indebtedness (including the notes), or to fund planned capital expenditures and research and development will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations and anticipated operating improvements, management believes that cash flow from operations and available borrowings under our new credit facility, will be adequate to meet our future liquidity for the foreseeable future. We cannot assure you, however, that our business will generate sufficient cash flow from operations, that operating improvements will be realized on schedule or that future borrowings will be available to us under our new credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new credit facility and the notes, on commercially reasonable terms or at all. See the "Risk Factors" section.

SEASONALITY

    Our operations are seasonal in nature with approximately 55% to 60% of sales historically occurring in the second and third quarters. Our working capital and borrowings fluctuate with our sales volume. Historically, more than 50% of our cash flow from operations is generated in the fourth quarter.

INFLATION

    We do not believe inflation had a significant impact on our operations over the past two years. In the past, we have been able to pass along to our customers all or a portion of the effects of increases in the price of steel, our principal raw material. There can be no assurance we will be able to continue to pass on the cost of such increases in the future.

YEAR 2000

    Certain software and hardware systems are date sensitive. Older date sensitive systems often use a two digit dating convention ("00" rather than "2000") that could have resulted in system failure and disruption of operations. This is referred to as the "Year 2000" issue. We have not experienced any significant disruptions to our businesses as a result of the Year 2000 issue.

    To date, we have incurred approximately $0.9 million in costs, of which approximately $0.8 million was capitalized and approximately $0.1 million was expensed. These costs were to replace existing hardware and third party software and professional fees for external assistance. We estimate that our future cost to resolve remaining Year 2000 issues is not significant.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires companies to recognize all derivative contracts at their fair values, as either assets or liabilities on the balance sheet. Our only derivatives are our interest rate swap agreements. Changes in the fair value of the swaps would be recorded each period as an adjustment to interest expense. We do not expect the adoption of SFAS No. 133 to have a material impact on the consolidated statements of income. In June 1999, the FASB issued Statement No. 137, which amended SFAS No. 133 so that the effective date of adoption will be for all fiscal quarters beginning after June 15, 2000. We do not intend to adopt SFAS No. 133 prior to its effective date.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    As of March 31, 2000, we had financial instruments that were sensitive to changes in interest rates. Following the closing of the recapitalization and all of the related transactions, these financial instruments consist of:

    - $133.5 million new credit facility; and

    - $5.2 million in other fixed-rate, long-term debt.

    Our new credit facility is comprised of a revolving credit facility, an acquisition facility and a delayed-draw tranche A facility term loan that each terminate in 2006 and a tranche B facility term loan that terminates in 2008. The new credit facility bears interest at the sum of the (i) Applicable Margin and (ii) at our option, either the Base Rate or the Eurodollar Rate. See "Description of Other Indebtedness--The New Credit Facility."

    Our other long-term debt at March 31, 2000 consisted of the Nash Note with an estimated fair value of $5.4 million and the Parsons Note due in installments of $31,500 per year with an estimated fair value as of March 31, 2000 of $0.2 million.

    In the ordinary course of our business, we also are exposed to price changes in raw materials (particularly steel rod and steel bar) and products purchased for resale. The prices of these items can change significantly due to changes in the markets in which our suppliers operate. We generally do not, however, use financial instruments to manage our domestic or international exposure to changes in commodity prices.

                                    BUSINESS

    We believe we are the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and of metal accessories used in masonry construction. In many of our product lines, we believe we are the market leader and lowest cost manufacturer competing primarily with smaller, regional suppliers with more limited product offerings. Our products are used primarily in two segments of the construction industry: infrastructure construction, such as highways, bridges, utilities, water and waste treatment facilities and airport runways, and non-residential building, such as schools, stadiums, prisons, retail sites, commercial offices and manufacturing facilities. For the twelve-month period ended March 31, 2000, our pro forma net sales would have been $338.4 million and our pro forma EBITDA would have been $55.4 million.

    We derive our revenue from a profitable mix of sales of consumable products and the sale and rental of engineered equipment. We believe that the breadth of our product offerings and national distribution network allow us to maintain a large customer base that prefers a "one-stop" supplier. We manufacture the substantial majority of our 18,000 products, which we sell under a number of well-established brand names. Our national distribution system, which we believe is the largest in our industry, allows us to efficiently cross-sell and distribute newly developed and acquired product lines on a nationwide basis. Through our network of 62 service/distribution centers, we serve over 6,000 customers, comprised of independent distributors and a broad array of precast concrete manufacturers, general contractors, subcontractors and metal fabricators. This nationwide customer base provides us with a geographically diversified sales mix and reduces our dependence on the economic cycles of any one region.

    We currently have four principal business units, which are organized around the following product lines:

    CONCRETE ACCESSORIES (DAYTON/RICHMOND-REGISTERED TRADEMARK-). We believe we are the leading North American manufacturer of concrete accessories, which are used in connecting forms for poured-in-place concrete walls, anchoring or bracing for walls and floors, supporting bridge framework and positioning steel reinforcing bars. For the twelve-month period ended March 31, 2000, our concrete accessories business unit would have had pro forma net sales to external customers of $145.1 million, or 43% of our total pro forma net sales.

    CONCRETE FORMING SYSTEMS (SYMONS-REGISTERED TRADEMARK-). We believe we are the leading North American manufacturer of concrete forming systems, which are reusable, engineered forms and related accessories used in the construction of concrete walls, columns and bridge supports to hold concrete in place while it hardens. Sales from concrete forming systems and related accessories represented 63% and rental revenue represented 37% of Symons' total sales in 1999. For the twelve-month period ended March 31, 2000, our concrete forming systems business unit would have had pro forma net sales to external customers of $119.2 million, or 35% of our total pro forma net sales.

    PAVING PRODUCTS (AMERICAN HIGHWAY TECHNOLOGY-REGISTERED TRADEMARK-). We believe we are the leading North American manufacturer of welded dowel assemblies and dowel baskets, which are paving products used in the construction and rehabilitation of concrete roads, highways and airport runways to extend the life of the pavement. These consumable products are used to transfer dynamic loads between adjacent slabs of concrete roadway. For the twelve-month period ended March 31, 2000, our paving products business unit would have had pro forma net sales to external customers of $37.1 million, or 11% of our total pro forma net sales.

    MASONRY PRODUCTS (DUR-O-WAL-REGISTERED TRADEMARK-). We believe we are the leading North American manufacturer of masonry products, which are placed between layers of brick and concrete blocks and covered with mortar to provide additional strength to walls. Masonry products also include engineered products used to repair or restore brick and stone buildings. For the twelve-month period ended March 31, 2000, our masonry products business unit would have had pro forma net sales to external customers of $37.0 million, or 11% of our total pro forma net sales.

    Each of our four principal business units also sells specialty construction chemicals that are used in conjunction with its other products.

COMPETITIVE STRENGTHS

    We believe that our key competitive strengths are:

    - LEADING MARKET POSITIONS. We believe that we are the market leader in many of our product lines, competing primarily with smaller, regional suppliers with limited product offerings. Our market share, combined with our breadth of product offerings, allows us to attract and maintain customers nationwide who prefer to deal with a "one-stop" supplier. We differentiate ourselves from competitors based on the quality of our products, our national brand recognition, and our technical support services to customers.

    - LOW-COST MANUFACTURER. We manufacture the substantial majority of the products that we sell, and believe that we are the lowest cost manufacturer in many of our product lines. We design and build or customize much of our automated manufacturing equipment, which would be difficult for a competitor to duplicate cost effectively, and have achieved significantly greater productivity, higher product quality and lower inventory levels than many of our competitors. In addition, we believe that our size allows us to achieve economies of scale in raw materials purchasing that cannot be realized by many of our competitors.

    - EXTENSIVE DISTRIBUTION SYSTEM AND CUSTOMER NETWORK. Our national distribution system, which we believe is the largest in our industry, allows us to efficiently cross-sell and distribute newly developed and acquired product lines on a nationwide basis. This nationwide network also provides us with a geographically diversified sales mix which reduces our dependence on the economic cycles of any one region.

    - ABILITY TO INTEGRATE ACQUISITIONS. As part of our focused acquisition strategy, we have successfully completed 13 acquisitions since
      January 1994. Our senior management has demonstrated a strong record of integrating acquisitions profitably and efficiently, while realizing targeted synergies on schedule. Although most of our acquisitions have been add-on acquisitions of small, privately held producers of one or more product lines for a single geographic market, our 1995 acquisition of Dur-O-Wal for $23.6 million and our 1997 acquisition of Symons for approximately $83.5 million represented larger acquisitions that provided us with an increased share in existing markets and access to related new markets.

    - EXPERIENCED MANAGEMENT TEAM. Our management team is one of the most experienced in the concrete and masonry accessories businesses. Our executive officers average approximately 23 years of experience in these industries and have demonstrated an ability to identify and successfully execute internal growth and acquisition strategies.

BUSINESS STRATEGY

    Key elements of our strategy are to:

    - DESIGN, MANUFACTURE AND MARKET NEW PRODUCTS. We believe that we are the leader in introducing product innovations to our markets. Our new product strategy is focused on developing engineered products that offer valuable features to our customers, including improved product performance, increased safety and higher productivity. Each business unit has new product development teams comprised of engineers, manufacturing managers and sales and marketing managers who are responsible for meeting annual new product sales targets.

    - IMPLEMENT MANUFACTURING IMPROVEMENT PROGRAMS. We continue to implement strategic initiatives designed to reduce manufacturing costs. To improve our efficiency, we design and build or customize much of our high-volume, automated manufacturing equipment. Approximately half of our annual capital expenditures for fixed assets are targeted for expense reduction programs and manufacturing improvements. For example, our top three productivity initiatives in 1998 cost approximately $0.5 million in capital expenditures, and we estimate that these initiatives generated over $0.7 million of annual cost savings in 1999.

    - LEVERAGE OUR EXTENSIVE DISTRIBUTION SYSTEM AND CUSTOMER NETWORK. We leverage our national distribution network and diverse customer base to efficiently introduce on a nationwide basis internally developed product lines or product lines of acquired companies that previously had a limited geographic presence. In addition, we establish strategic agreements to distribute new products manufactured by others who have a limited marketing and distribution presence in our industry. For example, our concrete accessories business unit has an exclusive domestic distribution arrangement for a new rebar splicing system originally introduced in Europe.

    - CONTINUE TO INCREASE RENTAL REVENUE. We plan to continue our focus on increasing rental revenue of concrete forming systems and other engineered equipment. In September 1997, we acquired Symons Corporation, a privately-held national provider of engineered concrete forming systems. Since the acquisition, we have increased rental revenue from concrete forming systems by increasing the size, utilization and make-up of the rental fleet. We will continue to target above-market growth rates in rental revenue by improving utilization of rental assets and investing in new rental products.

    - PURSUE SELECTED ACQUISITIONS. We will continue to selectively pursue acquisition opportunities. Many of our competitors are small, regional manufacturers with limited product offerings that may present attractive acquisition candidates. We intend to acquire companies where we see opportunities to significantly increase profit margins by leveraging our economies of scale in materials purchasing and our proprietary manufacturing expertise. Additionally we seek to acquire related product lines where we see opportunities to increase sales through our nationwide distributor and customer network.

INDUSTRY

    The total value of construction put-in-place in 1999 was $706 billion, according to statistics published by the Census Bureau. Over 90% of our net sales are derived from the infrastructure and non-residential construction segments, according to an independent study conducted by Investor Group Services in the fall of 1999 at the request of Odyssey. Furthermore, over two-thirds of our net sales are generated in the infrastructure and institutional construction segments, which have exhibited steady and consistent growth over the past
28 years. The infrastructure and non-residential construction segments are less cyclical than overall construction and single family residential construction, a segment to which we have limited exposure.

              U.S. CONSTRUCTION                              DAYTON SUPERIOR'S
      1999 TOTAL PUT-IN-PLACE SPENDING                        PRIMARY MARKETS
---------------------------------------------  ---------------------------------------------
                                               Pie chart entitled "Dayton Superior's primary
                                                   markets." The chart describes Dayton
 Pie chart entitled "U.S. Construction: 1999         Superior's primary markets as 35%
   total put-in-place spending." The chart        infrastructure, 33% institutional, 24%
 describes spending as 46% residential, 21%       commercial and 8% residential. Source:
   commercial, 18% infrastructure and 15%       Investor Group Services estimates (based on
    institutional. Source: Census Bureau.              Dayton Superior's net sales).

INFRASTRUCTURE

    This segment of the construction industry is comprised of construction of highways, bridges, utilities, water and waste treatment facilities and airport runways. An estimated 35% of our net sales come from this segment. According to Census Bureau statistics, the value put-in-place of infrastructure projects has increased in 26 of the past 28 years, with a compounded annual growth rate of 5.2%.

    Compared to other segments of the construction industry, infrastructure construction is less dependent on general economic conditions, as funding for infrastructure projects often comes from federal, state and local taxes. In certain instances, infrastructure spending has increased notwithstanding a soft economy, as local, state and federal governments attempted to offset recessionary trends. The following illustrates the consistent growth in the value of infrastructure construction put-in-place over the past three decades:

                      INFRASTRUCTURE (VALUE PUT-IN-PLACE)

                          INFRASTRUCTURE
                        VALUE PUT-IN-PLACE
        DATES             $ IN BILLIONS
---------------------   ------------------
         1/1/72                34.72
         1/1/73                38.18
     01/01/1974*               44.44
     01/01/1975*               50.04
     01/01/1976*               54.18
         1/1/77                55.53
         1/1/78                64.21
         1/1/79                73.02
         1/1/80                80.98
     01/01/1981*               84.36
     01/01/1982*               80.56
     01/01/1983*               76.87
         1/1/84                82.99
         1/1/85                87.86
         1/1/86                91.31
         1/1/87                 91.2
         1/1/88                91.31
         1/1/89                95.09
     01/01/1990*               98.66
     01/01/1991*              102.09
     01/01/1992*              108.86
         1/1/93                108.5
         1/1/94               110.56
         1/1/95               113.79
         1/1/96               116.34
         1/1/97               120.86
         1/1/98               122.99
         1/1/99               130.13

* Recessionary Periods
Source: Census Bureau

    The June 1998 enactment of TEA-21 will continue to have a significant positive impact on infrastructure spending. TEA-21 authorizes $218 billion in federal spending on highway and infrastructure projects through the year 2004 and represents a 44% increase over the 1991 Intermodal Surface Transportation Efficiency Act, the previous six-year federal program (which was funded at a higher level than its predecessor program). At a minimum, $162 billion of the $218 billion has been allocated to highway and bridge programs. Unlike its predecessor program, funds under TEA-21 are mandated and not subject to the annual appropriations process. Due primarily to the lag in the appropriation of funds and the lead time in large new construction projects, the impact of TEA-21 only started to materialize during the second half of 1999.

    Infrastructure spending will also benefit from AIR-21, which was recently enacted into law. Guaranteed grants for airport construction and improvements would total at least $3.2 billion in fiscal 2001 (a 64% increase over 2000 appropriations), $3.3 billion in 2002 and $3.4 billion in 2003. AIR-21 will specifically benefit concrete construction as all major airport runways are constructed primarily with concrete.

NON-RESIDENTIAL

    NON-RESIDENTIAL/INSTITUTIONAL. This construction segment includes institutional buildings such as schools, government buildings and hospitals. An estimated 33% of our net sales come from this segment. According to Census Bureau statistics, the value put-in-place of institutional related buildings has increased in 27 of the past 28 years, with a compounded annual growth rate of 7.1%. The institutional construction segment is less cyclical than other non-residential building because the funding sources for institutional projects are somewhat independent of the general economy and interest rates.

                       INSTITUTIONAL (VALUE PUT-IN-PLACE)

                          INSTITUTIONAL
                        VALUE PUT-IN-PLACE
        DATES             $ IN BILLIONS
---------------------   ------------------
         1/1/72                18.16
         1/1/73                19.78
     01/01/1974*               21.51
     01/01/1975*               22.49
     01/01/1976*                22.9
         1/1/77                21.88
         1/1/78                23.99
         1/1/79                 26.3
         1/1/80                 30.6
     01/01/1981*               32.31
     01/01/1982*               33.94
     01/01/1983*               36.12
         1/1/84                38.99
         1/1/85                42.59
         1/1/86                 46.4
         1/1/87                51.14
         1/1/88                56.34
         1/1/89                60.25
     01/01/1990*               67.71
     01/01/1991*                70.3
     01/01/1992*               73.39
         1/1/93                74.67
         1/1/94                76.35
         1/1/95                84.71
         1/1/96                90.68
         1/1/97               100.65
         1/1/98               105.48
         1/1/99                109.1

* Recessionary Periods
Source: Census Bureau

    We anticipate that the institutional construction segment will benefit from continuing growth in new school construction. According to Census Bureau statistics, school enrollment in 1999 increased to a record number for the fourth consecutive year. Educational construction has been driven by the echo demand from the children of the "baby-boomer" generation passing through school age years. According to Census Bureau statistics, the population of school age children between the ages of 5 and 19 will continue to increase through 2009. The historical growth in educational related construction, as demonstrated below, remains strong.

                        EDUCATIONAL (VALUE PUT-IN-PLACE)

                           EDUCATIONAL
                        VALUE PUT-IN-PLACE
        DATES             $ IN BILLIONS
---------------------   ------------------
         1/1/80                 9.71
     01/01/1981*               10.35
     01/01/1982*                9.02
     01/01/1983*                9.79
         1/1/84                 9.69
         1/1/85                10.25
         1/1/86                11.77
         1/1/87                14.54
         1/1/88                15.19
         1/1/89                17.65
     01/01/1990*               20.75
     01/01/1991*               21.81
     01/01/1992*               25.46
         1/1/93                23.18
         1/1/94                23.11
         1/1/95                28.72
         1/1/96                33.88
         1/1/97                35.45
         1/1/98                39.28
         1/1/99                39.98
         1/1/00                49.02

* Recessionary Periods
Source: Census Bureau

    NON-RESIDENTIAL/COMMERCIAL. Commercial buildings include retail sites, commercial offices, hotels and manufacturing facilities. An estimated 24% of our net sales come from this segment. According to Census Bureau statistics, the value put-in-place of commercial buildings has increased in 21 out of 28 years since 1972, at a compounded annual growth rate of 7.4%.

                        COMMERCIAL (VALUE PUT-IN-PLACE)

                            COMMERCIAL
                        VALUE PUT-IN-PLACE
        DATES             $ IN BILLIONS
---------------------   ------------------
         1/1/72                25.49
         1/1/73                30.66
     01/01/1974*               33.11
     01/01/1975*               28.97
     01/01/1976*               27.49
         1/1/77                30.79
         1/1/78                40.58
         1/1/79                55.73
         1/1/80                62.28
     01/01/1981*               73.97
     01/01/1982*               80.06
     01/01/1983*               72.93
         1/1/84                92.03
         1/1/85               112.16
         1/1/86               105.37
         1/1/87               104.24
         1/1/88               109.41
         1/1/89               118.01
     01/01/1990*               119.7
     01/01/1991*                94.2
     01/01/1992*               81.95
         1/1/93                84.36
         1/1/94                93.01
         1/1/95               107.91
         1/1/96               119.32
         1/1/97               130.46
         1/1/98               142.42
         1/1/99               145.28

* Recessionary Periods
Source: Census Bureau

    The commercial construction segment, which has historically been the most cyclical component of the non-residential construction segment, stands to benefit from low commercial vacancy rates and greater market discipline in the supply of new construction. F.W. Dodge reported 1999 commercial office vacancy rates below 11%, the lowest level in over 15 years, and well below historically high levels that ranged from 18% to 20% from 1987 to 1993.

                                 VACANCY RATES

                                VACANCY RATES %
                        -------------------------------
        DATES           WAREHOUSE    OFFICE     RETAIL
---------------------   ---------   --------   --------
         1/1/85           10.71       15.25       6.48
         4/1/85           10.81       15.48       6.68
         7/1/85           11.01       15.87       6.75
        10/1/85           11.27       16.59       6.86
         1/1/86           11.59       17.16       6.97
         4/1/86           11.84       17.76        7.4
         7/1/86           12.07       18.35       7.79
        10/1/86           12.29       18.63       7.71
         1/1/87            12.5       18.76       7.99
         4/1/87           12.73       18.83          8
         7/1/87           12.84       18.68       7.96
        10/1/87            12.8       19.33       8.01
         1/1/88           12.74       19.12       8.43
         4/1/88           12.77       18.72       8.38
         7/1/88           12.58       18.78       8.55
        10/1/88           12.54       18.77       8.63
         1/1/89           12.38       18.75       8.78
         4/1/89            12.3       18.66       9.54
         7/1/89           12.44       18.63       9.63
        10/1/89           12.55       18.77       9.87
         1/1/90           12.58        19.1       9.27
         4/1/90           12.81       19.23       9.49
         7/1/90           12.83       19.28      10.12
        10/1/90           12.85       19.59       10.3
         1/1/91              13       19.86      10.39
         4/1/91           13.17       19.99      10.56
         7/1/91            13.3       20.01      10.35
        10/1/91           13.49       20.17      10.54
         1/1/92           13.86       20.36      10.85
         4/1/92            14.1       20.25      10.62
         7/1/92           14.18          20       10.5
        10/1/92           13.94       19.72       9.89
         1/1/93           13.65       19.69       9.52
         4/1/93            13.5        19.4       9.07
         7/1/93           13.31       18.89       8.83
        10/1/93           13.17        18.2       8.88
         1/1/94           12.82       17.68        8.8
         4/1/94           12.47       17.09        8.4
         7/1/94           12.18       16.66       8.15
        10/1/94           11.72       16.36       7.63
         1/1/95           11.25       16.11       7.51
         4/1/95            10.9       15.75       7.56
         7/1/95           10.49       15.34       7.56
        10/1/95           10.62       14.96       7.39
         1/1/96           10.63        14.8       7.39
         4/1/96           10.19       14.29       7.48

                                VACANCY RATES %
                        -------------------------------
        DATES           WAREHOUSE    OFFICE     RETAIL
---------------------   ---------   --------   --------
         7/1/96           10.25       13.81       7.49
        10/1/96            9.92       13.22        7.5
         1/1/97            9.72       12.95       7.44
         4/1/97            9.51       12.57       7.44
         7/1/97            9.46       12.15       7.43
        10/1/97             9.6       11.49        7.4
         1/1/98             9.4       11.52       7.43
         4/1/98            8.97       11.11       7.41
         7/1/98            8.74       11.09       7.39
        10/1/98            8.94       11.03        7.4
         1/1/99            8.78       11.43       7.42
         4/1/99            8.49        11.3       7.43
         7/1/99            8.16       10.95       7.48
        10/1/99            8.16       10.78       7.54

* Recessionary Periods
Source: F.W. Dodge

    The speculative supply of new commercial construction and other market factors that magnified the last cyclical slowdown in commercial construction from 1991 to 1992 are significantly less prevalent today. The early '90s was characterized by historically high vacancy rates and an overhang from previous years of speculative commercial construction due in part to tax incentives from The Economic Recovery Tax Act of 1981 which no longer exist, and significant availability of real estate funding from private international investors. Today, more favorable dynamics exist in commercial construction markets due to less speculative construction and the growing significance of public real estate finance vehicles that had a limited presence in prior cycles. According to Census Bureau statistics, calculated on a constant currency basis in 1992 dollars, the annual average value of commercial construction put-in-place has remained below levels reached prior to 1991 and 1992, averaging $82 billion from 1995 to 1999 versus $98 billion from 1985 to 1989. In addition, public funding vehicles such as real estate investment trusts now constitute the majority of commercial real estate financing, which has created broader sources of capital and early, public market signals of changing market conditions.

ACQUISITIONS

    We believe we have been successful in implementing our acquisition strategy, having completed and integrated 13 acquisitions since the beginning of 1994. Although the majority of these acquisitions were small add-on acquisitions, two of them represented large stand-alone acquisitions that provided us with access to new markets:

    - Our 1995 acquisition of Dur-O-Wal, for which we paid $23.6 million, established us as a leader in the masonry accessories market; and

    - Our 1997 acquisition of Symons, for which we paid $83.5 million, established us as a leader in the prefabricated concrete forming equipment market.

    The following table summarizes the acquisitions that we have made since the beginning of 1994 in chronological order:

                                                                                                  PURCHASE PRICE
YEAR                             BUSINESS ACQUIRED                      BUSINESS UNIT             (IN MILLIONS)
----                    -----------------------------------  -----------------------------------  --------------
             1994       Alpha Rebar                          Paving Products                          $  0.1
             1995       C&B Construction Supplies            Concrete Accessories                        0.2
             1995       Dur-O-Wal                            Masonry Accessories                        23.6
             1996       Steel Structures                     Paving Products                             5.6
             1997       Ironco                               Paving Products                             1.5
             1997       Baron Steel                          Concrete Accessories                        0.3
             1997       Symons Corporation:                                                             83.5
                        Symons Division                      Concrete Forming Systems
                        Richmond Screw                       Concrete Accessories
                        Anchor Division
             1998       Symons Concrete Forms                Concrete Forming Systems                    6.7
                        (formerly known as CAI)
             1998       Northwoods                           Concrete Forming Systems                    0.8
             1998       Secure                               Paving Products                             0.6
             1999       Cempro                               Concrete Accessories                        5.4
             1999       Southern Construction Products       Masonry Accessories                         8.3
                                                             Concrete Accessories
             2000       Polytite Manufacturing Co.           Masonry Accessories                         1.5*

------------------------

*   Subject to working capital adjustment.

PRODUCTS

    Although almost all of our products are used in concrete or masonry construction, the function and nature of the products differ widely. Most of our products are consumable, providing us with a source of recurring revenue. In addition, while our products represent a relatively small portion of a construction project's total cost, our products assist in ensuring the on-time, quality completion of those projects. We continually attempt to increase the number of products we offer by using engineers and product development teams to introduce new products and refine existing products.

    CONCRETE ACCESSORIES. Our concrete accessories business unit manufactures and sells concrete accessories primarily under the Dayton/Richmond(-Registered Trademark-) brand name. For the twelve-month period ended March 31, 2000, pro forma net sales of our concrete accessories business unit to external customers accounted for $145.1 million, or approximately 43% of our total pro forma net sales.

    Concrete accessories include:

    - WALL-FORMING PRODUCTS. Wall-forming products include shaped metal ties and accessories that are used with modular forms to hold concrete in place when walls are poured at a construction site or are prefabricated off site. These products, which generally are not reusable, are made of wire or plastic or a combination of both materials. We generally manufacture these products on customized high-speed automatic equipment.

    - BRIDGE DECK PRODUCTS. Bridge deck products are metal assemblies of varying designs used to support the formwork used by contractors in the construction and rehabilitation of bridges.

    - BAR SUPPORTS. Bar supports are non-structural metal or plastic supports used to position rebar within a horizontal slab or form to be filled with concrete. Bar supports are often plastic or epoxy coated, galvanized or equipped with plastic tips to prevent creating a conduit for corrosion of the embedded rebar.

    - PRECAST AND PRESTRESSED CONCRETE CONSTRUCTION PRODUCTS. Precast and prestressed concrete construction products are metal assemblies of varying designs used in the manufacture of precast concrete panels and prestressed concrete beams and structural members. Precast concrete panels and prestressed concrete beams are fabricated away from the construction site and transported to the site. Precast concrete panels are used in the construction of prisons, freeway sound barrier walls, external building facades and other similar applications. Prestressed concrete beams use multiple strands of steel cable under tension embedded in concrete beams to provide rigidity and bearing strength, and often are used in the construction of bridges, parking garages and other applications where long, unsupported spans are required.

    - TILT-UP CONSTRUCTION PRODUCTS. Tilt-up construction products include a complete line of inserts, lifting hardware and adjustable beams used in the tilt-up method of construction, in which the concrete floor slab is used as part of a form for casting the walls of a building. After the cast walls have hardened on the floor slab, a crane is used to "tilt-up" the walls, which then are braced in place until they are secured to the rest of the structure. Tilt-up construction generally is considered to be a faster method of constructing low-rise buildings than conventional poured-in-place concrete construction. Some of our tilt-up construction products can be rented as well as sold.

    - FORMLINER PRODUCTS. Formliner products include plastic and elastomeric products that adhere to the inside face of forms to provide shape to the surface of the concrete.

    - CHEMICAL PRODUCTS. Chemical products sold by our concrete accessories business unit include a broad spectrum of chemicals for use in concrete construction, including form release agents, bond breakers, curing compounds, liquid hardeners, sealers, water repellents, bonding agents, grouts and epoxies, and other chemicals used in the pouring and placement of concrete.

    CONCRETE FORMING SYSTEMS. Our concrete forming systems business unit manufactures, sells and rents reusable modular concrete forming systems primarily under the Symons(-Registered Trademark-) name. These products include standard and specialty concrete forming systems, shoring systems and accessory products. To capitalize on the durability and relatively high unit cost of prefabricated forming equipment, we also rent forming products. For the twelve-month period ended March 31, 2000, pro forma net sales of our concrete forming systems business unit to external customers accounted for $119.2 million, or approximately 35% of our total pro forma net sales.

    Our concrete forming system products include:

    - CONCRETE FORMING SYSTEMS. Concrete forming systems are reusable, engineered modular forms which hold liquid concrete in place on concrete construction jobs while it hardens. Standard forming systems are made of steel and plywood and are used in the creation of concrete walls and columns. Specialty forming systems consist primarily of steel forms that are designed to meet architects' specific needs for concrete placements. Both standard and specialty forming systems and related accessories are sold and rented for use.

    - SHORING SYSTEMS. Shoring systems, including aluminum beams and joists, post shores and shoring frames used to support deck and other raised forms while concrete is being poured.

    - CONSTRUCTION CHEMICALS. Construction chemicals sold by the concrete forming systems business unit include form release agents, sealers, water repellents, grouts and epoxies and other chemicals used in the pouring, stamping and placement of concrete.

    PAVING PRODUCTS. Our paving products business unit sells products, primarily consisting of welded dowel assemblies and dowel baskets, used in the construction and rehabilitation of concrete roads, highways and airport runways to extend the life of the pavement. This business unit sells paving products primarily under the American Highway Technology-Registered Trademark- name, but we also offer some paving products under the Dayton/Richmond-Registered Trademark- name. We manufacture welded dowel assemblies primarily using automated and semi-automated equipment. For the twelve-month period ended March 31, 2000, pro forma net sales of paving products accounted for $37.1 million, or approximately 11% of our total pro forma net sales.

    Paving products include:

    - WELDED DOWEL ASSEMBLIES AND DOWEL BASKETS. Welded dowel assemblies and dowel baskets are used to transfer dynamic loads between two adjacent slabs of concrete roadway. Metal dowels are part of a dowel basket design that is imbedded in two adjacent slabs to transfer the weight of vehicles as they move over a road.

    - CORROSIVE-PREVENTING EPOXY COATINGS. Corrosive-preventing epoxy coatings are used for infrastructure construction products and a wide range of industrial and construction uses.

    - CONSTRUCTION CHEMICALS. Construction chemicals sold by our paving products business unit include curing compounds used in concrete road construction.

    MASONRY PRODUCTS. Our masonry products business unit manufactures and sells masonry products under the Dur-O-Wal(-Registered Trademark-) name. Our masonry product line consists primarily of masonry wall reinforcement products, masonry anchors, engineered products and other accessories used in masonry construction and restoration to reinforce brick and concrete walls, anchor inner to outer walls and provide avenues for water to escape. For the twelve-month period ended March 31, 2000, pro forma net sales of masonry products accounted for approximately $37.0 million, or approximately 11% of our total pro forma net sales.

    Masonry products are wire products that improve the performance and longevity of masonry walls by providing crack control, greater elasticity and higher strength to withstand seismic shocks and better resistance to rain penetration.

    We have the in-house ability to produce hot-dipped zinc galvanized finishes on masonry wall reinforcement products. Hot-dipped galvanized finishes are considered to provide superior protection against corrosion compared to alternative finishes. In recent years, model building codes in a number of regions of the country in which masonry construction is used have been amended to require use of hot-dipped galvanized masonry wall reinforcement products.

    We also sell other masonry products which connect one form of masonry to another or masonry to a building structure. Masonry products are used in the restoration of existing masonry construction, for seismic retrofitting of existing brick veneer surfaces to strengthen the surfaces against earthquake damage and for moisture control applications.

MANUFACTURING

    We manufacture the substantial majority of the products we sell. Most of our concrete accessories, paving products and masonry products are manufactured at eighteen principal facilities in the United States, although a majority of our service/distribution facilities also can produce smaller lots of some products. Our production volumes enable us to design and build or custom modify much of the equipment we use to manufacture these products, using a team of experienced manufacturing engineers and tool and die makers.

    By developing our own automatic high-speed manufacturing equipment, we believe we generally have achieved significantly greater productivity, lower capital equipment costs, lower scrap rates, higher product quality, faster changeover times, and lower inventory levels than most of our competitors. In addition, our masonry products business unit's ability to "hot-dip" galvanize products provides it with an advantage over many competitors' manufacturing masonry wall reinforcement products, which lack this internal capability. We also have a flexible manufacturing setup and can make the same products at several locations using short and discrete manufacturing processing.

    We manufacture our concrete forming systems at two facilities in the United States. These facilities incorporate semi-automated and automated production lines, heavy metal presses, forging equipment, stamping equipment, robotic welding machines, drills, punches, and other heavy machinery typical for this type of manufacturing operation.

    We generally operate our manufacturing facilities two shifts per day, five days per week (six days per week during peak months and, in some instances, three shifts), with the number of employees increasing or decreasing as necessary to satisfy demand on a seasonal basis.

DISTRIBUTION

    We distribute our products through over 3,000 independent distributors and our own network of 62 service/distribution centers located in the United States and Canada. Eighteen of the service/ distribution centers are associated with our manufacturing plants. Of these 62 locations, 24 are dedicated principally to the distribution of concrete accessories, 30 are dedicated principally to the distribution of forming systems, 3 are dedicated primarily to the distribution of paving products, 5 are dedicated principally to the distribution of masonry products and some locations carry more than one of our product lines. We ship most of our products to our service/distribution centers from our manufacturing plants; however, a majority of our centers also are able to produce smaller batches of some products on an as-needed basis to fill rush orders.

    We have an on-line inventory tracking system for the concrete accessories, paving products and construction chemicals businesses, which enables our customer service representatives to identify, reserve and ship inventory quickly from any of our locations in response to telephone orders.

    Our system provides us with a competitive advantage since our service representatives are able to answer customer questions about availability and shipping dates while still on the telephone. We primarily use third-party common carriers to ship our products.

    We also use our distribution system to sell products which are manufactured by others. These products usually are sold under our brand names and often are produced for us on an exclusive basis. Sales of these products allow us to utilize our distribution network to increase sales without making significant capital investments. We believe there is an increasing trend among our distributors to consolidate into larger entities, which could result in increased price competition. See "Risk Factors--Consolidation of our distributors."

SALES AND MARKETING

    We employ approximately 400 sales and marketing personnel, of whom approximately one-half are field sales people and one-half are customer service representatives. Sales and marketing personnel are located in all of our locations. We produce product catalogs and promotional materials that illustrate certain construction techniques in which our products can be used to solve typical construction problems. We promote our products through seminars and other customer education efforts and work directly with architects and engineers to secure the use of our products whenever possible.

    We consider our engineers to be an integral part of the sales and marketing effort. Our engineers have developed proprietary software applications to conduct extensive pre-testing on both new products and construction projects.

CUSTOMERS

    We have over 6,000 customers, of which over 50% purchase our products for resale. Our customer base is geographically diverse, with no customer accounting for more than 4% of net sales in 1999. Our ten largest customers accounted for less than 15% of our net sales in 1999.

    CONCRETE ACCESSORIES. Our concrete accessories business unit has approximately 1,800 customers, consisting of distributors, rebar fabricators and precast and prestressed concrete manufacturers. We estimate that 80% of the customers of this business unit purchase our products for resale. The largest customer of this business unit accounted for approximately 3% of its 1999 net sales. The business unit's top ten customers accounted for approximately 20% of its 1999 net sales.

    Our concrete accessories business unit has instituted a certified dealer program for those dealers who handle our tilt-up construction products. This program was established to educate dealers in the proper use of our tilt-up products and to assist them in providing engineering assistance to their customers. Certified dealers are not permitted to carry other manufacturers' tilt-up products, which we believe are incompatible with ours and, for that reason, could be unsafe if used with our products. The business unit currently has 109 certified tilt-up construction product dealers.

    CONCRETE FORMING SYSTEMS. Our concrete forming systems business unit has approximately 3,000 customers, consisting of distributors, precast and prestressed concrete manufacturers, general contractors and subcontractors. We estimate that 90% of the customers of this business unit are the end-users of its products, while the remainder of those customers purchase its products for resale or re-rent. This business unit's largest customer accounted for approximately 6% of its 1999 net sales, and its ten largest customers accounted for approximately 25% of its 1999 net sales.

    PAVING PRODUCTS. Our paving products business unit has approximately 200 customers, consisting primarily of distributors of construction supplies and, to a lesser extent, general contractors and subcontractors. This business unit's largest customer accounted for approximately 16% of the business unit's 1999 net sales and its ten largest customers accounted for approximately 70% of its 1999 net sales.

    MASONRY PRODUCTS. Our masonry products business unit has approximately 1,750 customers, consisting of distributors, brick and concrete block manufacturers, general contractors and sub-contractors. We estimate that 90% of this business unit's customers purchase its products for resale. This business unit's largest customer accounted for approximately 4% of its 1999 net sales, and its ten largest customers accounted for approximately 20% of its 1999 net sales.

RAW MATERIALS

    Our principal raw materials are steel wire rod, steel hot rolled bar, metal stampings and flat steel, aluminum sheets and extrusions, plywood, cement and cementitious ingredients, liquid chemicals, zinc and injection-molded plastic parts. Steel, in its various forms, constitutes approximately 30-35% of our cost of sales. We currently purchase raw material from over 300 vendors and are not dependent on any single vendor or small group of vendors for any significant portion of our raw material purchases.

COMPETITION

    Our industry is highly competitive in most product categories and geographic regions. We compete with a relatively small number of full-line national manufacturers of concrete accessories, concrete forming systems, masonry products and paving products, and a much larger number of regional manufacturers and manufacturers with limited product lines. We believe competition in our industry is largely based on, among other things, price, quality, breadth of product lines, distribution capabilities (including quick delivery times) and customer service. Due primarily to factors such as freight rates, quick delivery times and customer preference for local suppliers, some local or regional manufacturers and suppliers may have a competitive advantage over us in a given region. We believe the size, breadth and quality of our product lines provide us with advantages of scale in both distribution and production relative to our competitors.

TRADEMARKS AND PATENTS

    We sell most products under the registered trade names Dayton Superior(-Registered Trademark-), Dayton/Richmond(-Registered Trademark-), Symons(-Registered Trademark-), Dur-O-Wal(-Registered Trademark-) and American Highway Technology(-Registered Trademark-), which we believe are widely recognized in the construction industry and, therefore, are important to our business. Although some of our products (and components of some products) are protected by patents, we do not believe these patents are material to our business. We have approximately 120 trademarks and 90 patents.

EMPLOYEES

    As of December 31, 1999, we employed 845 salaried and 1,456 hourly personnel, of whom 986 of the hourly personnel and six of the salaried personnel are represented by labor unions. Employees at our Miamisburg, Ohio; Parsons, Kansas; Des Plaines, Illinois; New Braunfels, Texas; Tremont, Pennsylvania; St. Joseph, Missouri; Aurora, Illinois and Kankakee, Illinois manufacturing/distribution plants and our service/distribution centers in Baltimore, Maryland; Atlanta, Georgia and Santa Fe Springs, California are covered by collective bargaining agreements. We believe we have good employee and labor relations. See "Risk Factors--Risks associated with our workforce."

SEASONALITY

    Our operations are seasonal in nature, with approximately 55% to 60% of our sales historically occurring in the second and third quarters. Working capital and borrowings fluctuate with sales volume. Historically, more than 50% of our cash flow from operations is generated in the fourth quarter.

BACKLOG

    We typically ship most of our products, other than paving products and some specialty forming systems, within one week and often within 24 hours after we receive the order. Other product lines, including paving products and specialty forming systems, may be shipped up to six months after we receive the order, depending on our customer's needs. Accordingly, we do not maintain significant backlog, and backlog as of any particular date is not representative of our actual sales for any succeeding period.

PRINCIPAL PROPERTIES

    Our corporate headquarters are located in leased facilities in Dayton, Ohio. We believe our facilities provide adequate manufacturing and distribution capacity for our needs. We also believe all of the leases were entered into on market terms. Our other principal facilities are located throughout North America as follows:

                                                                           LEASED/      SIZE
LOCATION                           USE            PRINCIPAL BUSINESS UNIT   OWNED     (SQ. FT.)
-----------------------  -----------------------  -----------------------  --------   ---------
Des Plaines, Illinois    Manufacturing/           Concrete Forming          Owned      171,650
                         Distribution             Systems
                         and Symons Headquarters
Miamisburg, Ohio         Manufacturing/           Concrete Accessories      Owned      126,000
                         Distribution
                         and Dayton/Richmond
                         Headquarters
Aurora, Illinois         Manufacturing/           Masonry Products          Owned      109,000
                         Distribution
                         and Dur-O-Wal
                         Headquarters
Kankakee, Illinois       Manufacturing/           Paving Products          Leased      107,900
                         Distribution and
                         American Highway
                         Technology Headquarters
Tremont, Pennsylvania    Manufacturing/           Concrete Accessories      Owned      102,650
                         Distribution
Parsons, Kansas          Manufacturing/           Paving Products           Owned       98,250
                         Distribution
New Braunfels, Texas     Manufacturing/           Concrete Forming          Owned       89,600
                         Distribution             Systems
Parker, Arizona          Manufacturing/           Concrete Accessories     Leased       60,000
                         Distribution

                                                                           LEASED/      SIZE
LOCATION                           USE            PRINCIPAL BUSINESS UNIT   OWNED     (SQ. FT.)
-----------------------  -----------------------  -----------------------  --------   ---------
Birmingham, Alabama      Service/Distribution     Concrete Accessories     Leased       55,000
Centralia, Illinois      Service/Distribution     Concrete Accessories      Owned       53,500
St. Joseph, Missouri     Manufacturing/           Concrete Accessories      Owned       53,342
                         Distribution
Atlanta, Georgia         Service/Distribution     Concrete Accessories     Leased       49,392
Grand Prairie, Texas     Service/Distribution     Concrete Accessories     Leased       45,000
Seattle, Washington      Service/Distribution     Concrete Accessories     Leased       42,825
Santa Fe Springs,        Service/Distribution     Concrete Accessories     Leased       40,000
  California
Toronto, Ontario         Service/Distribution     Concrete Accessories     Leased       40,000
Oregon, Illinois         Service/Distribution     Concrete Accessories      Owned       39,000
Helena, Alabama          Manufacturing/           Paving Products          Leased       32,000
                         Distribution
Folcroft, Pennsylvania   Service/Distribution     Concrete Accessories      Owned       32,000
Baltimore, Maryland      Service/Distribution     Masonry Products          Owned       30,000

LEGAL PROCEEDINGS

    Our Symons business unit currently is a defendant involved in a civil suit brought in 1996 in the United States District Court for the Southern District of Iowa (Case No. 4-96-CV-80552) by EFCO Corp., a competitor of Symons in one portion of its business. EFCO alleged that Symons engaged in false advertising, misappropriation of trade secrets, intentional interference with contractual relations, and certain other activities. After a jury trial, preliminary damages of approximately $14 million were awarded against Symons in January 1999. In a ruling on post-trial motions in April 1999, the district court judge dismissed EFCO's claim of intentional interference with contractual relations but increased the damages awarded to EFCO by $0.1 million. Briefs were filed and oral arguments were heard before the United States Court of Appeals for the Eighth Circuit on March 13, 2000. We are awaiting the appellate decision.

    We believe Symons has grounds for a successful appeal and we remain committed to vigorously pursuing our appellate rights. A successful appeal could overturn the judgment against Symons or result in a new trial. Symons' liability, if any, cannot finally be determined until all rights of the parties have been exhausted or have expired by lapse of time. We consider the outcome of this litigation to be not estimable and, accordingly, we have not recorded any liability for the resolution of this suit. In the event Symons is unsuccessful in its appeal, we could be required to pay the full amount of the judgment plus interest or a potentially higher amount. An unsuccessful decision or appeal could have a material adverse effect on our business, financial condition and results of operations.

    We and all of our directors were defendants in a purported shareholder class action lawsuit brought in January 2000 in the Court of Common Pleas for Montgomery County in Dayton, Ohio. The lawsuit was filed to enjoin the closing of our recapitalization. We filed a motion to dismiss the complaint, which was granted by the court on May 19, 2000. The plaintiff has the right to appeal the judgment or file another lawsuit. As of the date of this prospectus, no appeal or other lawsuit has been filed.

    During the ordinary course of our business, we are from time to time threatened with, or may become a party to, legal actions and other proceedings. While we are currently involved in certain other legal proceedings, we believe the results of these proceedings will not have a material effect on our business, financial condition or results of operations, in part due to certain indemnification arrangements. We believe that our potential exposure to such legal actions is adequately covered by product and general liability insurance.

ENVIRONMENTAL MATTERS

    Our businesses are subject to regulation under various and changing federal, state and local laws and regulations relating to the environment and to employee safety and health. These environmental laws and regulations govern the generation, storage, transportation, disposal and emission of various substances. Permits are required for operation of our businesses (particularly air emission permits), and these permits are subject to renewal, modification and, in certain circumstances, revocation. We believe we are in compliance with these laws and permitting requirements. Our businesses also are subject to regulation under various and changing federal, state and local laws and regulations which allow regulatory authorities to compel (or seek reimbursement for) cleanup of environmental contamination at sites now or formerly owned or operated by our businesses and at facilities where their waste is or has been disposed.

    We expect to incur ongoing capital and operating costs to maintain compliance with currently applicable environmental laws and regulations; however, we do not expect those costs, in the aggregate, to be material. See "Risk Factors--Potential exposure to environmental liabilities."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the name, age and position of each person who is, following the consummation of the recapitalization, an executive officer or director of Dayton Superior.

NAME                                         AGE                             POSITION
---------------------------------------  -----------   -----------------------------------------------------
John A. Ciccarelli.....................           60   Chairman of the Board, President and Chief Executive
                                                       Officer
Raymond E. Bartholomae.................           53   Vice President and General Manager, Symons
Michael C. Deis, Sr....................           49   Vice President and General Manager, Dayton/Richmond
James W. Fennessy......................           56   Vice President and General Manager, Dayton Superior
                                                       Canada Ltd.
Mark K. Kaler..........................           42   Vice President and General Manager, American Highway
                                                       Technology
Alan F. McIlroy........................           49   Vice President and Chief Financial Officer
William C. Mongole.....................           50   Vice President and General Manager, Dur-O-Wal
John R. Paine, Jr......................           57   Vice President, Sales and Marketing, Dayton/Richmond
Thomas W. Roehrig......................           34   Corporate Controller
John M. Rutherford.....................           40   Treasurer and Assistant Secretary
James C. Stewart.......................           52   Vice President, Corporate Development
Jaime Taronji, Jr......................           55   Vice President, General Counsel and Secretary
Stephen Berger.........................           60   Director
Joshua C. Cascade......................           27   Director
William F. Hopkins.....................           36   Director
Douglas Rotatori.......................           39   Director

    JOHN A. CICCARELLI has been President since 1989 and has been Chief Executive Officer and a director since 1994. After the consummation of the recapitalization, Mr. Ciccarelli will also become Chairman of our Board of Directors.

    RAYMOND E. BARTHOLOMAE has been Vice President and General Manager, Symons, since February 1998, and was Executive Vice President and General Manager of Symons from 1986 to February 1998.

    MICHAEL C. DEIS, SR. has been Vice President and General Manager, Dayton/Richmond since February 1998. From 1987 to February 1998, Mr. Deis was Vice President, Eastern Division of Dayton/ Richmond (formerly, Concrete Accessories).

    JAMES W. FENNESSY has been Vice President and General Manager, Dayton Superior Canada, Ltd. since 1988.

    MARK K. KALER has been Vice President and General Manager, American Highway Technology since April 1996. From 1990 to April 1996, Mr. Kaler was Vice President, Engineering and Product Manager, Paving Division.

    ALAN F. MCILROY has been Vice President and Chief Financial Officer since July 1997. From January 1994 until July 1997, Mr. McIlroy was President of The Greenock Group, a private operational investment company.

    WILLIAM C. MONGOLE has been Vice President and General Manager, Dur-O-Wal since May 1999. From 1987 until May 1999, he was a Vice President of our Dur-O-Wal business unit.

    JOHN R. PAINE, JR. has been Vice President, Sales and Marketing of Dayton/Richmond (formerly, Concrete Accessories) since 1984.

    THOMAS W. ROEHRIG has been Corporate Controller since April 1998. From 1987 until March 1998, Mr. Roehrig was employed by Arthur Andersen LLP, an international public accounting firm, most recently as a Manager in the Assurance and Business Advisory division.

    JOHN M. RUTHERFORD has been Treasurer and Assistant Secretary since
February 1998. From January 1993 until January 1998, Mr. Rutherford was Director of Treasury and Risk Management for Gibson Greetings, Inc., a greeting card manufacturer.

    JAMES C. STEWART has been Vice President, Corporate Development since February 1998. From 1984 to February 1998, Mr. Stewart was Vice President, Western Division of Dayton/Richmond (formerly Concrete Accessories).

    JAIME TARONJI, JR. joined us in August 1999 and was elected Vice President, General Counsel and Secretary in October 1999. From 1996 to 1999, Mr. Taronji was Law Vice President of NCR Corporation. From 1988 to 1995, Mr. Taronji was Vice President, General Counsel and Assistant Secretary of Packaging Corporation of America, a subsidiary of Tenneco, Inc.

    STEPHEN BERGER is currently chairman of Odyssey Investment Partners, LLC. Prior to joining Odyssey Investment Partners, LLC, Mr. Berger was a general partner of Odyssey Partners, LP. From 1990 to 1993, Mr. Berger served as Chairman and CEO of FGIC, a wholly-owned subsidiary of GE Capital Corp. and subsequently became Executive Vice President of GE Capital Corp. Mr. Berger presently serves as a member of the Board of Trustees of Brandeis University and is a director of TransDigm Inc. and TransDigm Holding Co.

    JOSHUA C. CASCADE has been an associate of Odyssey Investment Partners, LLC since 1998. From 1994 to 1998, Mr. Cascade was employed by The Blackstone Group, LP, most recently as an associate in the restructuring and reorganization group.

    WILLIAM F. HOPKINS has been a member and Managing Principal of Odyssey Investment Partners, LLC since 1997. From 1994 to 1996, Mr. Hopkins was a principal in the private equity investing group of Odyssey Partners, LP. Prior to joining Odyssey, Mr. Hopkins was a member of the merchant banking group of GE Capital Corp. Mr. Hopkins is a director of TransDigm Inc. and TransDigm Holding Co.

    DOUGLAS ROTATORI has been a principal of Odyssey Investment Partners, LLC since 1998. From 1995 to 1998, Mr. Rotatori was a principal with Wellspring Capital Management, LLC. From 1987 to 1995, Mr. Rotatori was in the Investment Banking Department of Bear, Stearns & Co. Inc.

    We will have five directors immediately following the recapitalization. Each director is elected to serve until the next annual meeting of shareholders or until a successor is elected. Our executive officers are elected by the directors to serve at the pleasure of the directors. There are no family relationships between any of our directors or executive officers.

BOARD COMMITTEES

    Our Board of Directors has three committees:

    An Executive Committee, which may exercise any of the Board's authority between meetings of the Board.

    An Audit Committee, which:

    - recommends the engagement of the independent public accountants;

    - reviews the professional services provided by, and the fees charged by, the independent public accountants;

    - reviews the scope of the internal and external audit; and

    - reviews the financial statements and matters relating to the audit.

    A Compensation and Benefits Committee, which is responsible for assuring that officers and other key management are effectively compensated and that compensation is internally equitable and externally competitive.

    We do not have a Nominating Committee.

EXECUTIVE COMPENSATION

    The following table summarizes the 1999, 1998 and 1997 compensation of our chief executive officer and each of our four other most highly compensated executive officers who was serving as an executive officer on December 31, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                                    -----------------------
                                               ANNUAL COMPENSATION                    AWARDS      PAYOUTS
                                -------------------------------------------------   ----------   ----------
                                                                                      SHARES     LONG TERM     ALL OTHER
                                                                   OTHER ANNUAL     UNDERLYING   INCENTIVE    COMPENSATION
 NAME AND PRINCIPAL POSITION      YEAR     SALARY($)   BONUS($)   COMPENSATION($)   OPTIONS(#)   PAYOUTS($)      ($)(1)
------------------------------  --------   ---------   --------   ---------------   ----------   ----------   ------------
John A. Ciccarelli............    1999     $310,961    $315,000       $     0         15,000(2)      $0         $12,800
  President and Chief             1998      293,077     275,000             0         15,000(2)       0          12,800
  Executive Officer               1997      227,692     160,000             0              0          0           3,000

Alan F. McIlroy...............    1999     $197,423    $150,000       $10,000(4)       8,000(2)      $0         $10,400
  Vice President and              1998      191,154     148,000        16,202(4)       6,000(2)       0          10,400
  Chief Financial Officer(3)      1997       65,856      37,000        39,617(4)      25,000(5)       0               0

Raymond E. Bartholomae........                                        $     0
  Vice President and                                                        0
  General Manager, Symons(6)      1999     $185,000    $120,000                        6,000(2)      $0         $10,400
                                  1998      173,000     126,000                        6,000(2)       0           9,515

Michael C. Deis, Sr...........    1999     $151,500    $120,000       $     0          8,000(2)      $0         $10,400
  Vice President and              1998      146,154     129,000             0          6,000(2)       0          10,400
  General Manager,                1997      105,231      60,000             0              0          0           3,166
  Dayton/Richmond

James C. Stewart..............    1999     $151,500    $101,787       $     0          7,000(2)      $0         $10,400
  Vice President,                 1998      146,231     110,000             0          6,000(2)       0          10,400
  Corporate Development           1997      107,538      60,000         1,600(4)           0          0           3,166

--------------------------

(1) For 1999 and 1998, consists of (a) our retirement account contributions to our Savings Plan in the amount of $9,600 for Mr. Ciccarelli and $7,200 for each of the other named executive officers and (b) our matching Section401(k) contributions to the Savings Plan in the amount of $3,200 and $2,315, respectively, for Mr. Bartholomae and $3,200 in both years for each of the other named executive officers. For 1997, consists only of Company matching Section401(k) contributions to the Savings Plan.

(2) Options to purchase common shares were granted under our stock option plan at an exercise price of $19.44 per share (in the case of options granted in 1999), and $16.81 per share (in the case of options granted in 1998), the average of the high and low prices on the date of the grant. The options have a term of ten years and become exercisable in three equal annual installments, commencing on the first anniversary of the date of grant; however, the options became fully exercisable upon completion of our recapitalization merger with Stone Acquisition Corp.

(3) Mr. McIlroy was elected an executive officer on July 17, 1997.

(4) Relocation expense paid by us.

(5) Options to purchase 25,000 Common Shares were granted to Mr. McIlroy in July 1997 under our 1996 Stock Option Plan in connection with Mr. McIlroy's employment by us. The options have an exercise price of $12.5625 per share, the average of the high and low prices on the date of the grant, and a term of ten years.

    The options were exercisable on the date of grant with respect to 12,500 shares and become exercisable with respect to an additional 6,250 shares on the first and second anniversaries of the date of grant.

(6) Mr. Bartholomae was elected an executive officer on February 26, 1998 following the acquisition of Symons Corporation by us in September 1997.

EMPLOYMENT AGREEMENTS

    We entered into employment agreements with each of the executive officers named in the Summary Compensation Table which became effective upon the consummation of the recapitalization. Generally, each employment agreement provides:

    - The initial term of employment is three years and automatically will be extended for additional one-year periods unless either we or the executive notifies the other of termination no later than 90 days before the end of a term.

    - The annual base salary, which may be increased by our Board of Directors in its discretion, is as follows:

John A. Ciccarelli..........................................  $350,000
Alan F. McIlroy.............................................   225,000
Raymond E. Bartholomae......................................   197,000
Michael C. Deis, Sr.........................................   190,000
James C. Stewart............................................   175,000

    - Each executive officer is entitled to participate in our executive annual bonus plan and in our various other employee benefit plans and arrangements which are applicable to senior officers and which, during the first 12 months after the recapitalization, must provide benefits substantially equivalent to those being provided at the time of the recapitalization, other than stock options.

    - If an executive officer is terminated without cause, is entitled to receive a pro rata share of his bonus for the year of termination, to continue to receive his annual base salary for 24 months and to continue coverage under our medical and dental programs for one year on the same basis as he was entitled to participate prior to his termination.

    - Each executive officer is prohibited from competing with us during the term of his employment and for two years following termination of his employment.

    Mr. Ciccarelli's employment agreement differs from the other agreements described above in the following respects:

    - He serves as Chairman of the Board as well as in his current offices of President and Chief Executive Officer.

    - At the end of the initial three-year term, his employment automatically will be extended for a period of two years unless we or he notifies the other of the termination no later than 60 days before the end of the initial term.

    - We and he may agree prior to the end of the initial term that, effective at the end of the initial term, he will retire as President and Chief Executive Officer but will continue as non-executive Chairman of the Board with compensation commensurate with his duties and responsibilities.

    - He is entitled to receive an annual car allowance, payment of annual membership fees for membership in two country, alumni, or social clubs of his choice and payment for reasonable expenses incurred by him for professional assistance with taxes and financial management, consistent with our current practices.

    - If he elects in the future to purchase common shares pursuant to the exercise of pre-emptive rights, we or one of our affiliates will lend him up to $500,000 to pay for the shares. The loan will be secured by the shares purchased and will be on a recourse basis with interest at the applicable federal rate, although payment of the interest will be deferred until the shares are sold.

    - If he remains employed by us for the full initial three year term of his employment agreement, he may during the following two years require us to purchase some of his common shares at their fair market value if our EBITDA reaches specified levels and he satisfies other conditions. In addition, if he exercises this put right and notifies us that he intends to exercise stock options, we or an affiliate will lend him the amount of the exercise price plus the amount of his income tax liability. This loan generally would be on the same terms as the loan to purchase shares described above.

MANAGEMENT STOCKHOLDERS' AGREEMENT

    In connection with the consummation of the recapitalization, we along with Odyssey and our employee stockholders, including the officers named in the Summary Compensation Table (the "Management Stockholders"), entered into a Management Stockholders' Agreement (the "Management Stockholders' Agreement") which governs the shares of our common stock, options to purchase our common stock and shares acquired upon exercise of options. See "--Stock Option Plan."

    The Management Stockholders' Agreement generally provides that except for certain transfers to family members and family trusts, no Management Stockholder may transfer common stock except in accordance with the Management Stockholders' Agreement.

    The Management Stockholders' Agreement generally also provides that upon termination of the employment of a Management Stockholder, such Management Stockholder will have certain put rights and we will have certain call rights regarding his or her common stock.

    If the provisions of any law, the terms of credit and financing arrangements or our financial circumstances would prevent us from making a repurchase of shares pursuant to the Management Stockholders' Agreement, we will not make such purchase until all such prohibitions lapse, and will then also pay the Management Stockholder a specified rate of interest on the repurchase price.

    The Management Stockholders' Agreement further provides that in the event of certain transfers of common stock by Odyssey, the Management Stockholders may participate in such transfers and/or Odyssey may require the Management Stockholders to transfer their shares in such transactions, in each case on a pro rata basis.

    Certain Management Stockholders are entitled to participate on a pro rata basis with, and on the same terms as, Odyssey in any future offering of common stock.

SEVERANCE AGREEMENTS

    We entered into severance agreements with 29 of our executives, not including the nine executive officers with whom we signed employment agreements, to be effective upon completion of the recapitalization. Generally, the severance agreements provide that if we experience a change of control, which includes the recapitalization, prior to January 19, 2001 and the executive's employment is terminated under the circumstances described in the agreements within two years after the change of control, the executive will be entitled to receive various benefits, including the following:

    - a cash payment equal to 50% of the executive's then current base salary;

    - the executive's full prior year bonus, if not already paid, and a pro-rated portion of the executive's targeted bonus for the year in which the termination occurs;

    - continuation of basic medical, dental, life and disability insurance for six months; and

    - reimbursement of legal fees and expenses reasonably incurred by the executive in good faith as a result of the termination of employment.

    As a condition to entering into a severance agreement, the executive was required to agree not to compete with us or solicit any of our employees during the 12-month period following a termination of the executive's employment, if it occurs within the period during which benefits are payable under the severance agreements. We did not terminate the employment of any of these executives in connection with the recapitalization.

STOCK OPTION PLAN

    Upon consummation of the recapitalization, we adopted the 2000 Stock Option Plan of Dayton Superior Corporation. The stock option plan permits the grant of non-qualified stock options and incentive stock options to purchase common shares covering 421,324 authorized but unissued or reacquired common shares and 97,930 of "rollover options," subject to adjustment to reflect events such as stock dividends, stock splits, recapitalizations, mergers or reorganizations of the company.

    The stock option plan in part constitutes the amendment and merger into one plan of the four option plans that were in place prior to the recap, and governs options that remain outstanding following the recapitalization, as well as new option grants. Options to purchase 97,930 common shares remain outstanding following the recapitalization. These "rollover options" were fully vested upon the recapitalization. The exercise prices of the rollover options range from $1.96 to $19.44. Shortly after the recapitalization, we expect to grant options to purchase common shares to certain management employees, including the executives named in the Management table. The terms of these new option grants will generally be as follows: the options will be designated as "incentive stock options" as that term is used under the Internal Revenue Code of 1986, as amended; the exercise price will be $27.00 per share; 5% of each optionee's new options will be vested when granted. Subject to the optionee's continued employment with us, an additional 5% will vest on each of the second, third, fourth and fifth anniversaries of the date of consummation of the recapitalization. The remaining 75% of each optionee's new options will be eligible to vest in installments over five years based on our actual performance. In addition, these options may be subject to accelerated vesting upon certain change in control events based on Odyssey's return on investment.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common shares immediately following the recapitalization, before giving effect to the exercise of the warrants that were included in the units offering of June 16, 2000, with respect to each person who is a beneficial owner of more than 5.0% of our outstanding common shares and beneficial ownership of our common shares by each director and executive officer named in the Summary Compensation Table and all directors and executive officers as a group:

    Except as otherwise indicated below, each of the following persons can be reached care of Dayton Superior Corporation, 7777 Washington Village Drive, Suite 130, Dayton, Ohio 45459.

                                                  NUMBER OF COMMON
                                                 SHARES BENEFICIALLY   % OF COMMON
NAME OF BENEFICIAL OWNER:                             OWNED(1)          SHARES(1)
-------------------------                        -------------------   -----------
Raymond E. Bartholomae(2)......................          23,185              *
Stephen Berger(3)..............................       3,472,761           94.0
Joshua C. Cascade(3)...........................       3,472,761           94.0
John A. Ciccarelli.............................          37,038            1.0
Michael C. Deis, Sr.(4)........................          31,818              *
William F. Hopkins(3)..........................       3,472,761           94.0
Alan F. McIlroy(5).............................          35,860            1.0
Odyssey (as defined in footnote 3).............       3,472,761           94.0
Douglas Rotatori(3)............................       3,472,761           94.0
James C. Stewart(6)............................          30,818              *
All executive officers and directors as a group
  (16 persons)(7)..............................       3,736,283           99.6

------------------------

*   Signifies less than 1%.

(1) Beneficial ownership as reported above has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended and generally includes sole or shared voting or investment power with respect to the shares. Includes the number of common shares subject to all outstanding options, including those that will become exercisable as a result of the recapitalization and those that are cashed out in the recapitalization. The percentages of our outstanding common shares are based on 3,693,990 shares outstanding, except for certain parties who hold options that are exercisable into common shares within 60 days. The percentages for those parties who hold options that are exercisable within 60 days are based on the sum of 3,693,990 shares outstanding plus the number of common shares subject to options exercisable within 60 days held by them and no other person, as indicated in the following notes. The number of common shares beneficially owned has been determined by assuming the exercise of options exercisable into common shares within 60 days. Unless otherwise indicated, voting and investment power are exercised solely by each individual and/or a member of his household.

(2) Includes 3,205 common shares issuable upon exercise of options exercisable within 60 days.

(3) Consists of 3,472,761 common shares owned in the aggregate by Odyssey Investment Partners Fund, LP (the "Fund"), certain of its affiliates and certain co-investors (together with the Fund, "Odyssey"). Odyssey Capital Partners, LLC is the general partner of the Fund. Odyssey Investment Partners, LLC is the manager of the Fund. The principal business address for Odyssey is 280 Park Avenue, West Tower, 38th Floor, New York, New York 10017. Messrs. Berger and Hopkins are managing members of Odyssey Capital Partners, LLC and Odyssey Investment Partners, LLC and, therefore, may each be deemed to share voting and investment power with respect to the shares deemed to be beneficially owned by Odyssey. Mr. Rotatori is a member and Mr. Cascade is an associate of Odyssey Investment Partners, LLC. Each of Messrs. Berger, Cascade, Hopkins and Rotatori disclaim beneficial ownership of these shares.

(4) Includes 10,556 common shares issuable upon exercise of options exercisable within 60 days.

(5) Includes 18,929 common shares issuable upon exercise of options exercisable within 60 days.

(6) Includes 9,695 common shares issuable upon exercise of options exercisable within 60 days.

(7) As described in note 3, Messrs. Berger and Hopkins may each be deemed to share voting and investment power with respect to the shares deemed to be beneficially owned by Odyssey and Messrs. Berger, Cascade, Hopkins and Rotatori disclaim beneficial ownership of the shares deemed to be owned by Odyssey. Excluding the shares deemed to be owned by Odyssey, all executive officers and directors as a group beneficially own 263,522 common shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EMPLOYMENT AND ROLLOVER AGREEMENTS

    In connection with the recapitalization, we entered into employment and other "rollover" agreements with John A. Ciccarelli, Raymond E. Bartholomae, Michael C. Deis, Sr., James W. Fennessy, Mark K. Kaler, Alan F. McIlroy, William
C. Mongole, James C. Stewart, and Jaime Taronji, Jr., each of whom is an executive officer. These agreements became effective upon consumation of the recapitalization. Generally, the "rollover" agreements require each executive officer to retain common shares and, in most cases, stock options, with a specified aggregate value following the recapitalization. In some cases, the executive officer agreed to exercise stock options in order to obtain some of the common shares which he agreed to retain following the recapitalization. These agreements provided that:

    - The executive officer was required to vote his common shares in favor of the recapitalization.

    - Stock options which were not exercised or retained by the executive following the recapitalization were to be cancelled at the time of the recapitalization in exchange for a cash payment equal to the spread between $27.00 per share and the exercise price of the option.

    - If the executive officer was required to exercise stock options in order to obtain some of the common shares he was required to retain and he so requested, we made a non-interest bearing, recourse loan to him in a maximum amount equal to the exercise price of the options plus the estimated federal and state income tax liability he would incur in connection with the exercise. These loans would be secured by a pledge of the shares issued upon exercise of the options.

ODYSSEY FINANCIAL SERVICES

    In connection with the recapitalization, we agreed to pay Odyssey a fee of approximately $4.0 million in cash which was paid upon consummation of the recapitalization and all of the related transactions.

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE NEW CREDIT FACILITY

    The new credit facility consists of (i) a $50.0 million revolving credit facility maturing six years from the date of the closing of the new credit facility, (ii) a $30.0 million acquisition facility, converting from revolving loans into term loans three or four years from the closing and maturing six years from the closing and (iii) term loan facilities in an aggregate principal amount of $53.5 million, consisting of a $23.5 million delayed-draw tranche A facility maturing six years from the closing and a $30.0 million tranche B facility maturing eight years from the closing. In addition, prior to the 18-month anniversary of the closing, we have the right to request that the delayed-draw tranche A facility and/or the tranche B facility be increased by up to $73.5 million in the aggregate, subject to certain terms and conditions, although no lender under the new credit facility is obligated to participate in any such increase.

    The new credit facility provides that we will repay (i) the tranche A facility in quarterly installments commencing on the seventh quarter after the closing, (ii) the tranche B facility (A) in quarterly payments during the first six years, commencing on the seventh quarter after the closing equal to 0.25% of the original outstanding balance thereunder and (B) in eight quarterly installments during the remaining two years, the sum of which shall be the remaining aggregate principal amount under the tranche B facility and (iii) the acquisition facility, in equal quarterly installments commencing three or four years from the closing. In addition, subject to certain limited exceptions, the new credit facility requires mandatory repayment of the outstanding indebtedness thereunder (and reduction to the commitments thereunder) with the proceeds from
(i) asset sales, (ii) issuance of debt, (iii) issuance of equity interests and capital contributions, (iv) insurance and condemnation claims and (v) 50% of annual excess cash flow (as defined in the new credit facility) from operations by us or our subsidiaries, which percent of excess cash flow will be increased to 75% based on certain total leverage ratios. We have the option at any time and from time to time to prepay the outstanding Indebtedness under the new credit facility without penalty or premium, subject to customary breakage costs for Eurodollar Loans (as defined in the new credit facility).

    The new credit facility bears interest at the sum of the (i) Applicable Margin and (ii) at our option, either the Base Rate or the Eurodollar Rate (as defined in the new credit facility). The "Base Rate" means the higher of
(i) the rate that Bankers Trust Company announces from time to time as its prime lending rate, as in effect from time to time, and (ii) 1/2 of 1% in excess of the overnight federal funds rate. The "Applicable Margin" means the percentage per annum equal to (i) in the case of the delayed-draw tranche A facility, the acquisition facility and the revolving credit facility, subject to quarterly step-ups and step-downs based on our total leverage ratio, (A) for loans bearing an interest rate determined by the Base Rate, 1.50% and (B) for loans bearing an interest rate determined by the Eurodollar Rate, 2.50% and (ii) in the case of tranche B facility, subject to quarterly step-ups to be determined based on our total leverage ratio, (A) for loans bearing an interest rate determined by the Base Rate, 2.00% and (B) for loans bearing an interest rate determined by the Eurodollar Rate, 3.00%.

    The new credit facility contains various covenants, customary for similar credit facilities or otherwise appropriate under the circumstances, that
(i) restrict us and our subsidiaries from various actions, including, among others, mergers and sales of assets, use of proceeds, granting of liens, incurrence of indebtedness, capital expenditures, paying dividends, business activities, investments and acquisitions, transactions with affiliates, certain restrictions affecting subsidiaries, voluntary prepayment of certain indebtedness, including the notes and amendments or modifications to instruments governing such other indebtedness and (ii) require us to achieve and maintain certain financial covenants.

    The new credit facility includes events of default provisions that are typical for senior credit facilities or otherwise appropriate under the circumstances. All obligations under the new credit facility are guaranteed by our direct and indirect domestic subsidiaries. As security for the indebtedness under the new credit facility, we and each subsidiary guarantor (i) pledged our and their interest, respectively, in the stock of our subsidiaries (except that no more than 65% of the voting stock of our foreign subsidiaries will be pledged) and (ii) grant a perfected lien and security interest in our and their assets (tangible and intangible).

THE TRUST PREFERRED SECURITIES

    In the second half of 1999, Dayton Superior Capital Trust, an entity formed by us for tax purposes, issued 10% convertible trust preferred securities to the public. Simultaneous with the issuance by the trust of the convertible trust preferred securities, we issued 10% convertible subordinated debentures due 2029 to the trust. We own all of the common securities of the trust. The debentures and the convertible trust preferred securities have almost identical terms.

    Upon the consummation of the units offering, we liquidated the trust and distributed our debentures pro-rata to the holders of the convertible trust preferred securities. Holders of our convertible trust preferred securities also had the option at that time to convert their securities into cash.

    The indenture for the debentures provides that interest is payable quarterly in arrears in cash. However, the indenture provides that we may defer payments up to 20 consecutive quarters (5 years), provided that we, among other things, may not pay dividends or make payments with respect to PARI PASSU or junior debt. The deferred payments bear interest at the same rate as the principal.

    The indenture provides for optional redemption of the debentures, in whole or in part, by us at any time after October 1, 2002, with a premium until 2009. However, if the current market price of our common stock exceeds 150% of the conversion price, we may redeem all or part of the debentures between October 1, 2001 and October 1, 2002 at a premium.

    The trust agreement and the indenture provide that the convertible trust preferred securities and the debentures may be converted to our class A common shares solely at the option of the holders of convertible trust preferred securities. Holders of convertible trust preferred securities may exercise their conversion rights up to the redemption date, at an initial conversion ratio of
0.8 of our class A common shares for each preferred security or debenture, subject to certain adjustments (which include fundamental changes such as the recapitalization), equating to an initial conversion price of $25.00 per class A common share ($20.00 per preferred security or principal amount of each debenture convertible into 0.8 shares of our Class A common shares).

    Upon consummation of the recapitalization, holders of debentures no longer had the right to receive our class A common stock, but did have the right to receive the $27.00 payable for each share of class A common stock.

    The indenture also provides that if we merge with another company, the entities involved must comply with certain criteria. If we are the surviving entity, essentially the covenant will be complied with if no default occurs, no violation of the trust agreement or the related guarantee occurs and if we provide an officers' certificate and opinion of counsel to the trustee that the merger complies with the relevant documentation.

OTHER OUTSTANDING DEBT INSTRUMENTS

    Our $5.0 million senior note due 2004 issued to Merrill L. Nash in connection with our Symons acquisition bears interest at 10.5% per year payable in arrears on the first day of each month. The note is redeemable at the option of Mr. Nash upon 30 days' notice, and is redeemable at our option only upon the death of Mr. Nash.

    We currently owe $0.2 million of principal to the City of Parsons, Kansas, on a $0.3 million note which bears interest at 7% per year payable quarterly, with principal amortized over a 10 year period ending 2005. The note is secured by a mortgage on property for which the proceeds were used to construct and does not provide prepayment terms.

                            DESCRIPTION OF THE NOTES

GENERAL

    You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description:

    - "Dayton Superior" refers only to Dayton Superior Corporation and its successors and not to any of its subsidiaries; and

    - "notes" means the exchange notes and the old notes, in each case outstanding at any given time and issued under the indenture.

    The old notes were, and the exchange notes will be, issued under an indenture between Dayton Superior, Symons Corporation and Dur-O-Wal, Inc., as guarantors, and United States Trust Company of New York, as trustee. The terms of the exchange notes are identical in all material respects to the old notes except that, upon completion of the exchange offer, the exchange notes will be:

    - registered under the Securities Act, and

    - free of any covenants regarding exchange registration rights.

    The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

    The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus.

    The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

    Dayton Superior will issue the notes in fully registered form in denominations of $1,000 and integral multiples of $1,000. The trustee will initially act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar. Dayton Superior may change any paying agent and registrar without notice to Holders. Dayton Superior will pay principal (and premium, if any) on the notes at the trustee's corporate office in New York, New York. At Dayton Superior's option, interest also may be paid by mailing a check to the Holders' registered address. Any notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

    The notes:

    - are general unsecured obligations of Dayton Superior;

    - are subordinated in right of payment to all existing and future Senior Debt of Dayton Superior;

    - are PARI PASSU in right of payment with any existing and future senior subordinated Indebtedness of Dayton Superior; and

    - are unconditionally guaranteed by the guarantors.

THE GUARANTEES

    The notes are guaranteed by all of Dayton Superior's domestic subsidiaries.

    Each guarantee of the notes:

    - is a general unsecured obligation of the guarantor;

    - is subordinated in right of payment to all existing and future Senior Debt of that guarantor; and

    - is PARI PASSU in right of payment with any future senior subordinated Indebtedness of that guarantor.

    Assuming Dayton Superior had completed the recapitalization and the related financings as of March 31, 2000, on a pro forma basis, Dayton Superior would have had Senior Debt of $65.3 million and $73.4 million would have been available for future borrowings under the new credit facility. As indicated above and as discussed in detail below in the caption "--Subordination," payments on the notes and under the guarantees will be subordinate to the payment of Senior Debt. The indenture will permit Dayton Superior and the guarantors to incur additional Senior Debt.

PRINCIPAL, MATURITY AND INTEREST

    The notes are limited in aggregate principal amount to $270.0 million, of which $170.0 million in aggregate principal amount will be issued in this offering. Additional notes in an aggregate principal amount of up to $100.0 million may be issued from time to time, subject to the limitations set forth under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness." The notes will mature on June 15, 2009. Interest on the notes will accrue at the rate PER ANNUM shown on the cover page hereof and will be payable semiannually in cash on each June 15 and December 15, commencing December 15, 2000. Dayton Superior will make interest payments to the persons who are registered Holders at the close of business on the June 1 and December 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date on which interest on the notes was paid or, if no interest has been paid, from and including the date of issuance.

    The notes do not contain any mandatory sinking fund.

REDEMPTION

    OPTIONAL REDEMPTION. Except as described below, the notes are not redeemable before June 15, 2007. Thereafter, Dayton Superior may redeem the notes at its option, in whole or in part, upon not less than 30 nor more than 60 days notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve month period commencing on June 15 of the year set forth below.

YEAR                                                          PERCENTAGE
----                                                          ----------
2007........................................................    102.167%
2008 and thereafter.........................................    100.000%

    In addition, Dayton Superior must pay all accrued and unpaid interest on the notes redeemed.

    OPTIONAL REDEMPTION UPON EQUITY OFFERINGS. On one or more occasions prior to June 15, 2003, Dayton Superior may use the net cash proceeds of one or more Equity Offerings to redeem up to 25% of the principal amount of the notes (including any additional notes) issued under the indenture at a redemption price of 113.0% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; PROVIDED that:

    (1) at least 75% of the aggregate principal amount of notes (including any additional notes) issued under the indenture remains outstanding immediately after any such redemption; and

    (2) Dayton Superior makes such redemption not more than 90 days after the consummation of such Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

    In the event that Dayton Superior chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the trustee either:

    (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

    (2) on a PRO RATA basis, by lot or by such method as the trustee shall deem fair and appropriate. No notes of a principal amount of $1,000 or less shall be redeemed in part.

    If a partial redemption is made with the proceeds of an Equity Offering, the trustee will select the notes only on a PRO RATA basis or on as nearly a PRO RATA basis as is practicable. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as Dayton Superior has deposited with the paying agent funds in satisfaction of the applicable redemption price.

SUBORDINATION

    The payment of all Obligations on the notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt of Dayton Superior, including its Obligations under the New Credit Facility.

    The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest accruing after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the Holders of notes will be entitled to receive any payment with respect to the notes in the event of any distribution to creditors of Dayton Superior:

    (1) in a liquidation or dissolution of Dayton Superior;

    (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Dayton Superior or its property;

    (3) in an assignment for the benefit of creditors; or

    (4) in any marshalling of Dayton Superior's assets and liabilities.

    Dayton Superior also may not make any payment in respect of the notes if:

    (1) a payment default on Designated Senior Debt occurs and is continuing; or

    (2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Debt.

    Payments on the notes may and shall be resumed:

    (1) in the case of a payment default, upon the date on which such default is cured or waived; and

    (2) in the case of a nonpayment default, upon the earliest of (x) the date on which such nonpayment default is cured or waived (so long as no other event of default exists), (y) 180 days after the date on which the applicable Payment Blockage Notice is received, and (z) the date on which the trustee receives notice from the Representative for the applicable Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

    No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

    No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

    Dayton Superior must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Dayton Superior, Holders of the notes may recover less ratably than creditors of Dayton Superior who are holders of Senior Debt. See "Risk Factors--Subordination."

    After giving effect to the transactions, on a pro forma basis, at March 31, 2000, the aggregate principal amount of Senior Debt outstanding would have been approximately $65.3 million (excluding unused commitments of approximately $73.4 million under the New Credit Facility).

SUBSIDIARY GUARANTEES

    The obligations of Dayton Superior under the notes and the indenture will be guaranteed on a senior subordinated basis by the Domestic Restricted Subsidiaries. A form of such guarantee will be attached as an exhibit to the indenture. The guarantees will be subordinated in right of payment to all Senior Debt of the guarantors to the same extent that the notes are subordinated to Senior Debt of Dayton Superior. The obligations of each guarantor under its guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

    Each guarantor may consolidate with or merge into or sell its assets to Dayton Superior or another guarantor without limitation, or with other persons upon the terms and conditions set forth in the indenture. See "Certain Covenants--Merger, Consolidation and Sale of Assets." In the event all of the capital stock of a guarantor is sold by Dayton Superior and the sale complies with the provisions set forth in "Certain Covenants--Limitation on Asset Sales," the guarantor's guarantee will be released.

    Separate financial statements of the guarantors are not included herein because the guarantors are jointly and severally liable with respect to Dayton Superior's obligations pursuant to the notes, and the aggregate net assets, earnings and equity of the guarantors and Dayton Superior are substantially equivalent to the net assets, earnings and equity of Dayton Superior on a consolidated basis.

CHANGE OF CONTROL

    If a Change of Control occurs, each Holder will have the right to require that Dayton Superior purchase all or a portion of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued

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interest to the date of purchase. Within 30 days following the date upon which the Change of Control occurred, Dayton Superior must send, by first-class mail, a notice to each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

    Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, Dayton Superior covenants to:

    (1) repay in full all Indebtedness under the New Credit Facility and all other Senior Debt the terms of which require repayment upon a Change of Control; or

    (2) obtain the requisite consents under the New Credit Facility and all other such Senior Debt to permit the repurchase of the notes as provided below.

Dayton Superior's failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (3) and not in clause (2) under "Events of Default" below. Dayton Superior will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner in compliance with the indenture.

    If a Change of Control Offer is made, there can be no assurance that Dayton Superior will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event Dayton Superior is required to purchase outstanding notes pursuant to a Change of Control Offer, Dayton Superior expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Dayton Superior would be able to obtain such financing.

    Neither the board of directors of Dayton Superior nor the trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the indenture described herein on the ability of Dayton Superior and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Dayton Superior, whether favored or opposed by the management of Dayton Superior. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that Dayton Superior or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Dayton Superior or any of its Subsidiaries by the management of Dayton Superior. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    Dayton Superior will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that Dayton Superior complies with the provisions of any such securities laws or regulations, Dayton Superior shall not be deemed to have breached its obligations under the "Change of Control" provisions of the indenture.

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CERTAIN COVENANTS

    The indenture will contain, among others, the following covenants:

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS. Dayton Superior will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); PROVIDED, HOWEVER, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Dayton Superior and the guarantors may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Restricted Subsidiaries of Dayton Superior that are not guarantors may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect thereto, the Consolidated Fixed Charge Coverage Ratio of Dayton Superior would have been greater than 2.0 to 1.0 if such Indebtedness is incurred on or prior to June 15, 2002, or 2.25 to 1.0 if such Indebtedness is incurred thereafter.

    LIMITATION ON RESTRICTED PAYMENTS. Dayton Superior will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of Dayton Superior) on or in respect of shares of Dayton Superior's Capital Stock to holders of such Capital Stock;

    (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Dayton Superior or any direct or indirect parent of Dayton Superior or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

    (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Dayton Superior that is subordinate or junior in right of payment to the notes; or

    (4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"),

if at the time of such Restricted Payment or immediately after giving effect thereto:

    (i) a Default or an Event of Default shall have occurred and be continuing;

    (ii) Dayton Superior is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

   (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the date of original issuance of the notes (other than Restricted Payments made pursuant to clauses
         (2)(i), (3), (4), (5), (6), (7) and (8) of the following paragraph)
         (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the board of directors of Dayton Superior) shall exceed the sum, without duplication, of:

       (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Dayton Superior earned subsequent to the beginning of the first fiscal quarter commencing after the date of original issuance of the notes and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

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       (x) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received by Dayton Superior from any Person (other than a Subsidiary of Dayton Superior) from the issuance and sale subsequent to the date of original issuance of the notes and on or prior to the Reference Date of Qualified Capital Stock of Dayton Superior; plus

       (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by Dayton Superior from a holder of Dayton Superior's Capital Stock (excluding, in the case of clauses
           (iii)(x) and (y), any net cash proceeds from an Equity Offering to the extent used to redeem the notes in compliance with the provisions set forth under "--Redemption--Optional Redemption upon Equity Offerings"); plus

       (z) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) of any (A) sale or other disposition of any Investment (other than a Permitted Investment) made by Dayton Superior and its Restricted Subsidiaries or
           (B) dividend from, or the sale of the stock of, an Unrestricted Subsidiary.

    Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

    (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

    (2) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the acquisition of any shares of Capital Stock of Dayton Superior (the "Retired Capital Stock") either
       (i) solely in exchange for shares of Qualified Capital Stock of Dayton Superior (the "Refunding Capital Stock") or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Dayton Superior) of shares of Qualified Capital Stock of Dayton Superior and, in the case of subclause (i) of this clause (2), if immediately prior to the retirement of the Retired Capital Stock the declaration and payment of dividends thereon was permitted under clause (4) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends PER ANNUM that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; PROVIDED that at the time of the declaration of any such dividends on the Refunding Capital Stock, no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

    (3) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the acquisition of any indebtedness of Dayton Superior that is subordinate or junior in right of payment to the notes either (i) solely in exchange for shares of Qualified Capital Stock of Dayton Superior or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Dayton Superior) of (A) shares of Qualified Capital Stock of Dayton Superior or (B) Refinancing Indebtedness;

    (4) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued after the date of original issuance of the notes (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and

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       payable thereon pursuant to clause (2) of this paragraph); PROVIDED that, at the time of such issuance, Dayton Superior, after giving effect to such issuance on a PRO FORMA basis, would have been able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso of the "Limitation on Incurrence of Additional Indebtedness" covenant;

    (5) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the redemption or repurchase of Dayton Superior's common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees; PROVIDED that all such redemptions or repurchases pursuant to this clause (5) shall not exceed $2.5 million (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $5.0 million in any fiscal year) in any fiscal year (which amount shall be increased by the amount of any net cash proceeds received from the sale since the date of original issuance of the notes of Capital Stock (other than Disqualified Capital Stock) to members of Dayton Superior's management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (iii) of the immediately preceding paragraph and by the cash proceeds of any "key-man" life insurance policies that are used to make such redemptions or repurchases) since the date of original issuance of the notes; PROVIDED, FURTHER, that the cancellation of Indebtedness owing to Dayton Superior from members of management of Dayton Superior or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of Dayton Superior (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under the indenture;

    (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

    (7) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, other Restricted Payments in an aggregate amount not to exceed $5.0 million; and

    (8) payments to holders of Trust Preferred Securities and/or Convertible Subordinated Debentures who elected to convert their Trust Preferred Securities and/or Convertible Subordinated Debentures into the right to receive cash in accordance with the Trust Preferred Documents and the documents governing the recapitalization and other payments in connection with the recapitalization and the documents governing the recapitalization.

    In determining the aggregate amount of Restricted Payments made subsequent to the date of original issuance of the notes in accordance with clause (iii) of the immediately preceding paragraph, (a) amounts expended pursuant to clauses
(1) and (2)(ii) shall be included in such calculation, and (b) amounts expended pursuant to clauses (2)(i), (3), (4), (5), (6), (7) and (8) shall be excluded from such calculation.

    LIMITATION ON ASSET SALES. Dayton Superior will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1) Dayton Superior or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by Dayton Superior's board of directors);

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    (2) at least 75% of the consideration received by Dayton Superior or the
       Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and shall be received at the time of such disposition, PROVIDED that the amount of:

       (A) liabilities (as shown on Dayton Superior's or such Restricted Subsidiary's most recent balance sheet) of Dayton Superior or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets;

       (B) any notes or other obligations received by Dayton Superior or any such Restricted Subsidiary from such transferee that are converted by Dayton Superior or such Restricted Subsidiary into cash within 90 days of the receipt thereof (to the extent of the cash received); and

       (C) any Designated Noncash Consideration received by Dayton Superior or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, when taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be cash for the purposes of this provision or for purposes of the second paragraph of this covenant; and

    (3) upon the consummation of an Asset Sale, Dayton Superior shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

       (A) to prepay any Senior Debt or Indebtedness of a Restricted Subsidiary that is not a guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so (in which case no prepayment shall be required)),

       (B) to reinvest in Productive Assets, or

       (C) a combination of prepayment and investment permitted by the foregoing clauses (A) and (B).

    Pending the final application of any such Net Cash Proceeds, Dayton Superior or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 366th day after an Asset Sale or such earlier date, if any, as the board of directors of Dayton Superior or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (3)(A), (3)(B) or (3)(C) of the next preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been so applied on or before such Net Proceeds Offer Trigger Date (each, a "Net Proceeds Offer Amount") shall be applied by Dayton Superior or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a PRO RATA basis, the maximum amount of notes that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; PROVIDED, HOWEVER, that if at any time any non-cash consideration (including any

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Designated Noncash Consideration) received by Dayton Superior or any Restricted
Subsidiary of Dayton Superior, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by Dayton Superior and its Restricted Subsidiaries aggregate at least
$10.0 million, at which time Dayton Superior or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10.0 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

    Notwithstanding the immediately preceding paragraph, Dayton Superior and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph to the extent that:

    (1) at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash and/or Cash Equivalents; and

    (2) such Asset Sale is for fair market value; PROVIDED that any consideration consisting of cash and/or Cash Equivalents received by Dayton Superior or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraph.

    Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering Holders will be purchased on a PRO RATA basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, Dayton Superior may use any remaining Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

    Dayton Superior will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, Dayton Superior shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the indenture by virtue thereof.

    LIMITATION ON PERMITTED ACQUISITIONS. Dayton Superior will, and will cause its Restricted Subsidiaries to, comply with Section 8.14(a)(viii)(I) of the New Credit Facility as in effect on the date of original issuance of the notes only until the first anniversary of the date of original issuance of the notes.

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    Section 8.14(a)(viii)(I) of the New Credit Facility will generally provide that with respect to certain permitted acquisitions consummated on or prior to the first anniversary of the date of original issuance of the notes:

    (a) at least 25% of the aggregate consideration paid therefor shall consist of or shall be funded with new cash equity received by Dayton Superior and/or common stock and/or Qualified Preferred Stock issued by Dayton Superior; and

    (b) Dayton Superior's leverage ratio as of the last day of a calculation period, calculated on a pro forma basis taking into account such permitted acquisition as well as other permitted acquisitions consummated during the applicable calculation period, shall be less than or equal to Dayton Superior's leverage ratio immediately prior to such permitted acquisition.

    The New Credit Facility will exclude the Conspec acquisition from
Section 8.14(a)(viii)(I) if the Conspec acquisition is consummated on or prior to the date that is 90 days after the date of original issuance of the notes.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. Dayton Superior will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of Dayton Superior to:

    (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

    (2) make loans or advances or pay any Indebtedness or other obligation owed to Dayton Superior or any other Restricted Subsidiary of Dayton Superior; or

    (3) transfer any of its property or assets to Dayton Superior or any other Restricted Subsidiary of Dayton Superior,

except for such encumbrances or restrictions existing under or by reason of:

    (A) applicable law;

    (B) the notes or the indenture;

    (C) non-assignment provisions of any contract or any lease of any Restricted Subsidiary of Dayton Superior entered into in the ordinary course of business;

    (D) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

    (E) the New Credit Facility;

    (F) agreements existing on the date of original issuance of the notes to the extent and in the manner such agreements are in effect on the date of original issuance of the notes;

    (G) restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

    (H) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the indenture to any Person pending the closing of such sale;

    (I) any agreement or instrument governing capital stock of any Person that is acquired;

    (J) any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; PROVIDED that such restrictions apply only to such Securitization Entity;

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    (K) other Indebtedness or Permitted Subsidiary Preferred Stock outstanding on the date of original issuance of the notes or permitted to be issued or incurred under the indenture; PROVIDED that any such restrictions are ordinary and customary with respect to the type of indebtedness being incurred or preferred stock being issued (under the relevant circumstances);

    (L) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

    (M) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (L) above; PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Dayton Superior's board of directors (evidenced by a board resolution), whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

    LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. Dayton Superior will not permit any of its Restricted Subsidiaries that are not guarantors to issue any preferred stock (other than to Dayton Superior or to a Restricted Subsidiary of Dayton Superior) or permit any Person (other than Dayton Superior or a Restricted Subsidiary of Dayton Superior) to own any preferred stock of any Restricted Subsidiary of Dayton Superior that is not a guarantor, other than Permitted Subsidiary Preferred Stock.

    LIMITATION ON LIENS. Dayton Superior will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets or any proceeds therefrom of Dayton Superior or any of its Restricted Subsidiaries whether owned on the date of original issuance of the notes or acquired after the date of original issuance of the notes, in each case to secure indebtedness or trade payables, unless:

    (1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

    (2) in all other cases, the notes are equally and ratably secured, except for:

       (a) Liens existing as of the date of original issuance of the notes to the extent and in the manner such Liens are in effect on the date of original issuance of the notes;

       (b) Liens securing Senior Debt;

       (c) Liens securing the notes and the guarantees;

       (d) Liens of Dayton Superior or a Wholly Owned Restricted Subsidiary of Dayton Superior on assets of any Restricted Subsidiary of Dayton Superior;

       (e) Liens securing Refinancing Indebtedness which is incurred to refinance any Indebtedness that was secured by a Lien permitted under the indenture and that has been incurred in accordance with the provisions of the indenture; PROVIDED, HOWEVER, that such Liens do not extend to or cover any categories of property or assets of Dayton Superior or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced; and

       (f) Permitted Liens.

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    PROHIBITION ON INCURRENCE OF SENIOR SUBORDINATED DEBT.  Dayton Superior will not, and will not permit any guarantor to, incur or suffer to exist any Indebtedness that is senior in right of payment to the notes or such guarantor's guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of Dayton Superior or such guarantor, as the case may be.

    MERGER, CONSOLIDATION AND SALE OF ASSETS. Dayton Superior will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of Dayton Superior to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Dayton Superior's assets (determined on a consolidated basis for Dayton Superior and Dayton Superior's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

    (1) either:

       (a) Dayton Superior shall be the surviving or continuing corporation; or

       (b) the Person (if other than Dayton Superior) formed by such consolidation or into which Dayton Superior is merged or the Person that acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Dayton Superior and of Dayton Superior's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

           (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

           (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee) executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the indenture and the Registration Rights Agreement on the part of Dayton Superior to be performed or observed;

    (2) except in the case of a merger of Dayton Superior with or into a Wholly Owned Restricted Subsidiary of Dayton Superior and except in the case of a merger entered into solely for the purpose of reincorporating Dayton Superior in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), Dayton Superior or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso of the "Limitation on Incurrence of Additional Indebtedness" covenant;

    (3) except in the case of a merger of Dayton Superior with or into a Wholly Owned Restricted Subsidiary of Dayton Superior and except in the case of a merger entered into solely for the purpose of reincorporating Dayton Superior in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

    (4) Dayton Superior or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

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    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Dayton Superior the Capital Stock of which constitutes all or substantially all of the properties and assets of Dayton Superior shall be deemed to be the transfer of all or substantially all of the properties and assets of Dayton Superior. However, transfer of assets between or among the Company and its Restricted Subsidiaries will not be subject to the foregoing covenant.

    The indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Dayton Superior in accordance with the foregoing in which Dayton Superior is not the continuing corporation, the successor Person formed by such consolidation or into which Dayton Superior is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Dayton Superior under the indenture and the notes with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance, lease or transfer, the conveyor, lessor or transferor will be released from the provisions of the indenture.

    Each guarantor (other than any guarantor whose guarantee is to be released in accordance with the terms of its guarantee and the indenture in connection with any transaction complying with the provisions of "--Limitation on Asset Sales") will not, and Dayton Superior will not cause or permit any guarantor to, consolidate with or merge with or into any Person other than Dayton Superior or any other guarantor unless:

    (1) the entity formed by or surviving any such consolidation or merger (if other than the guarantor) is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia;

    (2) such entity assumes by supplemental indenture all of the obligations of the guarantor on its guarantee;

    (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

    (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a PRO FORMA basis, Dayton Superior could satisfy the provisions of clause (2) of the first paragraph of this covenant.

    Any merger or consolidation of a guarantor with and into Dayton Superior (with Dayton Superior being the surviving entity) or another guarantor need only comply with clause (4) of the first paragraph of this covenant.

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. Dayton Superior will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Dayton Superior; PROVIDED, HOWEVER, that for an Affiliate Transaction with an aggregate value of $2.5 million or more, at Dayton Superior's option, either:

    (1) a majority of the disinterested members of the board of directors of Dayton Superior shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Dayton Superior; or

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    (2) the board of directors of Dayton Superior or any such Restricted
       Subsidiary party to such Affiliate Transaction shall obtain an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Dayton Superior, and PROVIDED, FURTHER, that for an Affiliate Transaction with an aggregate value of $10.0 million or more the board of directors of Dayton Superior or any such Restricted Subsidiary party to such Affiliate Transaction shall obtain an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Dayton Superior.

    The restrictions set forth in the first paragraph of this covenant shall not apply to:

    (1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Dayton Superior or any Restricted Subsidiary of Dayton Superior as determined in good faith by Dayton Superior board of directors or senior management;

    (2) transactions exclusively between or among Dayton Superior and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, PROVIDED such transactions are not otherwise prohibited by the indenture;

    (3) any agreement as in effect as of the date of original issuance of the notes or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the date of original issuance of the notes;

    (4) Restricted Payments or Permitted Investments permitted by the indenture;

    (5) transactions effected as part of a Qualified Securitization Transaction;

    (6) the payment of customary annual management, consulting and advisory fees and related expenses to the Permitted Holders and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the board of directors of Dayton Superior or such Restricted Subsidiary in good faith;

    (7) payments or loans to employees or consultants that are approved by the board of directors of Dayton Superior in good faith;

    (8) sales of Qualified Capital Stock; and

    (9) the existence of, or the performance by Dayton Superior or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of original issuance of the notes and any similar agreements which it may enter into thereafter; PROVIDED, HOWEVER, that the existence of, or the performance by Dayton Superior or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of original issuance of the notes shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of the notes in any material respect.

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    FUTURE GUARANTEES BY RESTRICTED SUBSIDIARIES.  Dayton Superior will not create or acquire another Domestic Restricted Subsidiary unless such Domestic Restricted Subsidiary executes and delivers a supplemental indenture to the indenture, providing for a guarantee of payment of the notes by such Domestic Restricted Subsidiary.

    Notwithstanding the foregoing, any such guarantee by a Domestic Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any Holder, upon any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of Dayton Superior of all of Dayton Superior's capital stock in, or all or substantially all of the assets of, such Domestic Restricted Subsidiary; PROVIDED that such sale or disposition of such capital stock or assets is otherwise in compliance with the terms of the indenture.

    CONDUCT OF BUSINESS. Dayton Superior will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from businesses that are the same as, or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Dayton Superior and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.

    REPORTS TO HOLDERS. Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Dayton Superior will furnish to the Holders of notes:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Dayton Superior were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Dayton Superior and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial condition and results of operations of Dayton Superior and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Dayton Superior) and, with respect to the annual information only, a report thereon by Dayton Superior's certified independent accountants; and

    (2) all current reports that would be required to be filed with the SEC on Form 8-K if Dayton Superior were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations.

    In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the SEC, Dayton Superior will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Dayton Superior has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

    The following events will be defined in the indenture as "Events of Default":

    (1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

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    (2) the failure to pay the principal of any notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase) (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

    (3) a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after Dayton Superior receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

    (4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of Dayton Superior or any Restricted Subsidiary of Dayton Superior (other than a Securitization Entity) which failure continues for at least 20 days, or the acceleration of the final stated maturity of any such Indebtedness, which acceleration remains uncured or unrescinded for at least 20 days, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has passed), aggregates $7.5 million or more at any time;

    (5) one or more judgments in an aggregate amount in excess of $7.5 million shall have been rendered against Dayton Superior or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

    (6) certain events of bankruptcy affecting Dayton Superior or any of its Significant Subsidiaries; or

    (7) any guarantee of a Significant Subsidiary ceases to be in full force and effect or any guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any guarantee of a Significant Subsidiary is found to be invalid or any guarantor that is a Significant Subsidiary denies its liability under its guarantee (other than by reason of release of a guarantor in accordance with the terms of the indenture).

    If an Event of Default (other than an Event of Default specified in clause (6) above with respect to Dayton Superior) shall occur and be continuing, the trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to Dayton Superior and the trustee specifying the applicable Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

    (1) shall become immediately due and payable; or

    (2) if there are any amounts outstanding under the New Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the New Credit Facility or five business days after receipt by Dayton Superior and the Representative under the New Credit Facility of such Acceleration Notice but only if such Event of Default is then continuing.

    If an Event of Default specified in clause (6) above with respect to Dayton Superior occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of

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the outstanding notes shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the trustee or any Holder.

    The indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the next preceding paragraph, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

    (1) if the rescission would not conflict with any judgment or decree;

    (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

    (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

    (4) if Dayton Superior has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

    (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

    Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act of 1939 (the "TIA"). Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

    Under the indenture, Dayton Superior is required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    Dayton Superior may, at its option and at any time, elect to have its Obligations and the Obligations of the guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that Dayton Superior shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

    (1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

    (2) Dayton Superior's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

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    (3) the rights, powers, trust, duties and immunities of the trustee and
       Dayton Superior's obligations in connection therewith, and

    (4) the Legal Defeasance provisions of the indenture.

    In addition, Dayton Superior may, at its option and at any time, elect to have the Obligations of Dayton Superior released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such Obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) Dayton Superior must irrevocably deposit with the trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

    (2) in the case of Legal Defeasance, Dayton Superior shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

       (a) Dayton Superior has received from, or there has been published by, the Internal Revenue Service a ruling or

       (b) since the date of the indenture, there has been a change in the applicable federal income tax law,

       in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, Dayton Superior shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under the indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which Dayton Superior or any of its Subsidiaries is a party or by which Dayton Superior or any of its Subsidiaries is bound;

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    (6) Dayton Superior shall have delivered to the trustee an officers'
       certificate stating that the deposit was not made by Dayton Superior with the intent of preferring the Holders over any other creditors of Dayton Superior or with the intent of defeating, hindering, delaying or defrauding any other creditors of Dayton Superior or others;

    (7) Dayton Superior shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

    (8) certain other customary conditions precedent are satisfied.

    Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable, or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Dayton Superior.

SATISFACTION AND DISCHARGE

    The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when

    (1) either:

       (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Dayton Superior and thereafter repaid to Dayton Superior or discharged from such trust) have been delivered to the trustee for cancellation; or

       (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and Dayton Superior has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Dayton Superior directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

    (2) Dayton Superior has paid all other sums payable under the indenture by Dayton Superior.

    The trustee will acknowledge the satisfaction and discharge of the indenture if Dayton Superior has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

MODIFICATION OF THE INDENTURE

    From time to time, Dayton Superior, the guarantors and the trustee, without the consent of the Holders, may amend the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued

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under the indenture, except that, without the consent of each Holder affected thereby, no amendment may:

    (1) reduce the amount of notes whose Holders must consent to an amendment;

    (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

    (3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

    (4) make any notes payable in money other than that stated in the notes;

    (5) make any change in the provisions of the indenture protecting the right of each Holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

    (6) after Dayton Superior's obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of Dayton Superior to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred;

    (7) modify or change any provision of the indenture or the related definitions affecting the subordination or ranking of the notes or any guarantee in a manner which adversely affects the Holders; or

    (8) release any guarantor that is a Significant Subsidiary from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture.

GOVERNING LAW

    The indenture will provide that it and the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

    The indenture will provide that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

    The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of Dayton Superior, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; PROVIDED that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

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    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person or any of its
Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Dayton Superior or at the time it merges or consolidates with or into Dayton Superior or any of its Restricted Subsidiaries or that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Dayton Superior or such acquisition, merger or consolidation.

    "AFFILIATE" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than Dayton Superior or any Subsidiary of Dayton Superior) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of Dayton Superior or any of its Subsidiaries solely by reason of such Investment.

    "ASSET ACQUISITION" means (a) an Investment by Dayton Superior or any Restricted Subsidiary of Dayton Superior in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Dayton Superior, or shall be merged with or into Dayton Superior or any Restricted Subsidiary of Dayton Superior, or (b) the acquisition by Dayton Superior or any Restricted Subsidiary of Dayton Superior of the assets of any Person (other than a Restricted Subsidiary of Dayton Superior) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person, other than in the ordinary course of business.

    "ASSET SALE" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Dayton Superior or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Dayton Superior or a Restricted Subsidiary of Dayton Superior of:

    (1) any Capital Stock of any Restricted Subsidiary of Dayton Superior, or

    (2) any other property or assets of Dayton Superior or any Restricted Subsidiary of Dayton Superior other than in the ordinary course of business;

PROVIDED, HOWEVER, that Asset Sales or other dispositions shall not include:

    (a) a transaction or series of related transactions for which Dayton Superior or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

    (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Dayton Superior as permitted under "--Certain Covenants--Merger, Consolidation and Sale of Assets" or any disposition that constitutes a Change of Control;

    (c) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

    (d) disposals or replacements of obsolete equipment in the ordinary course of business;

    (e) the sale, lease, conveyance, disposition or other transfer by Dayton Superior or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted under the "Limitation on Restricted Payments" covenant or pursuant to any Permitted Investment; and

    (f) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization

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       Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP. For the purposes of this clause (f), Purchase Money Notes shall be deemed to be cash.

    "CAPITAL STOCK" means:

    (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person; and

    (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

    "CAPITALIZED LEASE OBLIGATION" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP. For purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "CASH EQUIVALENTS" means:

    (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

    (2) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

    (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

    (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

    (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

    (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
       (5) above.

    "CHANGE OF CONTROL" means the occurrence of one or more of the following events:

    (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Dayton Superior to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "GROUP"), other than to the Permitted Holders or their Related Parties or any Permitted Group;

    (2) the approval by the holders of Capital Stock of Dayton Superior of any plan or proposal for the liquidation or dissolution of Dayton Superior (whether or not otherwise in compliance with the provisions of the indenture);

    (3) any Person or Group (other than the Permitted Holders or their Related Parties or any Permitted Group) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Dayton Superior at a time when the Permitted

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       Holders and their Related Parties in the aggregate own a lesser percentage of the aggregate ordinary voting power represented by such issued and outstanding Capital Stock; or

    (4) the first day on which a majority of the members of the board of directors of Dayton Superior are not Continuing Directors.

    "CONSOLIDATED EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of such Person's:

    (1) Consolidated Net Income, and

    (2) to the extent Consolidated Net Income has been reduced thereby:

       (a) all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

       (b) Consolidated Interest Expense;

       (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP; and

       (d) any cash charges resulting from the recapitalization, the related financings and the Conspec acquisition that are incurred prior to the six month anniversary of the date of original issuance of the notes.

    "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four-Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to (y) Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

    (1) the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other preferred stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and

    (2) Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, (A) any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness, and (B) any Consolidated EBITDA (including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur to the extent consistent with Regulation S-X promulgated under the Securities Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition and without regard to clause (4) of the definition of Consolidated Net Income) occurring during the Four-Quarter Period or at any time

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       subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

    Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

    (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

    (2) notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "CONSOLIDATED FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of:

    (1) Consolidated Interest Expense; PLUS

    (2) the product of (x) the amount of all cash dividend payments on any series of preferred stock of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal; PROVIDED that with respect to any series of preferred stock that was not paid cash dividends during such period but that is eligible to be paid cash dividends during any period prior to the maturity date of the notes, cash dividends shall be deemed to have been paid with respect to such series of preferred stock during such period for purposes of this clause (2); PLUS

    (3) the product of (x) the amount of all dividend payments on any series of Permitted Subsidiary Preferred Stock times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum of, without duplication:

    (1) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in accordance with GAAP, but excluding amortization or write-off of debt issuance costs;

    (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

    (3) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED LEVERAGE RATIO" means, with respect to any Person, the ratio of:

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    (1) the sum of the aggregate outstanding amount of Indebtedness of such
       Person and its Restricted Subsidiaries as of the Transaction Date on a consolidated basis determined in accordance with GAAP after giving effect to the incurrence of the Indebtedness on the Transaction Date and the receipt and application of the proceeds therefrom to

    (2) Consolidated EBITDA of such Person for the Four-Quarter Period ending prior to the Transaction Date calculated on a pro forma basis for the period of such calculation as set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

    "CONSOLIDATED NET INCOME" means, for any period, the aggregate net income (or loss) of Dayton Superior and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of preferred stock dividends; PROVIDED that there shall be excluded therefrom:

    (1) gains and losses from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) and the related tax effects according to GAAP;

    (2) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

    (3) all extraordinary, unusual or nonrecurring charges, gains and losses (including, without limitation, all restructuring costs and any expense or charge related to the repurchase of capital stock or warrants or options to purchase capital stock) and the related tax effects according to GAAP;

    (4) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of Dayton Superior or is merged or consolidated with or into Dayton Superior or any Restricted Subsidiary of Dayton Superior;

    (5) the net income (but not loss) of any Restricted Subsidiary of Dayton Superior to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of Dayton Superior of that income is prohibited by contract, operation of law or otherwise;

    (6) the net loss of any Person, other than a Restricted Subsidiary of Dayton Superior;

    (7) the net income of any Person, other than a Restricted Subsidiary of Dayton Superior, except to the extent of cash dividends or distributions paid to Dayton Superior or a Restricted Subsidiary of Dayton Superior by such Person;

    (8) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

    (9) any non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction.

    For purposes of clause (iii)(w) of the first paragraph of the "Limitation on Restricted Payments" covenant, Consolidated Net Income shall be reduced by any cash dividends paid with respect to any series of Designated Preferred Stock.

    "CONSOLIDATED NON-CASH CHARGES" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash payments for any future period other than accruals or reserves associated with mandatory repurchases of equity securities).

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    "CONTINUING DIRECTOR" means, as of any date of determination, any member of the board of directors of Dayton Superior who:

    (1) was a member of the board of directors of Dayton Superior on the date of original issuance of the notes; or

    (2) was nominated for election or elected to the board of directors of Dayton Superior by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election or the applicable guarantor, as the case may be.

    "CONVERTIBLE SUBORDINATED DEBENTURES" means Dayton Superior's 10% Convertible Subordinated Debentures due September 30, 2029, originally issued to Dayton Superior Capital Trust, which may be issued to holders of the Trust Preferred Securities in accordance with the terms of the Trust Preferred Documents.

    "CREDIT FACILITIES" means one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) and/or letters of credit, bank guarantees or banker's acceptances.

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Dayton Superior or any Restricted Subsidiary of Dayton Superior against fluctuations in currency values.

    "DEFAULT" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

    "DESIGNATED NONCASH CONSIDERATION" means any noncash consideration received by Dayton Superior or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of Dayton Superior or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Noncash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents. At the time of receipt of any Designated Noncash Consideration, Dayton Superior shall deliver an officers' certificate to the trustee which shall state the fair market value of such Designated Noncash Consideration and shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking, appraisal or accounting firm with respect to the receipt in one transaction or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $10.0 million.

    "DESIGNATED PREFERRED STOCK" means preferred stock that is designated as Designated Preferred Stock pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of Dayton Superior on the issue date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii)(x) of the first paragraph of the "Limitation on Restricted Payments" covenant.

    "DESIGNATED SENIOR DEBT" means:

    (1) Indebtedness under or in respect of the New Credit Facility, and

    (2) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least
       $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by Dayton Superior or the applicable guarantor, as the case may be.

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    "DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes.

    "DOMESTIC RESTRICTED SUBSIDIARY" means any Restricted Subsidiary of Dayton Superior that is incorporated under the laws of the United States or any state thereof or the District of Columbia.

    "EQUITY OFFERING" means any offering of Qualified Capital Stock of Dayton Superior generating gross proceeds to Dayton Superior of at least
$25.0 million.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the board of directors of Dayton Superior acting reasonably and in good faith and shall be evidenced by a board resolution of the board of directors of Dayton Superior delivered to the trustee.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

    "HEDGING AGREEMENT" means any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of Dayton Superior and its Restricted Subsidiaries, so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation.

    "INDEBTEDNESS" means, with respect to any Person, without duplication:

    (1) all Obligations of such Person for borrowed money;

    (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

    (3) all Capitalized Lease Obligations of such Person;

    (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

    (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

    (6) guarantees and other contingent Obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

    (7) all Obligations of any other Person of the type referred to in clauses
       (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation

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       being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

    (8) all Obligations under currency agreements and Interest Swap Obligations of such Person; and

    (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

    For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

    "INTEREST SWAP OBLIGATIONS" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "INVESTMENT" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by Dayton Superior and its Restricted Subsidiaries in accordance with normal trade practices of Dayton Superior or such Restricted Subsidiary, as the case may be. If Dayton Superior or any Restricted Subsidiary of Dayton Superior sells or otherwise disposes of any common stock of any direct or indirect Restricted Subsidiary of Dayton Superior such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of Dayton Superior, Dayton Superior shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the common stock of such Restricted Subsidiary not sold or disposed of.

    "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

    "MARKETABLE SECURITIES" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody's.

    "MOODY'S" means Moody's Investors Service, Inc.

    "NET CASH PROCEEDS" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the

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form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Dayton Superior or any of its Restricted Subsidiaries from such Asset Sale net of:

    (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

    (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements; and

    (3) appropriate amounts to be provided by Dayton Superior or any Restricted Subsidiary, as the case may be, as a reserve in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Dayton Superior or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

    "NEW CREDIT FACILITY" means the Credit Agreement dated as of the date of original issuance of the notes among Dayton Superior, the lenders party thereto in their capacities as lenders thereunder, and Bankers Trust Company, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of Dayton Superior as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "OBLIGATIONS" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PERMITTED BUSINESS" means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by Dayton Superior and its Restricted Subsidiaries on the date of original issuance of the notes and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Dayton Superior and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.

    "PERMITTED GROUP" means any group of investors that is deemed to be a "person" (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders Agreements, as the same may be amended, modified or supplemented from time to time, PROVIDED that no single Person (together with its Affiliates), other than the Permitted Holders and their Related Parties, is the "beneficial owner" (as such term is used in Section 13(d) of the Exchange
Act), directly or indirectly, of more than 50% of the voting power of the issued and outstanding Capital Stock of Dayton Superior that is "beneficially owned" (as defined above) by such group of investors.

    "PERMITTED HOLDERS" means Odyssey Investment Partners Fund, LP, its Affiliates and any general or limited partners of Odyssey Investment Partners Fund, LP.

    "PERMITTED INDEBTEDNESS" means, without duplication, each of the following:

    (1) Indebtedness under the notes and the indenture issued on the date of original issuance of the notes and any notes issued in exchange therefor pursuant to the indenture and any guarantees thereof in an aggregate principal amount not to exceed $170.0 million;

    (2) Indebtedness of Dayton Superior or any of its Restricted Subsidiaries incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any time outstanding not to

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       exceed the sum of (A) $80.0 million PLUS (B) up to $23.5 million the proceeds of which will initially be applied to pay the holders of the Trust Preferred Securities and/or the Convertible Subordinated Debentures who elected to convert their Trust Preferred Securities and/or Convertible Subordinated Debentures into the right to receive cash in accordance with the Trust Preferred Documents and the documents governing the recapitalization PLUS (C) up to $23.5 million the proceeds of which will initially be applied on or prior to the three-month anniversary of the date of original issuance of the notes to consummate the Conspec acquisition PLUS (D) $30.0 million the proceeds of which are used to consummate any acquisition, so long as after giving pro forma effect to such acquisition, the Consolidated Leverage Ratio of Dayton Superior would have been 4.75 to 1.0 or less, less:

        (i) the aggregate amount of Indebtedness of Securitization Entities at the time outstanding, less

        (ii) the amount of all mandatory principal payments actually made by Dayton Superior or any such Restricted Subsidiary since the date of original issuance of the notes with the Net Cash Proceeds of an Asset Sale in respect of term loans under a Credit Facility (excluding any such payments to the extent refinanced at the time of payment), and

       (iii) further reduced by any repayments of revolving credit borrowings under a Credit Facility with the Net Cash Proceeds of an Asset Sale that are accompanied by a corresponding commitment reduction thereunder;

    PROVIDED that the amount of Indebtedness permitted to be incurred pursuant to the Credit Facilities in accordance with this clause (2) shall be in addition to any Indebtedness permitted to be incurred pursuant to the Credit Facilities in reliance on, and in accordance with, clauses (7), (13) and
    (15) below;

    (3) other Indebtedness of Dayton Superior and its Restricted Subsidiaries outstanding on the date of original issuance of the notes reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

    (4) Interest Swap Obligations of Dayton Superior or any of its Restricted Subsidiaries covering Indebtedness of Dayton Superior or any of its Restricted Subsidiaries; PROVIDED that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the indenture; and PROVIDED, FURTHER, that such Interest Swap Obligations are entered into, in the judgment of Dayton Superior, to protect Dayton Superior or any of its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness;

    (5) Indebtedness of Dayton Superior or any Restricted Subsidiary of Dayton Superior under Hedging Agreements and Currency Agreements;

    (6) the incurrence by Dayton Superior or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Dayton Superior and any such Restricted Subsidiaries; PROVIDED, HOWEVER, that:

       (a) if Dayton Superior is the obligor on such Indebtedness and the payee is a Restricted Subsidiary that is not a guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, and

       (b) (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Dayton Superior or a Restricted Subsidiary thereof, and

          (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Dayton Superior or a Restricted Subsidiary of Dayton Superior (other than by way of

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           granting a Lien permitted under the indenture or in connection with the exercise of remedies by a secured creditor)

       shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Dayton Superior or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

    (7) Indebtedness (including Capitalized Lease Obligations) incurred by Dayton Superior or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed $5.0 million;

    (8) Refinancing Indebtedness;

    (9) guarantees by Dayton Superior and its Restricted Subsidiaries of one another's Indebtedness; PROVIDED that such Indebtedness is permitted to be incurred under the indenture; and PROVIDED, FURTHER, that in the event such Indebtedness (other than Acquired Indebtedness) is incurred pursuant to the Consolidated Fixed Charge Coverage Ratio, such guarantees are by Dayton Superior or a guarantor only;

    (10) Indebtedness arising from agreements of Dayton Superior or a Restricted Subsidiary of Dayton Superior providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Dayton Superior, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; PROVIDED that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Dayton Superior and its Restricted Subsidiaries in connection with such disposition;

    (11) obligations in respect of performance and surety bonds and completion guarantees provided by Dayton Superior or any Restricted Subsidiary of Dayton Superior in the ordinary course of business;

    (12) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is non-recourse to Dayton Superior or any Subsidiary of Dayton Superior (except for Standard Securitization Undertakings);

    (13) additional Indebtedness of Dayton Superior and its Restricted Subsidiaries in an aggregate principal amount that does not, when taken together with any Permitted Subsidiary Preferred Stock then outstanding, exceed $7.5 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a Credit Facility);

    (14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; PROVIDED that such Indebtedness is extinguished within five business days of incurrence; and

    (15) Indebtedness of Dayton Superior or any of its Restricted Subsidiaries represented by letters of credit for the account of Dayton Superior or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of Dayton Superior or such Restricted Subsidiary, including, without limitation, in order to provide security for workers' compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by Dayton Superior or any Restricted Subsidiary of Dayton Superior in the ordinary course of business.

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    For purposes of determining compliance with the "Limitation on Incurrence of
Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, Dayton Superior shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant.

    "PERMITTED INVESTMENTS" means:

    (1) Investments by Dayton Superior or any Restricted Subsidiary of Dayton Superior in any Restricted Subsidiary of Dayton Superior (whether existing on the date of original issuance of the notes or created thereafter) or any Person (including by means of any transfer of cash or other property) if as a result of such Investment such Person shall become a Restricted Subsidiary of Dayton Superior or that will merge with or consolidate into Dayton Superior or a Restricted Subsidiary of Dayton Superior and Investments in Dayton Superior by any Restricted Subsidiary of Dayton Superior;

    (2) Investments in cash and Cash Equivalents;

    (3) loans and advances to employees and officers of Dayton Superior and its Restricted Subsidiaries for bona fide business purposes in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

    (4) Currency Agreements, Hedging Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with the indenture;

    (5) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

    (6) Investments made by Dayton Superior or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

    (7) Investments existing on the date of original issuance of the notes;

    (8) accounts receivable created or acquired in the ordinary course of business;

    (9) guarantees by Dayton Superior or a Restricted Subsidiary of Dayton Superior permitted to be incurred under the indenture;

    (10) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed $10.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

    (11) any Investment by Dayton Superior or a Subsidiary of Dayton Superior in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; PROVIDED that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest; and

    (12) Investments the payment for which consists exclusively of Qualified Capital Stock of Dayton Superior.

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    "PERMITTED LIENS" means the following types of Liens:

    (1) Liens for taxes, assessments or governmental charges or claims either:

       (a) not delinquent; or

       (b) contested in good faith by appropriate proceedings and as to which Dayton Superior or the applicable Restricted Subsidiary has set aside on its books such reserves as may be required pursuant to GAAP;

    (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen and repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP has been made in respect thereof;

    (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    (4) judgment Liens not giving rise to an Event of Default;

    (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Dayton Superior or any of its Restricted Subsidiaries;

    (6) any interest or title of a lessor under any Capitalized Lease
       Obligation;

    (7) purchase money Liens to finance property or assets of Dayton Superior or any Restricted Subsidiary of Dayton Superior acquired, constructed or improved in the ordinary course of business; PROVIDED, HOWEVER, that

       (a) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Dayton Superior or any Restricted Subsidiary of Dayton Superior other than the property and assets so acquired, and

       (b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

    (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

    (9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Dayton Superior or any of its Restricted Subsidiaries, including rights of offset and set-off;

    (11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

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    (12) Liens securing Indebtedness under Currency Agreements and Hedging
       Agreements;

    (13) Liens incurred in the ordinary course of business of Dayton Superior or any Restricted Subsidiary with respect to obligations that do not in the aggregate exceed $5.0 million at any one time outstanding;

    (14) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

    (15) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Dayton Superior and its Restricted Subsidiaries;

    (16) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

    (17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

    (18) Liens securing Acquired Indebtedness incurred in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant;

    (19) Liens placed upon assets of a Restricted Subsidiary of Dayton Superior that is not a guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the indenture; and

    (20) Liens existing on the date of original issuance of the notes, together with any Liens securing Indebtedness incurred in reliance on clause (8) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the date of original issuance of the notes; PROVIDED that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced.

    "PERMITTED SUBSIDIARY PREFERRED STOCK" means any series of preferred stock of a Restricted Subsidiary of Dayton Superior that constitutes Qualified Capital Stock and has a fixed dividend rate, the liquidation value of all series of which, when combined with the aggregate amount of Indebtedness of Dayton Superior and its Restricted Subsidiaries incurred pursuant to clause (13) of the definition of Permitted Indebtedness, does not exceed $7.5 million.

    "PERSON" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

    "PRODUCTIVE ASSETS" means assets (including Capital Stock) that are used or usable by Dayton Superior and its Restricted Subsidiaries in Permitted Businesses.

    "PURCHASE MONEY NOTE" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from Dayton Superior or any Subsidiary of Dayton Superior in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.

    "QUALIFIED PREFERRED STOCK" means any preferred stock that is not Disqualified Preferred Stock.

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    "QUALIFIED SECURITIZATION TRANSACTION" means any transaction or series of transactions that may be entered into by Dayton Superior or any of its Restricted Subsidiaries pursuant to which Dayton Superior or any of its Subsidiaries may sell, convey or otherwise transfer to:

    (1) a Securitization Entity (in the case of a transfer by Dayton Superior or any of its Restricted Subsidiaries); and

    (2) any other Person (in the case of a transfer by a Securitization Entity),

or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of Dayton Superior or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

    "REFINANCING INDEBTEDNESS" means any refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith; PROVIDED that any such event shall not:

    (1) directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness, except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness:

       (a) to pay Required Premiums and related fees; or

       (b) otherwise permitted to be incurred under the indenture; and

    (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold.

    "RELATED PARTY" with respect to any Permitted Holder means:

    (a) (1) any spouse, sibling, parent or child of such Permitted Holder; or

       (2) the estate of any Permitted Holder during any period in which such estate holds Capital Stock of Dayton Superior for the benefit of any Person referred to in clause (a) (1); or

    (b) any trust, corporation, partnership, limited liability company or other entity the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of, or the sole managing partner or managing member of which is, one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (a).

    "REPRESENTATIVE" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; PROVIDED that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

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    "RESTRICTED SUBSIDIARY" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

    "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to Dayton Superior or a Restricted Subsidiary of any property, whether owned by Dayton Superior or any Restricted Subsidiary at the date of original issuance of the notes or later acquired, which has been or is to be sold or transferred by Dayton Superior or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

    "SECURITIZATION ENTITY" means a Wholly Owned Subsidiary of Dayton Superior (or another Person in which Dayton Superior or any Subsidiary of Dayton Superior makes an Investment and to which Dayton Superior or any Subsidiary of Dayton Superior transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the board of directors of Dayton Superior (as provided below) as a Securitization Entity:

    (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

       (a) is guaranteed by Dayton Superior or any Restricted Subsidiary of Dayton Superior (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings;

       (b) is recourse to or obligates Dayton Superior or any Restricted Subsidiary of Dayton Superior in any way other than pursuant to Standard Securitization Undertakings; or

       (c) subjects any property or asset of Dayton Superior or any Restricted Subsidiary of Dayton Superior, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

    (2) with which neither Dayton Superior nor any Restricted Subsidiary of Dayton Superior has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Dayton Superior or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Dayton Superior, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

    (3) to which neither Dayton Superior nor any Restricted Subsidiary of Dayton Superior has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

    Any such designation by the board of directors of Dayton Superior shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution of Dayton Superior giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

    "SENIOR DEBT" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Dayton Superior or any guarantor, whether outstanding on the date of original issuance of the notes or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes or the guarantee of such guarantor, as the case may be. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any

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interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

       (x) all monetary obligations of every nature of Dayton Superior or any guarantor under the New Credit Facility, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

       (y) all Interest Swap Obligations (and guarantees thereof); and

       (z) all obligations (and guarantees thereof) under Currency Agreements and Hedging Agreements,

in each case whether outstanding on the date of original issuance of the notes or thereafter incurred.

    Notwithstanding the foregoing, "Senior Debt" shall not include:

        (i) any Indebtedness of Dayton Superior or a guarantor to Dayton Superior or to a Subsidiary of Dayton Superior;

        (ii) any Indebtedness to, or guaranteed on behalf of, any director, officer or employee of Dayton Superior or any Subsidiary of Dayton Superior (including, without limitation, amounts owed for compensation);

       (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

        (iv) Indebtedness represented by Disqualified Capital Stock;

        (v) any liability for federal, state, local or other taxes owed or owing by Dayton Superior or any guarantor;

        (vi) that portion of any Indebtedness incurred in violation of the indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the trustee shall have received an officers' certificate of Dayton Superior to the effect that the incurrence of such Indebtedness does not (or in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

       (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Dayton Superior; and

      (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of Dayton Superior, including, without limitation, the Convertible Subordinated Debentures.

    "SIGNIFICANT SUBSIDIARY" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

    "STANDARD SECURITIZATION UNDERTAKINGS" means representations, warranties, covenants and indemnities entered into by Dayton Superior or any Subsidiary of Dayton Superior which are reasonably customary in an accounts receivable or equipment transaction.

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    "STOCKHOLDERS AGREEMENTS" means those certain stockholders agreements entered into in connection with the recapitalization.

    "SUBSIDIARY" with respect to any Person, means:

        (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

        (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

    "TOTAL ASSETS" means the total consolidated assets of Dayton Superior and its Restricted Subsidiaries, as set forth on Dayton Superior's most recent consolidated balance sheet.

    "TRUST AGREEMENT" means the Amended and Restated Trust Agreement, dated as of October 5, 1999, among Dayton Superior, as depositor, Firstar Bank, N.A. as property trustee, Mark A. Ferrucci as Delaware trustee, and the administrative trustees named therein, as in effect on the date of original issuance of the notes.

    "TRUST PREFERRED DOCUMENTS" means (i) the Trust Preferred Securities,
(ii) the Trust Agreement, (iii) the Trust Preferred Guarantee Agreement, and
(iv) the indenture governing the Convertible Subordinated Debentures.

    "TRUST PREFERRED GUARANTEE AGREEMENT" means the Guarantee Agreement, dated as of October 5, 1999, between Dayton Superior and Firstar Bank, N.A. as guarantee trustee thereunder, executed and delivered by Dayton Superior in favor of the holders of the Trust Preferred Securities, as in effect on the date of original issuance of the notes.

    "TRUST PREFERRED SECURITIES" means the preferred securities of Dayton Superior Capital Trust, liquidation preference $20 per security, exchangeable in certain circumstances for a portion (equal to the aggregate liquidation preference of the preferred securities so exchanged) of the Convertible Subordinated Debentures held by Dayton Superior Capital Trust.

    "UNRESTRICTED SUBSIDIARY" of any Person means:

    (1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the board of directors of such Person in the manner provided below; and

    (2) any Subsidiary of an Unrestricted Subsidiary.

    The board of directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Dayton Superior or any other Subsidiary of Dayton Superior that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that:

    (1) Dayton Superior certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

    (2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Dayton Superior or any of its Restricted Subsidiaries.

    The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, Dayton Superior is able to incur at least

$1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the board of directors of Dayton Superior shall be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

    (1) the then outstanding aggregate principal amount of such Indebtedness into

    (2) the sum of the total of the products obtained by multiplying

       (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by

       (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.

    "WHOLLY OWNED SUBSIDIARY" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a state in the United States or the District of Columbia, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

                         BOOK-ENTRY, DELIVERY AND FORM

    The certificates representing the exchange notes will be issued in fully registered form without interest coupons. Except as described herein under the heading "Certificated Securities," exchange notes will initially be represented by a permanent global exchange note in fully registered form without interest coupons and will be deposited with the trustee as custodian for the Depository Trust Company and registered in the name of a nominee of such depositary.

THE GLOBAL NOTE

    We expect that according to procedures established by the Depository Trust Company (A) upon the issuance of the global note, the Depository Trust Company or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by the global note to the respective accounts of persons who have accounts with that depositary and
(B) ownership of beneficial interests in the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository Trust Company or its nominee and the records of participants. Ownership of beneficial interests in the global notes will be limited to persons who have accounts with the Depository Trust Company ("participants") or persons who hold interests through participants.

    So long as the Depository Trust Company, or its nominee, is the registered owner or holder of the exchange notes, the Depository Trust Company or that nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global note for all purposes under the indenture. No beneficial owner of an interest in the global note will be able to transfer that interest except in accordance with the Depository Trust Company's procedures, in addition to those provided for under the indenture.

    Payments of the principal of, premium, if any, and interest on, the global note will be made to the Depository Trust Company or its nominee, as the case may be, as the registered owner of that global note. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

    We expect that the Depository Trust Company or its nominee, upon receipt of any payment of principal, premium, if any, or interest on the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of the Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through those participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Those payments will be the responsibility of those participants.

    Transfers between participants in the Depository Trust Company will be effected in the ordinary way through DTC's same-day funds system in accordance with the Depository Trust Company rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell exchange notes to persons in states that require physical delivery of the exchange notes, or to pledge such securities, that holder must transfer its interest in the global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

    The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of exchange notes, including the presentation of exchange notes for exchange as described below, only at the direction of one or more participants to whose accounts the the Depository Trust Company interests in the global note are credited and only in respect of that portion of the aggregate principal amount of exchange notes as to which that participant or those participants has or have given that direction. However, if there is an event of default under the indenture applicable to the global note, the Depository Trust Company will exchange the global note for Certificated Securities, which it will distribute to its participants.

    Although the Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of the Depository Trust Company, it is under no obligation to perform those procedures and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by the Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

    Certificated securities shall be issued in exchange for the old notes in the exchange offer or for beneficial interest in the global note, in each case, if requested by a Holder of such old note or such beneficial interests, respectively. In addition, certificated securities shall be issued in exchange for beneficial interests in the global note if the Depository Trust Company is at any time unwilling or unable to continue as a depositary for the global note and a successor depositary is not appointed by us within 90 days.

                  IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS

SCOPE OF DISCUSSION

    This general discussion of certain United States federal income and estate tax consequences of the exchange of old notes for exchange notes and the ownership and disposition of notes applies to you if you acquire the old notes at original issue for cash and hold the notes, as a "capital asset," generally, for investment, under Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed here may apply to you if you are:

    - a broker-dealer, a dealer in securities or a financial institution;

    - a flow-through entity (such as a partnership or an S corporation);

    - an insurance company;

    - a tax-exempt organization;

    - subject to the alternative minimum tax provisions of the Code;

    - holding the notes as part of a hedge, straddle or other risk reduction or constructive sale transaction;

    - a nonresident alien or foreign corporation subject to net-basis United States federal income tax on income or gain derived from a note because such income or gain is effectively connected with the conduct of a United States trade or business; or

    - a United States expatriate.

    This discussion only represents our best attempt to describe certain federal income tax consequences that may apply to you based on current United States federal tax law. This discussion may in the end inaccurately describe the federal income tax consequences which are applicable to you because the law may change, possibly retroactively, and because the Internal Revenue Service (the "IRS") or any court may disagree with this discussion.

    THIS SUMMARY MAY NOT COVER YOUR PARTICULAR CIRCUMSTANCES BECAUSE IT DOES NOT CONSIDER FOREIGN, STATE OR LOCAL TAX RULES, DISREGARDS CERTAIN FEDERAL TAX RULES, AND DOES NOT DESCRIBE FUTURE CHANGES IN FEDERAL TAX RULES. PLEASE CONSULT YOUR TAX ADVISOR RATHER THAN RELYING ON THIS GENERAL DESCRIPTION.

UNITED STATES HOLDERS

    If you are a "United States Holder," as defined below, this section applies to you. Otherwise, the next section, "Non-United States Holders," applies to you.

DEFINITION OF UNITED STATES HOLDER

    You are a "United States Holder" if you hold the notes and you are:

    - a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

    - a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

    - an estate, the income of which is subject to United States federal income tax regardless of its source; or

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
    - a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

DETERMINATION OF THE ISSUE PRICE OF THE NOTES

    For United States federal income tax purposes, a note will be treated as issued as part of an investment unit comprised of a note and a warrant. The issue price of each unit will be the first price at which a substantial portion of the units are sold in the offering (excluding sales to bond houses, brokers or similar persons acting in the capacity of the underwriter, placement agent or wholesaler). The issue price of each unit is required to be allocated between the notes and the warrants based on their respective fair market values at the time of issuance. Your initial basis in each of the notes is equal to the amount allocated to such notes. We intend to treat $955.75 of the issue price of a unit as allocable to the note. We intend to file information returns with the IRS based on such allocation.

    Our allocation of the issue price is binding on you for federal income tax purposes unless you disclose the use of a different allocation in your federal income tax return for the year in which the units was acquired. However, our allocation is not binding to the IRS, and there can be no assurance that the IRS will not challenge such allocation. If the IRS successfully asserts that the issue price of a note is less than the amount allocated by us, there will be a greater amount of original issue discount accruing under the note.

EXCHANGE

    The exchange of old notes for exchange notes under the terms of the exchange offer should not constitute a taxable exchange. As a result, a holder
(A) should not recognize taxable gain or loss as a result of exchanging old notes for exchange notes under the terms of the exchange offer, (B) the holding period of the exchange notes should include the holding period of the old notes exchanged for the exchange notes and (C) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis, immediately before the exchange of the old notes for the exchange notes.

TAXATION OF STATED INTEREST

    You must generally include the stated interest on the notes in ordinary income:

    - when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

    - when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

ORIGINAL ISSUE DISCOUNT

    The notes are issued with original issue discount ("OID") for United States federal income tax purposes. The amount of OID on a note equals the excess of the "stated redemption price at maturity" of a note over its "issue price." As discussed above, the "issue price" of each note will be that portion of the issue price of the unit that is allocated to the note (i.e., $955.75). The "stated redemption price at maturity" of a note is the sum of its principal amount plus all other payments thereunder, other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. The stated interest payable on the notes will be qualified stated interest.

    Since the notes are issued with OID, you (whether you report on the cash or accrual basis of accounting for tax purposes) will be required to include in taxable income for any particular taxable year the daily portion of the OID described in the preceding paragraph that accrues on the note for each day during the taxable year on which you hold the note. Thus, you will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the "adjusted issue price" of the note at the beginning of an accrual period multiplied by the yield to maturity of the note less the amount of qualified stated interest allocable to such accrual period. The "adjusted issue price" of a note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the note in all prior accrual periods, and decreased by any payments made during all prior accrual periods other than qualified stated interest.

SALE OR OTHER TAXABLE DISPOSITION OF THE NOTES

    You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference, if any, between the amount you receive for the note (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the note, minus your adjusted tax basis in the note. Your initial tax basis in a note equals the price you paid for the note (i.e., the portion of the price paid for a unit that was allocated to the note) and will subsequently be increased by the OID includible in your taxable income under the rules described in "--Original Issue Discount," above, and will be reduced by any payments received on the note other than qualified stated interest.

    Your gain or loss will generally be a long-term capital gain or loss if you have held the note for more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.

BACKUP WITHHOLDING

    You may be subject to a 31% backup withholding tax when you receive interest payments on the note or proceeds upon the sale or other disposition of a note. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. In addition, the 31% backup withholding tax will not apply to you if you provide your taxpayer identification number ("TIN") in the prescribed manner unless:

    - the IRS notifies us or our agent that the TIN you provided is incorrect;

    - you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or

    - you fail to certify under penalties of perjury that you are not subject to backup withholding.

    If the 31% backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your United States federal income tax liability as long as you provide certain information to the IRS.

NON-UNITED STATES HOLDERS

DEFINITION OF NON-UNITED STATES HOLDER

    A "Non-United States Holder" is any person other than a United States Holder. Please note that if you are subject to United States federal income tax on a net basis on income or gain with respect to a note because such income or gain is effectively connected with the conduct of a United States trade or business, this disclosure does not cover the United States federal tax rules that apply to you.

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
STATED INTEREST AND OID ON THE NOTES

    PORTFOLIO INTEREST EXEMPTION. You will generally not have to pay United States federal income tax on stated interest or OID paid on the notes because of the "portfolio interest exemption" if either:

    - you represent that you are not a United States person for United States federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury; or

    - a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the Note on your behalf, certifies to us or our agent under penalties of perjury that it has received IRS Form W-8 (or a suitable substitute) from you or from another qualifying financial institution intermediary, and provides a copy to us or our agent.

    You will not, however, qualify for the portfolio interest exemption described above if:

    - you own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock;

    - you are a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code;

    - you are a bank receiving interest described in Section 881(c)(3)(A) of the Code.

    WITHHOLDING TAX IF THE INTEREST IS NOT PORTFOLIO INTEREST. If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you may be subject to a 30% withholding tax on interest payments made on the notes. However, you may be able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted, under current regulations, on Form 1001. Successor forms will require additional information, as discussed below under the heading "Non-United States Holders--New Withholding Regulations."

    SALE OR OTHER DISPOSITION OF THE NOTES. You will generally not be subject to United States federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of a note. You may, however, be subject to tax on such gain if you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition, in which case you may have to pay a United States federal income tax of 30% (or a reduced treaty rate) on such gain.

    UNITED STATES FEDERAL ESTATE TAXES. If you qualify for the portfolio interest exemption under the rules described above when you die, the notes will not be included in your estate for United States federal estate tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    PAYMENTS FROM UNITED STATES OFFICE. If you receive payments made in respect of a note directly from us or through the United States office of a custodian, nominee, agent or broker, there is a possibility that you will be subject to both backup withholding at a rate of 31% and information reporting.

    With respect to interest made, however, backup withholding and information reporting will not apply if you certify, generally on a Form W-8 or substitute form, that you are not a United States person in the manner described above under the heading "Non-United States Holders--Interest."

    Moreover, with respect to proceeds received on the sale, exchange, redemption, or other disposition of a note backup withholding or information reporting generally will not apply if you properly provide, generally on Form W-8 or a substitute form, a statement that you are an "exempt foreign person" for purposes of the broker reporting rules, and other required information. If you are not subject to United States federal income or withholding tax on the sale or other disposition of a note, as described above under the heading "Non-United States--Sale or Other Disposition of the notes you will generally qualify as an "exempt foreign person" for purposes of the broker reporting rules.

    PAYMENTS FROM FOREIGN OFFICE. If payments are made to you outside the United States by or through the foreign office of your foreign custodian, nominee or other agent, or if you receive the proceeds of the sale of a note through a foreign office of a "broker," as defined in the pertinent United States Treasury Regulations, you will generally not be subject to backup withholding or information reporting. You will, however, be subject to backup withholding and information reporting if the foreign custodian, nominee, agent or broker has actual knowledge or reason to know that the payee is a United States person. You will also be subject to information reporting, but not backup withholding, if the payment is made by a foreign office of a custodian, nominee, agent or broker that is a United States person or a controlled foreign corporation for United States federal income tax purposes, or that derives 50% or more of its gross income from the conduct of a United States trade or business for a specified three year period, unless the broker has in its records documentary evidence that you are a Non-United States Holder and certain other conditions are met.

    REFUNDS. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

    NEW WITHHOLDING REGULATIONS. New regulations relating to withholding tax on income paid to foreign persons (the "New Withholding Regulations") will generally be effective for payments made after December 31, 2000, subject to certain transition rules. The New Withholding Regulations modify and, in general, unify the way in which you establish your status as a non-United States "beneficial owner" eligible for withholding exemptions including the portfolio interest exemption, a reduced treaty rate or an exemption from backup withholding. For example, the new regulations will require new forms, which you will generally have to provide earlier than you would have had to provide replacements for expiring existing forms.

    The New Withholding Regulations clarify withholding agents' reliance standards. They also require additional certifications for claiming treaty benefits. The New Withholding Regulations also provide somewhat different procedures for foreign intermediaries and flow-through entities (such as foreign partnerships) to claim the benefit of applicable exemptions on behalf of non-United States beneficial owners for which or for whom they receive payments.

    When you purchase the notes, you will be required to submit certification that complies with the temporary Treasury Regulations in order to obtain an available exemption from or reduction in withholding tax. The New Withholding Regulations provide that certifications satisfying the requirements of the New Withholding Regulations will be deemed to satisfy the requirement of the Treasury Regulations now in effect. If you are a Non-United States Holder claiming benefit under an income tax treaty, you should be aware that you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits article in order to comply with the New Withholding Regulations' certification requirements.

    THE NEW WITHHOLDING REGULATIONS ARE COMPLEX, AND THIS SUMMARY DOES NOT COMPLETELY DESCRIBE THEM. PLEASE CONSULT YOUR TAX ADVISOR TO DETERMINE HOW THE NEW WITHHOLDING REGULATIONS WILL AFFECT YOUR PARTICULAR CIRCUMSTANCES.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of exchange notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in any such resale.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of old notes including any broker-dealers, and certain parties related to such holders, against certain types of liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the securities offered hereby is being passed upon for us by Thompson Hine & Flory LLP, Dayton, Ohio. New York, New York.

                                    EXPERTS

    The consolidated financial statements of Dayton Superior as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

                         INDEX TO FINANCIAL STATEMENTS

Report of Arthur Andersen LLP, Independent Public
  Accountants...............................................     F-2

Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................     F-3

Consolidated Statements of Income for each of the three
  years ended
  December 31, 1999, 1998 and 1997..........................     F-4

Consolidated Statements of Shareholders' Equity for each of
  the three years ended
  December 31, 1999, 1998 and 1997..........................     F-5

Consolidated Statements of Cash Flows for each of the three
  years ended
  December 31, 1999, 1998 and 1997..........................     F-6

Consolidated Statements of Comprehensive Income for each of
  the three years ended
  December 31, 1999, 1998 and 1997..........................     F-7

Notes to Consolidated Financial Statements for each of the
  three years ended
  December 31, 1999, 1998 and 1997..........................     F-8

Unaudited Consolidated Balance Sheets as of March 31, 2000
  and
  December 31, 1999.........................................    F-28

Unaudited Consolidated Statements of Income for the three
  months ended
  March 31, 2000 and April 2, 1999..........................    F-29

Unaudited Consolidated Statements of Cash Flows for the
  three months ended
  March 31, 2000 and April 2, 1999..........................    F-30

Unaudited Consolidated Statements of Comprehensive Income
  for the three months ended
  March 31, 2000 and April 2, 1999..........................    F-31

Notes to Unaudited Consolidated Financial Statements for the
  three months ended
  March 31, 2000 and April 2, 1999..........................    F-32

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Dayton Superior Corporation:

    We have audited the accompanying consolidated balance sheets of Dayton Superior Corporation (an Ohio corporation) and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, cash flows and comprehensive income for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dayton Superior Corporation and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                            ARTHUR ANDERSEN LLP

Dayton, Ohio
February 4, 2000

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                               AS OF DECEMBER 31
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                1999       1998
                                                              --------   --------
ASSETS (NOTE 4)
Current assets:
  Cash......................................................  $  4,553   $    560
  Accounts receivable, net of allowances for doubtful
    accounts and sales returns and allowances of $5,589 and
    $4,432..................................................    45,085     42,996
  Inventories (Note 3)......................................    39,340     36,058
  Prepaid expenses and other current assets.................     5,551      4,396
  Prepaid income taxes......................................     1,038        828
  Future income tax benefits (Notes 3 and 8)................     3,998      3,521
                                                              --------   --------
      Total current assets..................................    99,565     88,359
                                                              --------   --------
Rental equipment, net (Note 3)..............................    58,748     52,586
                                                              --------   --------
Property, plant and equipment (Note 3)
  Land and improvements.....................................     4,553      5,481
  Building and improvements.................................    22,478     20,030
  Machinery and equipment...................................    46,620     38,339
                                                              --------   --------
                                                                73,651     63,850
  Less accumulated depreciation.............................   (29,741)   (22,069)
                                                              --------   --------
      Net property, plant and equipment.....................    43,910     41,781
                                                              --------   --------
Goodwill and intangible assets, net of accumulated
amortization (Note 3).......................................    75,522     70,130
Other assets................................................       934        764
                                                              --------   --------
        Total assets........................................  $278,679   $253,620
                                                              ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (Note 4)................  $  5,032   $  5,032
  Accounts payable..........................................    22,802     20,749
  Accrued compensation and benefits.........................    11,302     12,443
  Other accrued liabilities.................................     9,960     10,408
                                                              --------   --------
      Total current liabilities.............................    49,096     48,632
Long-term debt (Note 4).....................................   100,141    113,173
Deferred income taxes (Notes 3 and 8).......................    16,566     11,544
Other long-term liabilities (Note 7)........................     4,548      5,683
                                                              --------   --------
      Total liabilities.....................................   170,351    179,032
                                                              --------   --------
Company-obligated mandatorily redeemable convertible trust
    preferred securities of
    Dayton Superior Capital Trust which holds solely
    debentures, $20 liquidation
    value per security; 1,062,500 and 0 securities
    authorized, issued and
    outstanding (Note 5)....................................    19,556         --
                                                              --------   --------
Shareholders' equity (Note 6)
    Class A common shares; no par value; 20,539,500 shares
     authorized; 5,962,200 and 5,200,372 shares issued and
     5,943,183 and 5,193,174 shares outstanding;
      1 vote per share......................................    47,417     42,316
    Class B common shares; no par value; 0 and 757,569
     shares authorized, issued, and outstanding; 10 votes
     per share..............................................        --      5,037
    Class A treasury shares, at cost, 19,017 and 7,298
     shares.................................................      (387)      (145)
  Cumulative other comprehensive income.....................      (254)      (281)
  Retained earnings.........................................    41,996     27,661
                                                              --------   --------
      Total shareholders' equity............................    88,772     74,588
                                                              --------   --------
        Total liabilities and shareholders' equity..........  $278,679   $253,620
                                                              ========   ========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                            YEARS ENDED DECEMBER 31
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              1999         1998         1997
                                                           ----------   ----------   ----------
Net sales (Note 3).......................................  $  322,170   $  282,849   $  167,412
Cost of sales............................................     199,464      177,094      111,044
                                                           ----------   ----------   ----------
  Gross profit...........................................     122,706      105,755       56,368
Selling, general and administrative expenses.............      81,800       73,721       36,761
Amortization of goodwill and intangibles.................       2,369        2,213        1,885
                                                           ----------   ----------   ----------
  Income from operations.................................      38,537       29,821       17,722
Other expenses
  Interest expense, net..................................      11,661       11,703        5,556
  Other expense (income), net............................         230         (202)         (64)
                                                           ----------   ----------   ----------
  Income before income taxes.............................      26,646       18,320       12,230
Provision for income taxes (Note 8)......................      11,991        8,244        5,277
                                                           ----------   ----------   ----------
  Net income.............................................      14,655       10,076        6,953
Dividends on Company-obligated mandatorily redeemable
  convertible trust preferred securities, net of income
  tax benefit............................................         320           --           --
                                                           ----------   ----------   ----------

  Net income available to common shareholders............  $   14,335   $   10,076   $    6,953
                                                           ==========   ==========   ==========

Basic net income per share...............................  $     2.41   $     1.72   $     1.22
                                                           ==========   ==========   ==========

Weighted average common shares outstanding...............   5,944,667    5,867,338    5,703,601
                                                           ==========   ==========   ==========

Diluted net income per share.............................  $     2.30   $     1.65   $     1.17
                                                           ==========   ==========   ==========

Weighted average common and common share equivalents
  outstanding............................................   6,376,935    6,098,205    5,933,244
                                                           ==========   ==========   ==========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                            CUMULATIVE
                                             CLASS A                CLASS B                CLASS A            FOREIGN
                                          COMMON SHARES          COMMON SHARES         TREASURY SHARES       CURRENCY
                                       --------------------   --------------------   -------------------    TRANSLATION
                                        SHARES      AMOUNT     SHARES      AMOUNT     SHARES     AMOUNT     ADJUSTMENT
                                       ---------   --------   ---------   --------   --------   --------   -------------
Balances at December 31, 1996........  4,199,200   $32,636    1,466,350    $9,749         --     $  --          (145)
Net income...........................
Foreign currency translation
  adjustment.........................                                                                            (46)
Issuance of Class A common stock in
  lieu of directors' fees............      8,258       104
Issuance of Class A common shares in
  conjunction with acquisition (Note
  2).................................     26,254       346
Exercise of stock options, net.......     28,094       300
                                       ---------   -------    ---------    ------     ------     -----         -----
Balances at December 31, 1997........  4,261,806    33,386    1,466,350     9,749         --        --          (191)
Net income...........................
Foreign currency translation
  adjustment.........................                                                                            (75)
Excess pension liability
  adjustment.........................
Issuance of Class A common stock in
  lieu of directors' fees............      6,363       124
Issuance of Class A common shares in
  conjunction with acquisition (Note
  2).................................    222,396     4,078
Exercise of stock options, net.......      1,026        16
Conversion of Class B common shares
  into Class A common shares.........    708,781     4,712     (708,781)   (4,712)
Purchase of Class A treasury
  shares.............................                                                  7,298      (145)
                                       ---------   -------    ---------    ------     ------     -----         -----
Balances at December 31, 1998........  5,200,372    42,316      757,569     5,037      7,298      (145)         (266)
Net income...........................
Dividends on Company-obligated
  mandatorily redeemable convertible
  trust preferred securities.........
Foreign currency translation
  adjustment.........................                                                                             12
Excess pension liability
  adjustment.........................
Issuance of Class A common stock in
  lieu of directors' fees............      7,731       153
Return of Class A common shares in
  conjunction with acquisition (Note
  2).................................     (6,456)     (117)
Exercise of stock options, net.......      2,984        28
Conversion of Class B common shares
  into Class A common shares.........    757,569     5,037     (757,569)   (5,037)
Purchase of Class A treasury
  shares.............................                                                 11,719      (242)
                                       ---------   -------    ---------    ------     ------     -----         -----
Balances at December 31, 1999........  5,962,200   $47,417           --    $   --     19,017     $(387)        $(254)
                                       =========   =======    =========    ======     ======     =====         =====


                                        EXCESS
                                        PENSION    RETAINED
                                       LIABILITY   EARNINGS    TOTAL
                                       ---------   --------   --------
Balances at December 31, 1996........     $--      $10,632    $52,872
Net income...........................                6,953      6,953
Foreign currency translation
  adjustment.........................                             (46)
Issuance of Class A common stock in
  lieu of directors' fees............                             104
Issuance of Class A common shares in
  conjunction with acquisition (Note
  2).................................                             346
Exercise of stock options, net.......                             300
                                          ---      -------    -------
Balances at December 31, 1997........      --       17,585     60,529
Net income...........................               10,076     10,076
Foreign currency translation
  adjustment.........................                             (75)
Excess pension liability
  adjustment.........................     (15)                    (15)
Issuance of Class A common stock in
  lieu of directors' fees............                             124
Issuance of Class A common shares in
  conjunction with acquisition (Note
  2).................................                           4,078
Exercise of stock options, net.......                              16
Conversion of Class B common shares
  into Class A common shares.........                              --
Purchase of Class A treasury
  shares.............................                            (145)
                                          ---      -------    -------
Balances at December 31, 1998........     (15)      27,661     74,588
Net income...........................               14,655     14,655
Dividends on Company-obligated
  mandatorily redeemable convertible
  trust preferred securities.........                 (320)      (320)
Foreign currency translation
  adjustment.........................                              12
Excess pension liability
  adjustment.........................      15                      15
Issuance of Class A common stock in
  lieu of directors' fees............                             153
Return of Class A common shares in
  conjunction with acquisition (Note
  2).................................                            (117)
Exercise of stock options, net.......                              28
Conversion of Class B common shares
  into Class A common shares.........                              --
Purchase of Class A treasury
  shares.............................                            (242)
                                          ---      -------    -------
Balances at December 31, 1999........     $--      $41,996    $88,772
                                          ===      =======    =======

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31
                             (AMOUNTS IN THOUSANDS)

                                                                1999       1998       1997
                                                              --------   --------   --------
Cash Flows From Operating Activities:
  Net income................................................  $ 14,655   $ 10,076   $  6,953
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation............................................    11,717     10,076      5,131
    Amortization of goodwill and intangibles................     2,369      2,213      1,885
    Deferred income taxes...................................     3,801      1,792      1,017
    Amortization of deferred financing costs and issuance
     costs on Company-obligated mandatorily redeemable
     convertible trust preferred securities.................       848        821        565
    Gain on sales of rental equipment and property, plant
     and equipment..........................................    (6,904)    (8,236)    (2,871)
  Change in assets and liabilities, net of effects of
    acquisitions:
    Accounts receivable.....................................        37     (4,830)     3,111
    Inventories.............................................    (1,701)    (2,110)       527
    Prepaid expenses and other current assets...............      (826)    (1,332)      (165)
    Prepaid income taxes....................................      (343)     1,259       (865)
    Accounts payable........................................     1,435      3,991     (2,136)
    Accrued liabilities and other long-term liabilities.....      (897)     5,487     (2,690)
    Other, net..............................................      (623)       518          9
                                                              --------   --------   --------
      Net cash provided by operating activities.............    23,568     19,725     10,471
                                                              --------   --------   --------

Cash Flows From Investing Activities:
  Property, plant and equipment additions...................    (7,728)    (7,215)    (4,410)
  Proceeds from sale of fixed assets........................       259      1,097         --
  Rental equipment additions................................   (16,029)   (18,081)    (4,875)
  Proceeds from sales of rental equipment...................    11,977     11,298      3,628
  Acquisitions, net of cash acquired (Note 2)...............   (13,734)    (1,784)   (33,467)
  Other investing activities................................      (320)        --        (15)
                                                              --------   --------   --------
      Net cash used in investing activities.................   (25,575)   (14,685)   (39,139)
                                                              --------   --------   --------

Cash Flows From Financing Activities:
  Repayments of long-term debt..............................   (13,032)    (4,276)   (67,203)
  Issuance of long-term debt................................        --         --    100,000
  Issuance of Class A common shares.........................        28         16        300
  Financing costs and fees..................................        --         --     (4,586)
  Purchase of treasury shares...............................      (242)      (145)        --
  Issuance of Company-obligated mandatorily redeemable
    convertible trust preferred securities, net of issuance
    costs...................................................    19,554         --         --
  Dividends on Company-obligated mandatorily redeemable
    convertible trust preferred securities, net of income
    tax benefit.............................................      (320)        --         --
                                                              --------   --------   --------
      Net cash provided by (used in) financing activities...     5,998     (4,405)    28,511
                                                              --------   --------   --------
Effect of Exchange Rate Changes on Cash.....................        12        (75)       (46)
                                                              --------   --------   --------
      Net increase (decrease) in cash.......................     3,993        560       (203)
Cash, beginning of year.....................................       560         --        203
                                                              --------   --------   --------
Cash, end of year...........................................  $  4,553   $    560   $     --
                                                              ========   ========   ========
Supplemental Disclosures:
  Cash paid for income taxes................................  $  8,146   $  5,055   $  4,919
  Cash paid for interest....................................     9,833     10,763      4,736
  Issuance of long-term debt to seller in conjunction with
    acquisition.............................................        --         --      5,000
  Issuance of Class A common shares in conjunction with
    acquisitions                                                  (117)     4,078        346
  Issuance of Class A common shares in lieu of directors'
    fees                                                           153        124        104

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                            YEARS ENDED DECEMBER 31
                             (AMOUNTS IN THOUSANDS)

                                                      1999       1998       1997
                                                    --------   --------   --------
Net income........................................  $14,655    $10,076     $6,953
Dividends on Company-obligated mandatorily
  redeemable convertible trust preferred
  securities......................................     (320)        --         --
Other comprehensive income
  Foreign currency translation adjustment.........       12        (75)       (46)
  Excess pension liability adjustment.............       15        (15)        --
                                                    -------    -------     ------
Comprehensive income..............................  $14,362    $ 9,986     $6,907
                                                    =======    =======     ======

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(1) THE COMPANY

    The accompanying consolidated financial statements include the accounts of Dayton Superior Corporation and its wholly owned subsidiaries, Dayton Superior Canada Ltd., Dur-O-Wal, Inc., Dur-O-Wal, Ltd., and commencing September 29, 1997, Symons Corporation ("Symons") (collectively referred to as the "Company"). All significant intercompany transactions have been eliminated.

    The Company is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and of metal accessories used in masonry construction. As of December 31, 1999, the Company has a distribution network consisting of 18 manufacturing/distribution plants and 44 service/distribution centers in the United States and Canada. The Company employs approximately 800 salaried and 1,450 hourly personnel, of whom approximately 1,000 of the hourly personnel and six of the salaried personnel are represented by labor unions. There are six collective bargaining agreements expiring in 2000. The agreements cover 430 employees at the St. Joseph's, MO, Santa Fe Springs, CA, Atlanta, GA, Parson, KS, Los Angeles, CA, and Des Plaines, IL facilities.

    On January 19, 2000, the Company signed a definitive merger agreement with an affiliate of Odyssey Investment Partners, LLC, the manager of a New York based private equity investment fund, for $27.00 per share in cash, for a total transaction value (debt and equity) of approximately $315 million. Holders of the Company-obligated mandatorily redeemable convertible trust preferred securities will have the right to receive cash in the amount of $22.00, plus accrued dividends, per preferred security upon consummation of the recapitalization merger. The recapitalization merger is conditioned on Company shareholder approval, receipt of financing, government regulatory approvals and other customary conditions. The closing is currently anticipated to occur in the second quarter of 2000.

(2) ACQUISITIONS

(A) SYMONS CORPORATION--

    On September 29, 1997, the Company purchased the stock of Symons Corporation ("Symons"). The purchase agreement between the Company and the former stockholders of Symons ("the Former Stockholders") relating to the Acquisition ("the Purchase Agreement") provides for an adjustment to the purchase price under certain circumstances. The Company has advised the Former Stockholders that it believes it is entitled to a purchase price adjustment in its favor, and the Former Stockholders similarly advised the Company that they believe they are entitled to a purchase price adjustment in their favor. The dispute has been referred to a mutually satisfactory accounting firm, which is expected to resolve such differences in accordance with the Purchase Agreement.

    On June 12, 1998, the Former Stockholders filed a lawsuit in Delaware Chancery Court seeking a determination with respect to a limited number of issues involved in the dispute, which the Company believes can be resolved only through arbitration. On October 28, 1998, the court granted the Company's motion to dismiss with respect to certain of these issues (as to which the Company intends to proceed with arbitration) and retained jurisdiction with respect to the remainder of the issues. On December 28, 1998, the Court stayed the proceeding with respect to the issues as to which it had retained jurisdiction, pending the outcome of arbitration commenced by the parties with respect to the purchase price adjustment. Either party may seek to reopen the proceedings following the arbitration.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(2) ACQUISITIONS (CONTINUED)
    At this time, the Company can make no determination as to the amount of the adjustment, if any, which will be made to the purchase price. The Company intends to vigorously pursue its rights under the Purchase Agreement.

(B) SOUTHERN CONSTRUCTION PRODUCTS, INC.--

    Effective October 4, 1999, the Company acquired substantially all of the assets and assumed certain of the liabilities of Southern Construction Products, Inc. ("Southern") for approximately $8,300 in cash, including acquisition costs, and net of a purchase price reduction of approximately $300 received in January 2000. The business is being operated as part of the Company's masonry products and concrete accessories businesses.

    The acquisition has been accounted for as a purchase, and the results of Southern have been included in the accompanying consolidated financial statements since the date of acquisition. The purchase price has been allocated based on the estimated fair values of the assets acquired and liabilities assumed. Certain appraisals and evaluations are preliminary and may change. Pro forma financial information is not required.

(C) CEMPRO, INC.--

    Effective January 1, 1999, the Company acquired substantially all of the assets and assumed certain of the liabilities of Cempro, Inc. ("Cempro") for approximately $5,400 in cash, including acquisition costs of approximately $100. The business is being operated as a part of the Company's concrete accessories business.

    The acquisition has been accounted for as a purchase, and the results of Cempro have been included in the accompanying consolidated financial statements since the date of acquisition. The purchase price has been allocated based on the estimated fair values of the assets acquired and liabilities assumed. Pro forma financial information is not required.

(D) SECURE, INC.--

    In June 1998, the Company purchased substantially all of the assets of Secure, Inc. ("Secure"), a subsidiary of The Lofland Company, for approximately $700 in cash, including acquisition costs of approximately $100. This business is being operated as a part of the Company's paving products division.

    The acquisition has been accounted for as a purchase, and the results of Secure have been included in the accompanying consolidated financial statements since the date of acquisition. The purchase price has been allocated based on the estimated fair values of the assets acquired. Pro forma financial information is not required.

(E) SYMONS CONCRETE FORMS, INC.--

    In May 1998, the Company purchased the stock of Symons Concrete Forms, Inc. (formerly known as CAI). The purchase price was approximately $6,600, including acquisition costs of approximately

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(2) ACQUISITIONS (CONTINUED)
$200, and was paid in cash of approximately $400, assumption of long-term debt of approximately $2,200, and delivery of 215,940 Class A Common Shares valued at approximately $4,000, which is net of a purchase price reduction of approximately $100 (6,456 Class A Common Shares) in 1999 related primarily to uncollected accounts receivable. The business is being operated as a part of the Company's concrete forming systems division.

    The acquisition has been accounted for as a purchase, and the results of Symons Concrete Forms have been included in the accompanying consolidated financial statements since the date of acquisition. The purchase price has been allocated based on the estimated fair values of the assets acquired and liabilities assumed. Pro forma financial information is not required.

(F) NORTHWOODS--

    In May 1998, the Company purchased the assets of the Northwoods branches of Concrete Forming, Inc. ("Northwoods") for approximately $800 in cash. The Northwoods branches are being operated as a part of the Company's concrete forming systems division.

    The acquisition has been accounted for as a purchase, and the results of the Northwoods branches have been included in the accompanying consolidated financial statements since the date of acquisition. The purchase price has been allocated based on the estimated fair values of the assets acquired. Pro forma financial information is not required.

(G) IRONCO MANUFACTURING CO., INC.--

    In February 1997, the Company acquired certain of the assets and assumed certain of the liabilities of Ironco Manufacturing Co., Inc. and Birmingham Bar Coating, Inc. The purchase price, including acquisition costs, was approximately $1,500 and was paid in cash of approximately $1,200 and 26,254 Class A Common Shares valued at approximately $300.

    The acquisition was accounted for as a purchase and the results of the companies have been included in the accompanying consolidated financial statements since the date of acquisition. The purchase price has been allocated based on the fair value of the assets acquired and liabilities assumed. Pro forma financial information is not required.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) INVENTORIES--

    Substantially all inventories of the domestic concrete accessories, paving products and masonry products operations are stated at the lower of last-in, first-out ("LIFO") cost (which approximates current cost) or market. All other inventories of the Company are stated at the lower of first-in, first-out ("FIFO") cost or market. The Company provides net realizable value reserves which reflect the Company's best estimate of the excess of the cost of potential obsolete and slow moving inventory over the expected net realizable value. The Company had no LIFO reserve as of December 31, 1999

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and 1998. Following is a summary of the components of inventories as of December 31, 1999 and December 31,1998:

                                                      DECEMBER 31,   DECEMBER 31,
                                                          1999           1998
                                                      ------------   ------------
Raw materials.......................................     $ 8,787        $ 7,659
Finished goods and work in progress.................      32,920         30,022
                                                         -------        -------
                                                          41,707         37,681
Net realizable value reserve........................      (2,367)        (1,623)
                                                         -------        -------
                                                         $39,340        $36,058
                                                         =======        =======

(B) RENTAL EQUIPMENT--

    Rental equipment is manufactured by the Company for resale and for rent to others on a short-term basis. Rental equipment is recorded at the lower of FIFO cost or market and is depreciated over the estimated useful life of the equipment, twelve to fifteen years, on a straight-line method. The balances as of December 31, 1999 and 1998 are net of accumulated depreciation of $9,855 and $6,796, respectively. Rental revenues and cost of sales associated with rental revenue are as follows:

                                                     FOR THE YEAR ENDING
                                          ------------------------------------------
                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                              1999           1998           1997
                                          ------------   ------------   ------------
Rental revenue..........................     $51,079        $44,242        $11,336
Cost of sales...........................       8,402          7,114          1,991

(C) PROPERTY, PLANT AND EQUIPMENT--

    Property, plant and equipment are valued at cost and depreciated using straight-line and accelerated methods over their estimated useful lives of 10-30 years for buildings and improvements and 3-10 years for machinery and equipment.

    Leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful life of the improvement. Improvements and replacements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred.

(D) GOODWILL AND INTANGIBLE ASSETS--

    Goodwill and intangible assets are recorded at the date of acquisition at their allocated cost. Amortization is provided over the estimated useful lives of 40 years for goodwill, the term of the loan (5 to 8 years) for deferred financing costs and the term of the agreement (3 to 10 years) for non-compete agreements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In accordance with Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the carrying value of goodwill and other long-lived assets is assessed for recoverability by management when changes in circumstances indicate that the carrying amount may not be recoverable, based on an analysis of undiscounted future expected cash flows from the use and ultimate disposition of the asset. Management believes there has been no impairment of the carrying values of the Company's long-lived assets as of December 31, 1999 and 1998.

(E) INCOME TAXES--

    Deferred income taxes are determined by applying current statutory tax rates to the cumulative temporary differences between the carrying value of assets and liabilities for financial reporting and tax purposes.

(F) ENVIRONMENTAL REMEDIATION LIABILITIES--

    The Company accounts for environmental remediation liabilities in accordance with the American Institute of Certified Public Accountants issued Statement of Position 96-1, "Environmental Remediation Liabilities," ("SOP 96-1"). The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

(G) FOREIGN CURRENCY TRANSLATION ADJUSTMENT--

    The financial statements of foreign subsidiaries and branches are maintained in their functional currency (Canadian dollars) and are then translated into U.S. dollars. The balance sheets are translated at end of year rates while revenues, expenses and cash flows are translated at weighted average rates throughout the year. Translation adjustments, which result from changes in exchange rates from period to period, are accumulated in a separate component of shareholders' equity. Transactions in foreign currencies are translated into U.S. dollars at the rate in effect on the date of the transaction. Changes in foreign exchange rates from the date of the transaction to the date of the settlement of the asset or liability is recorded as income or expense.

(H) NET INCOME PER SHARE--

    Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the year.

    Diluted net income per share is computed by dividing net income available to common shareholders by the weighted average number of common and common share equivalents outstanding

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) during the year. Common share equivalents include, if dilutive, the number of shares issuable upon conversion of the Company-obligated mandatory redeemable convertible trust preferred securities. Common Share equivalents also include the number of shares issuable upon the exercise of outstanding options, less the shares that could be purchased with the proceeds from the exercise of the options, based on the Company's average trading price.

                                                1999        1998        1997
                                              ---------   ---------   ---------
Net income..................................  $  14,655   $  10,076   $   6,953
Dividends on Company-obligated mandatorily
  redeemable convertible trust preferred
  securities, net of income tax benefit.....        320          --          --
                                              ---------   ---------   ---------
Net income available to common
  shareholders..............................  $  14,335   $  10,076   $   6,953
                                              =========   =========   =========
Weighted average number of Class A and Class
  B common shares outstanding...............  5,944,667   5,867,338   5,703,601
Dilutive effect of stock options (Note
  6a).......................................    220,350     230,867     229,643
Dilutive effect of Company-obligated
  mandatorily redeemable convertible trust
  preferred securities, assuming
  conversion................................    211,918          --          --
                                              ---------   ---------   ---------
Diluted shares outstanding..................  6,376,935   6,098,205   5,933,244
                                              =========   =========   =========
Basic net income per share..................  $    2.41   $    1.72   $    1.22
                                              =========   =========   =========
Diluted net income per share................  $    2.30   $    1.65   $    1.17
                                              =========   =========   =========

(I) FINANCIAL INSTRUMENTS--

    The Company uses interest rate swaps to manage interest rate risk associated with its floating rate borrowings. The swap agreements are contracts to exchange floating rate for fixed rate interest payments periodically over the life of the agreements without the exchange of the underlying amounts. The differential paid or received on the interest rate swap agreements is recognized as an adjustment to interest expense.

(J) REVENUE RECOGNITION--

    The Company recognizes revenue on product and rental equipment sales on the date of shipment. Rental revenues are recognized ratably over the terms of the rental agreements.

(K) USE OF ESTIMATES--

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates. Examples of accounts in

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) which estimates are used include the reserve for excess and obsolete inventory, the allowance for doubtful accounts and sales returns and allowances, the accrual for self-insured employee medical claims, the self-insured product and general liability accrual, the self-insured workers' compensation accrual, accruals for litigation losses, the valuation allowance for deferred tax assets, actuarial assumptions used in determining pension benefits, and actuarial assumptions used in determining other post-retirement benefits.

(L) RECLASSIFICATIONS--

    Certain reclassifications have been made to prior years' amounts to conform to their 1999 classification.

(4) CREDIT ARRANGEMENTS

    The Company has a Credit Agreement to provide for a term loan and revolving credit facility, each of which is secured by substantially all of the assets of the Company.

    The $100,000 Term Loan requires quarterly interest payments, with principal amount due in 2005. The Term Loan permits the Company to choose from various interest rate options and has a weighted average interest rate of 8.93% at December 31, 1999.

    Amounts available under the Revolving Credit Facility are equal to the lesser of (i) $50,000 or (ii) the sum of (x) 85% of eligible accounts receivable, and (y) 60% of eligible inventories. The amount available under the Revolving Credit Facility was $50,000 at December 31, 1999. The Revolving Credit Facility will terminate in 2002, and has interest options based on (a) Bank One, Dayton, NA's prime rate (8.50% at December 31, 1999) plus an amount between 0% and 1% depending on the level of certain financial ratios (0.25% at December 31, 1999), or (b) LIBOR plus an amount between 0.75% and 2.00% depending on the level of certain financial ratios (1.25% at December 31, 1999). A commitment fee of between 0.125% and 0.400% per annum will be payable on the average unused amount depending on the level of certain financial ratios (0.175% at December 31, 1999).

    The Company used the proceeds of the Credit Agreement to fund the acquisition of all outstanding shares of Symons and to repay all amounts outstanding on the existing term and revolving loans of both the Company and Symons. As a result, deferred financing costs of $255 related to the Company's term and revolving loans were expensed and reflected as interest expense in the accompanying 1997 statement of income.

    The average borrowings, maximum borrowings, and weighted average interest rate for the periods indicated are as follows:

                                                      FOR THE YEAR ENDED
                                          ------------------------------------------
                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                              1999           1998           1997
                                          ------------   ------------   ------------
Average borrowings......................     $22,027        $19,679        $25,266
Maximum borrowings......................      37,140         26,620         32,403
Weighted average interest rate..........        7.0%           7.7%           7.6%

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(4) CREDIT ARRANGEMENTS (CONTINUED)
    To manage its interest rate risk, the Company entered into two interest rate swap agreements on a total of $50,000 of long-term debt that fixed the LIBOR-based component of the interest rate formula. The swaps have a fixed ninety-day LIBOR component of 6.30% and 6.33%, and expire on November 1, 2000. The ninety-day LIBOR as of December 31, 1999 was 6.18%. All fluctuations in rate resulting from the swaps are accounted for as interest expense. These swaps are required by the Company's Credit Agreement and are contracts to exchange floating rate for fixed rate interest payments without the exchange of underlying amounts.

    The Credit Agreement contains certain restrictive covenants, which require that, among other things, the Company not exceed a certain leverage ratio, maintain a minimum fixed charge coverage ratio and limit its ability to pay dividends on Common Shares. The Company was in compliance with its loan covenants as of December 31, 1999.

    In conjunction with the acquisition of Symons, the Company issued a $5,000, seven-year unsecured note to one of the Former Stockholders. The note requires monthly interest payments, with principal due in September 2004. The note bears interest at a fixed rate of 10.5%. The Former Stockholder has the right to put the note to the Company at any time prior to its maturity. Accordingly, this note is classified as a current liability.

    The Company has an Economic Development Loan from the city of Parsons, Kansas. The loan bears interest at 7.0% and is payable in quarterly installments of $8 through July 2005. The loan is secured by real estate in Parsons.

    Following is a summary of the Company's long-term debt as of December 31, 1999 and 1998:

                                                            1999       1998
                                                          --------   --------
Revolving lines of credit...............................  $     --   $ 13,000
Term Loan...............................................   100,000    100,000
Note payable to one of the Former Stockholders..........     5,000      5,000
City of Parsons, Kansas Economic Development Loan.......       173        205
                                                          --------   --------
Total long-term debt....................................   105,173    118,205
Less current portion....................................    (5,032)    (5,032)
                                                          --------   --------
Long-term portion.......................................  $100,141   $113,173
                                                          ========   ========

    Scheduled maturities of long-term debt are:

YEAR                                                           AMOUNT
----                                                          --------
2000........................................................  $  5,032
2001........................................................        32
2002........................................................        32
2003........................................................        32
2004........................................................        32
Thereafter..................................................   100,013
                                                              --------
                                                              $105,173
                                                              ========

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(4) CREDIT ARRANGEMENTS (CONTINUED)
    The fair market value of the Company's fixed rate long-term debt is estimated using discounted cash flow analyses based on current incremental borrowing rates for similar types of borrowing arrangements. At December 31, 1999, the estimated fair value of the Note payable to the Former Stockholder of Symons is $5,345. The estimated fair value of the City of Parsons, Kansas Economic Development Loan is $165. The estimated fair value of the Term Loan approximates, its face value, as these facilities have variable interest rates tied to market rates. The estimated fair value of the interest rate swap agreements is a liability of $16.

(5) COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE TRUST PREFERRED SECURITIES

    In October 1999, the Company completed an underwritten public offering of 1,062,500 Company-obligated mandatorily redeemable convertible trust preferred securities at a price of $20 per security. Net proceeds to the Company after issuance costs were $19,554. The securities were issued by a limited purpose Delaware trust which used the proceeds to purchase from the Company the same principal amount of convertible junior subordinated debentures. The securities are guaranteed by the Company on a subordinated basis.

    Dividends are payable on the preferred securities at the rate of 10% per year and the securities are convertible into Class A Common Shares at the rate of 0.80 common shares for each preferred security, which equates to a conversion price of $25 per common share.

(6) COMMON SHARES

(A) STOCK OPTION PLANS-

    The Company has five stock option plans, the 1994 Stock Option Plan ("the 1994 Plan"), the 1995 Stock Option Plan ("the 1995 Plan"), the 1996 Stock Option Plan ("the 1996 Plan"), the 1997 Stock Option and Restricted Stock Plan ("the 1997 Restricted Plan") and the 1997 Non-employee Director Stock Option Plan ("the 1997 Director Plan"). Under all Plans, the option exercise price equals the stock's market price on date of grant. The Company accounts for these plans under APB Opinion No. 25, under which no compensation costs have been recognized. Had compensation cost for these plans been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                     1999       1998       1997
                                                   --------   --------   --------
Net income available to common        As Reported  $14,335    $10,076     $6,953
  shareholders:                       Pro Forma     13,933      9,835      6,857
Basic net income per share:           As Reported     2.41       1.72       1.22
                                      Pro Forma       2.34       1.68       1.20
Diluted net income per share:         As Reported     2.30       1.65       1.17
                                      Pro Forma       2.25       1.62       1.16

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(6) COMMON SHARES (CONTINUED)

    Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

    As of December 31, 1999, the Company may grant options for up to 152,766 and 12,667 shares under the 1997 Restricted Plan and the 1997 Director Plan, respectively. No further options may be granted under the 1994, 1995 and 1996 Plans. The Company granted 92,600 options during 1999, of which 12,000 vested immediately, and the other 80,600 vest ratably over three years. All options expire ten years after the date of grant. All options will immediately vest upon completion of the merger discussed in Note 1.

    A summary of the status of the Company's stock option plans at December 31, 1999, 1998, and 1997, and changes during the years then ended is presented in the table and narrative below:

                                                                  WEIGHTED AVERAGE
                                                     NUMBER OF   EXERCISE PRICE PER
                                                      SHARES           SHARE
                                                     ---------   ------------------
Outstanding at December 31, 1996...................   297,750           $3.11
Granted at a weighted average fair value of
  $5.25............................................    31,000           12.52
Exercised..........................................   (40,000)           4.17
Canceled...........................................   (12,500)          10.38
                                                      -------           -----
Outstanding at December 31, 1997...................   276,250            3.57
Granted at a weighted average fair value of
  $6.83............................................    83,833           17.11
Exercised..........................................    (2,050)           2.46
                                                      -------           -----
Outstanding at December 31, 1998...................   358,033            6.75
Granted at a weighted average fair value of
  $8.27............................................    92,600           19.44
Exercised..........................................    (2,984)           4.80
Canceled...........................................    (5,366)          18.04
                                                      -------           -----
Outstanding at December 31, 1999...................   442,283           $9.28
                                                      =======           =====

    Price ranges and other information for stock options outstanding at December 31, 1999 are as follows:

                                     OUTSTANDING                 EXERCISABLE
                           -------------------------------   -------------------
                                      WEIGHTED   WEIGHTED               WEIGHTED
                                      AVERAGE     AVERAGE               AVERAGE
                                      EXERCISE   REMAINING              EXERCISE
RANGE OF EXERCISE PRICES    SHARES     PRICE       LIFE       SHARES     PRICE
------------------------   --------   --------   ---------   --------   --------
    $ 1.96--$ 4.00         240,650     $2.44     4.7 years   240,650     $ 2.44
    $12.50--$12.63          31,000     12.52     7.5          31,000      12.52
    $16.81--$19.91         170,633     18.35     8.7          46,166      18.06
                           -------     -----     ---------   -------     ------
                           442,283     $9.28     6.5 years   317,816     $ 5.69
                           =======     =====     =========   =======     ======

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(6) COMMON SHARES (CONTINUED)
    The fair value of each option grant is estimated on the date of grant using the Black Scholes options pricing model with the following weighted average assumptions used for grants in 1999, 1998, and 1997, respectively:

                                         1999       1998           1997
                                        ------  -------------  -------------
Risk-free interest rates..............            5.67% to       6.17% to
                                        4.68%       5.70%          6.56%
Expected dividend yield...............    0%         0%             0%
Expected lives........................    6
                                        years      6 years        6 years
Expected volatility...................  34.10%     27.87%         28.50%

(B) TREASURY SHARES--

    The Company agreed to repurchase Class A Common Shares issued to the former shareholders of Symons Concrete Forms. During the period December 1, 1998 through May 22, 1999, under certain circumstances, the former shareholders could require the Company to purchase Class A Common Shares at the previous day's closing price per share. As of December 31, 1999, 19,017 Class A Common Shares had been repurchased for $387 under such agreement.

(7) RETIREMENT PLANS

(A) COMPANY-SPONSORED PENSION PLANS--

    During 1999, the Company completed its process of merging and terminating certain of its pension plans. As a result, the Company recorded a $797 non-recurring pension gain related to the termination of its pension plan for salaried employees. As of December 31, 1999, only one pension plan remained, which covers virtually all salaried and hourly employees not covered by multi-employer pension plans and provides benefits of stated amounts for each year of credited service. The Company funds such plans at a rate that meets or exceeds the minimum amounts required by applicable regulations. The plans' assets are primarily invested in mutual funds comprised primarily of common stocks and corporate and U.S. government obligations.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(7) RETIREMENT PLANS (CONTINUED)
    Postretirement Benefits--The Company provides postretirement health care benefits on a contributory basis and life insurance benefits for Symons salaried and hourly employees that retired prior to May 1, 1995.

                                                           PENSION    PENSION     OTHER      OTHER
                                                           BENEFITS   BENEFITS   BENEFITS   BENEFITS
                                                             1999       1998       1999       1998
                                                           --------   --------   --------   --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year..................  $ 30,481   $29,169     $ 875      $ 681
Service cost.............................................       378       619        --         --
Interest cost............................................       412     1,630        57         71
Amendments...............................................      (360)     (360)       --        312
Actuarial loss (gain)....................................       557       135        (8)      (128)
Benefits paid............................................   (23,023)     (712)      (61)       (61)
Terminated plan..........................................    (2,976)       --        --         --
                                                           --------   -------     -----      -----
Benefit obligation at end of year........................  $  5,469   $30,481     $ 863      $ 875
                                                           ========   =======     =====      =====
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year...........  $ 29,155   $27,249     $  --      $  --
Actual return on plan assets.............................       438     2,402        --         --
Employer contribution....................................       194       216        61         61
Transfer to other Company-sponsored defined contribution
  plan...................................................      (984)       --        --         --
Benefits paid............................................   (23,023)     (712)      (61)       (61)
                                                           --------   -------     -----      -----
Fair value of plan assets at end of year.................  $  5,780   $29,155     $  --      $  --
                                                           ========   =======     =====      =====
FUNDED STATUS............................................  $    311   $(1,326)    $(863)     $(875)
Unrecognized prior service cost..........................      (152)     (155)      264        288
Unrecognized net gain....................................      (470)     (759)     (130)      (124)
                                                           --------   -------     -----      -----
Net amount recognized....................................  $   (311)  $(2,240)    $(729)     $(711)
                                                           ========   =======     =====      =====
AMOUNTS RECOGNIZED IN THE STATEMENT OF FINANCIAL POSITION
  CONSIST OF:
Accrued benefit liability................................  $   (311)  $(2,440)    $(863)     $(875)
Intangible asset.........................................        --       185       134        164
Accumulated other comprehensive income...................        --        15        --         --
                                                           --------   -------     -----      -----
Net amount recognized....................................  $   (311)  $(2,240)    $(729)     $(711)
                                                           ========   =======     =====      =====
ASSUMPTIONS AS OF DECEMBER 31
Discount rate............................................      6.75%     6.75%      7.0%      6.75%
Expected return on plan assets...........................         8%        8%      N/A        N/A
Rate of compensation increase............................       N/A         4%      N/A        N/A

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(7) RETIREMENT PLANS (CONTINUED)

                                                           PENSION    PENSION     OTHER      OTHER
                                                           BENEFITS   BENEFITS   BENEFITS   BENEFITS
                                                             1999       1998       1999       1998
                                                           --------   --------   --------   --------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost.............................................  $    378   $   619     $  --      $  --
Interest cost............................................       412     1,630        57         70
Expected return on plan assets...........................      (396)   (1,655)       (3)        (4)
Amortization of prior service cost.......................        (3)       (3)       24         24
Recognized actuarial gain................................        --        (3)       --         --
                                                           --------   -------     -----      -----
Recurring net periodic pension cost......................       391       588        78         90
Termination gain.........................................      (797)       --        --         --
                                                           --------   -------     -----      -----
Total net pension cost...................................  $   (406)  $   588     $  78      $  90
                                                           ========   =======     =====      =====

    As of December 31, 1999, the plan's accumulated benefit obligation did not exceed its plan assets. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $2,893, $2,855, and $2,692, respectively, as of December 31, 1998.

    The weighted average assumed rate of increase in the per capita cost of covered benefits is 6.5% for 1999 and subsequent years. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage point change in assumed health care cost trend rates would have the following effects:

                                                     1 PERCENTAGE     1 PERCENTAGE
                                                    POINT INCREASE   POINT DECREASE
                                                    --------------   --------------
Effect on total of service and interest cost
  components......................................        $ 3             $ (3)
Effect on the postretirement benefit obligation...         46              (42)

(B) MULTI-EMPLOYER PENSION PLAN-

    Approximately 10% of the Company's employees are currently covered by collectively bargained, multi-employer pension plans. Contributions are determined in accordance with the provisions of negotiated union contracts and generally are based on the number of hours worked. The Company does not have the information available to determine its share of the accumulated plan benefits or net assets available for benefits under the multi-employer pension plans. The aggregate amount charged to expense under these plans was $330, $287, and $157, for the years ended December 31, 1999, 1998, and 1997, respectively.

(C) 401(K) SAVINGS PLAN-

    Most employees are eligible to participate in Company sponsored 401(k) savings plans. Company matching contributions vary from 0% to 50% (on the first 2%) according to terms of the individual

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(7) RETIREMENT PLANS (CONTINUED)
plans and collective bargaining agreements. The aggregate amount charged to expense under these plans was $724, $531, and $345, for the years ended December 31, 1999, 1998, and 1997, respectively.

(D) RETIREMENT CONTRIBUTION ACCOUNT-

    During 1998, the Company implemented a defined contribution plan for substantially all salaried employees to replace the terminated defined benefit plan discussed in Note 7a. No contributions are permitted by the employees, and the Company contributes 1.5% to 6.0% of eligible compensation, depending on the age of the employee. The amount expensed for the years ended December 31, 1999 and 1998 was $1,393 and $1,167, respectively.

(8) INCOME TAXES

    The following is a summary of the components of the Company's income tax provision for the years ended December 31, 1999, 1998, and 1997:

                                                       1999       1998       1997
                                                     --------   --------   --------
Currently payable:
  Federal..........................................  $ 8,014     $5,312     $3,521
  State and local..................................    1,444      1,398        704
Deferred...........................................    2,533      1,534      1,052
                                                     -------     ------     ------
Total provision....................................  $11,991     $8,244     $5,277
                                                     =======     ======     ======

    The effective income tax rate differs from the statutory federal income tax rate for the years ended December 31, 1999, 1998, and 1997 for the following reasons:

                                                              1999       1998       1997
                                                            --------   --------   --------
Statutory income tax rate.................................    35.0%      35.0%      34.0%
State income taxes (net of federal tax benefit)...........     3.9        4.8        4.0
Nondeductible goodwill amortization and other permanent
  differences.............................................     3.7        5.2        5.1
Other, net................................................     2.4         --         --
                                                              ----       ----       ----
Effective income tax rate.................................    45.0%      45.0%      43.1%
                                                              ====       ====       ====

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(8) INCOME TAXES (CONTINUED)
    The components of the Company's future income tax benefits and deferred tax liabilities as of December 31, 1999 and 1998 are as follows:

                                                            1999       1998
                                                          --------   --------
Current deferred taxes:
  Inventory reserves....................................  $    432   $     50
  Accounts receivable reserves..........................     1,138      1,712
  Accrued liabilities...................................     2,406      2,280
  Other.................................................        22       (521)
                                                          --------   --------
      Total.............................................     3,998      3,521
                                                          --------   --------
Long-term deferred taxes:
  Accelerated depreciation..............................   (16,261)   (13,034)
  Other long-term liabilities...........................     1,828      2,428
  Other.................................................    (2,133)      (938)
                                                          --------   --------
      Total.............................................   (16,566)   (11,544)
                                                          --------   --------
      Net deferred taxes................................  $(12,568)  $ (8,023)
                                                          ========   ========

(9) SEGMENT REPORTING

    The Company operates in four segments, each with a general manager: concrete accessories (Dayton/Richmond-Registered Trademark-), concrete forming systems (Symons-Registered Trademark-), paving products (American Highway
Technology-Registered Trademark-) and masonry products
(Dur-O-Wal-Registered Trademark-). The segments are differentiated by their products and services, all of which serve the construction industry.

    Sales between segments for the years ended December 31, 1999 and December 31, 1998 are recorded at normal selling price by the selling division and at cost for the buying division, with the profit recorded as an intersegment elimination. For the year ended December 31, 1997 intersegment sales were not significant. Segment assets include accounts receivable; inventories; property, plant, and equipment; rental equipment; and an allocation of goodwill. Corporate and unallocated assets include cash, prepaid income taxes, future tax benefits, and financing costs. Export sales and sales by non-U.S. affiliates are not significant.

    Information about the profit (loss) of each segment and the reconciliations to the consolidated amounts for the years ended December 31, 1999, 1998, and 1997 is as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
Concrete Accessories........................................  $139,844   $128,119   $ 92,251
Concrete Forming Systems....................................   117,555     99,471     21,066
Paving Products.............................................    36,506     30,967     29,177
Masonry Products............................................    28,265     24,292     24,918
                                                              --------   --------   --------
Net sales to external customers.............................  $322,170   $282,849   $167,412
                                                              ========   ========   ========

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(9) SEGMENT REPORTING (CONTINUED)

                                                                1999       1998       1997
                                                              --------   --------   --------
Concrete Accessories........................................  $  4,878   $  3,348   $     --
Concrete Forming Systems....................................     5,165      5,240         --
Paving Products.............................................       189         --         --
                                                              --------   --------   --------
Net sales to other segments.................................  $ 10,232   $  8,588   $     --
                                                              ========   ========   ========
Concrete Accessories........................................  $  3,587   $  4,053   $  2,744
Concrete Forming Systems....................................     6,899      6,543      1,903
Paving Products.............................................       629        567        466
Masonry Products............................................       546        540        443
                                                              --------   --------   --------
Interest expense............................................  $ 11,661   $ 11,703   $  5,556
                                                              ========   ========   ========
Concrete Accessories........................................  $ 22,964   $ 19,387   $ 13,723
Concrete Forming Systems....................................    10,876      6,133        364
Paving Products.............................................     1,569      1,677      1,377
Masonry Products............................................     1,058        487          5
Intersegment Eliminations...................................    (4,903)    (4,153)        --
Corporate...................................................    (4,918)    (5,211)    (3,239)
                                                              --------   --------   --------
Income before income taxes..................................  $ 26,646   $ 18,320   $ 12,230
                                                              ========   ========   ========
Concrete Accessories........................................  $  3,755   $  3,383   $  2,618
Concrete Forming Systems....................................     5,735      4,992        891
Paving Products.............................................       839        379        311
Masonry Products............................................     1,333      1,279      1,264
Corporate...................................................        55         43         47
                                                              --------   --------   --------
Depreciation................................................  $ 11,717   $ 10,076   $  5,131
                                                              ========   ========   ========
Concrete Accessories........................................  $  1,437   $  1,265   $  1,225
Concrete Forming Systems....................................       298        341         24
Paving Products.............................................       170        177        206
Masonry Products............................................       464        430        430
                                                              --------   --------   --------
Amortization of goodwill and intangibles....................  $  2,369   $  2,213   $  1,885
                                                              ========   ========   ========

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(9) SEGMENT REPORTING (CONTINUED)
    Information regarding each segment's assets and the reconciliation to the consolidated amounts as of December 31, 1999 and 1998 is as follows:

                                                            1999       1998
                                                          --------   --------
Concrete Accessories....................................  $ 97,360   $ 89,985
Concrete Forming Systems................................   121,836    116,064
Paving Products.........................................    14,085     13,358
Masonry Products........................................    33,350     26,115
Corporate and Unallocated...............................    12,048      8,098
                                                          --------   --------
Total Assets............................................  $278,679   $253,620
                                                          ========   ========

    Information regarding capital expenditures by segment and the reconciliation to the consolidated amounts for the years ended December 31, 1999, 1998 and 1997 is as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
Concrete Accessories........................................  $ 3,033    $ 3,348     $2,449
Concrete Forming Systems....................................    2,199      2,044      1,231
Paving Products.............................................    2,035      1,200        401
Masonry Products............................................      397        439        320
Corporate...................................................       64        184          9
                                                              -------    -------     ------
Property, Plant, and Equipment Additions....................  $ 7,728    $ 7,215     $4,410
                                                              =======    =======     ======
Concrete Accessories........................................  $ 1,457    $ 2,860     $1,966
Concrete Forming Systems....................................   14,449     15,221      2,909
Masonry Products............................................      123         --         --
                                                              -------    -------     ------
Rental Equipment Additions..................................  $16,029    $18,081     $4,875
                                                              =======    =======     ======

(10) COMMITMENTS AND CONTINGENCIES

(A) OPERATING LEASES--

    Rental expense for property, plant and equipment (principally office and warehouse facilities and office equipment) was $4,608, $4,233, and $2,758, for the years ended December 31, 1999, 1998 and 1997, respectively. Lease terms generally range from one to ten years and some contain renewal options.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(10) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Aggregate minimum annual rental commitments under non-cancelable operating leases are as follows:

YEAR                                                           AMOUNT
----                                                          --------
2000........................................................  $ 3,687
2001........................................................    2,496
2002........................................................    2,016
2003........................................................    1,352
2004........................................................      978
Thereafter..................................................    1,019
                                                              -------
Total.......................................................  $11,548
                                                              -------

(B) LITIGATION--

    (i) Symons currently is a defendant in a civil suit brought by EFCO Corp., a competitor of Symons in one portion of its business, in 1996 in the United States District Court for the Southern District of Iowa (Case
No. 4-96-DV-80552). EFCO Corp. alleged that Symons engaged in false advertising, misappropriation of trade secrets, intentional interference with contractual relations, and certain other activities. After a jury trial, preliminary damages of approximately $14,000 were awarded against Symons in January 1999. In ruling on post-trial motions in April 1999, the Judge dismissed EFCO's claim of intentional interference with contractual relations but increased the damages awarded to EFCO by $100. This case is currently on appeal before the United States Court of Appeals for the Eighth Circuit. Symons and EFCO have filed their briefs with the Court and have requested the opportunity to present oral arguments. The Company is awaiting the decision of the Court.

    The Company believes that Symons has grounds for a successful appeal and remains committed to vigorously pursuing its appellate rights. A successful appeal could overturn the judgment against Symons or result in a new trial. Symons' liability, if any, cannot finally be determined until such time as all rights of the parties have been exhausted or have expired by lapse of time. The Company considers the outcome of this litigation to be not estimable and, accordingly, the Company has not recorded any liability for the resolution of this suit. In the event the Company is unsuccessful in its appeals, the Company could be required to pay the full amount of the judgment plus interest or a potentially higher amount. An unsuccessful appeal may have a material adverse effect on the Company's consolidated financial position, results of operations, or cash flows.

    (ii) The Company, all of its directors and one officer are defendants in a purported shareholder class action civil suit brought in January 2000 in the Court of Common Pleas in Montgomery County, Ohio (Case No. 2000 CV 00415). The plaintiff alleges that the Company and the other defendants have engaged in self dealing and breached their fiduciary duties to shareholders with respect to the recapitalization merger discussed in Note 1. The Company believes this suit is without merit and is committed to vigorously defending itself and the other defendants. We have filed a motion to dismiss the complaint with the Court. In the event the Company is unsuccessful in its defense, it may have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(10) COMMITMENTS AND CONTINGENCIES (CONTINUED)
(C) SELF-INSURANCE--

    The Company is self-insured for certain of its group medical, workers' compensation and product and general liability claims. The Company has stop loss insurance coverage at various per occurrence and per annum levels depending on type of claim. The Company consults with third party administrators to estimate the reserves required for these claims. No material revisions were made to the estimates for the years ended December 31, 1999, 1998 and 1997. The Company has reserved $3,844 and $4,737 as of December 31, 1999 and 1998, respectively.

(11) RELATED PARTY TRANSACTIONS

    On February 17, 1999, Ripplewood informed the Company that it was converting all 757,569 Class B Common Shares held by it into an equal number of Class A Common Shares and sold those Class A Common Shares. As a result of the conversion, no Class B Common Shares remain outstanding.

    During 1997, the Company paid Ripplewood a fee of $400 for financial advisory services in connection with the acquisition of Symons Corporation and related financing transactions.

(12) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                              1999
                                                      ----------------------------------------------------
                                                       FIRST      SECOND     THIRD      FOURTH      FULL
QUARTERLY OPERATING DATA                              QUARTER    QUARTER    QUARTER    QUARTER      YEAR
------------------------                              --------   --------   --------   --------   --------
Net sales...........................................  $68,196    $88,636    $93,729    $71,609    $322,170
Gross profit........................................   23,425     32,883     37,872     28,526     122,706
Net income (loss)...................................     (355)     5,271      7,501      1,918      14,335
Basic net income (loss) per share (a)...............  $ (0.06)   $  0.89    $  1.26    $  0.32    $   2.41
Diluted net income (loss) per share (a).............  $ (0.06)   $  0.85    $  1.22    $  0.31    $   2.30
Stock Price:
  High..............................................  $23.500    $20.125    $20.750    $19.688    $ 23.500
  Low...............................................  $17.313    $16.750    $16.500    $11.750    $ 11.750

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(12) QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)

                                                                              1998
                                                      ----------------------------------------------------
                                                       FIRST      SECOND     THIRD      FOURTH      FULL
QUARTERLY OPERATING DATA                              QUARTER    QUARTER    QUARTER    QUARTER      YEAR
------------------------                              --------   --------   --------   --------   --------
Net sales...........................................  $59,227    $76,754    $82,809    $64,059    $282,849
Gross profit........................................   19,717     27,783     33,297     24,958     105,755
Net income (loss)...................................   (1,009)     3,731      6,226      1,128      10,076
Basic net income (loss) per share (a)...............  $ (0.18)   $  0.64    $  1.05    $  0.19    $   1.72
Diluted net income (loss) per share (a).............  $ (0.18)   $  0.61    $  1.01    $  0.18    $   1.65
Stock Price:
  High..............................................  $20.375    $22.125    $21.375    $20.875    $ 22.125
  Low...............................................  $15.875    $16.500    $16.625    $14.375    $ 14.375

------------------------

(a) The total of the quarterly income (loss) per share does not equal the annual income per share due to the timing of the issuance of the Company's common shares and common share equivalents and the omission of common share equivalents in quarters with net losses.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                   AS OF MARCH 31, 2000 AND DECEMBER 31, 1999

                             (AMOUNTS IN THOUSANDS)

                                  (UNAUDITED)

                                                              MARCH 31,        DECEMBER 31,
                                                                 2000              1999
                                                              ----------       -------------
                           ASSETS
Current assets
  Cash......................................................   $  2,188          $  4,553
  Accounts receivable, net of allowances for doubtful
    accounts and sales returns and allowances of $7,010 and
    $5,589..................................................     53,090            45,085
  Inventories (Note 4)......................................     43,680            39,340
  Prepaid expenses and other current assets.................      5,007             5,551
  Prepaid income taxes......................................        131             1,038
  Future income tax benefits................................      3,920             3,998
                                                               --------          --------
    Total current assets....................................    108,016            99,565
                                                               --------          --------

Rental equipment, net (Note 4)..............................     60,309            58,748
                                                               --------          --------

Property, plant and equipment...............................     75,924            73,651
  Less accumulated depreciation.............................    (31,465)          (29,741)
                                                               --------          --------
    Net property, plant and equipment.......................     44,459            43,910
                                                               --------          --------
Goodwill and intangible assets, net of accumulated
  amortization..............................................     76,184            75,522
Other assets................................................      1,032               934
                                                               --------          --------
      Total assets..........................................   $290,000          $278,679
                                                               ========          ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt (Note 5)................   $  5,032          $  5,032
  Accounts payable..........................................     25,484            22,802
  Accrued compensation and benefits.........................      8,615            11,302
  Other accrued liabilities.................................      8,465             9,960
                                                               --------          --------
    Total current liabilities...............................     47,596            49,096

Long-term debt (Note 5).....................................    113,581           100,141
Deferred income taxes.......................................     15,404            16,566
Other long-term liabilities.................................      4,917             4,548
                                                               --------          --------
    Total liabilities.......................................    181,498           170,351
                                                               --------          --------

Company-obligated mandatorily redeemable convertible trust
  preferred securities of Dayton Superior Capital Trust
  which holds solely debentures.............................     19,558            19,556
                                                               --------          --------
Shareholders' equity
  Class A common shares.....................................     47,424            47,417
  Class A treasury shares...................................       (387)             (387)
  Cumulative other comprehensive income.....................       (246)             (254)
  Retained earnings.........................................     42,153            41,996
                                                               --------          --------
    Total shareholders' equity..............................     88,944            88,772
                                                               --------          --------
    Total liabilities and shareholders' equity..............   $290,000          $278,679
                                                               ========          ========

        The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

       FOR THE THREE FISCAL MONTHS ENDED MARCH 31, 2000 AND APRIL 2, 1999

           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                THREE FISCAL MONTHS ENDED
                                                              ------------------------------
                                                              MARCH 31, 2000   APRIL 2, 1999
                                                              --------------   -------------
Net sales...................................................    $   76,505       $   68,196
Cost of sales...............................................        48,544           43,898
                                                                ----------       ----------
  Gross profit..............................................        27,961           24,298
Selling, general and administrative expenses................        23,737           21,322
Amortization of goodwill and intangibles....................           624              647
                                                                ----------       ----------
  Income from operations....................................         3,600            2,329
Other expenses
  Interest expense, net.....................................         2,728            2,975
  Other expense, net........................................            19               --
                                                                ----------       ----------
  Income (loss) before provision for income taxes...........           853             (646)
Provision (benefit) for income taxes........................           380             (291)
                                                                ----------       ----------
Net income (loss)...........................................           473             (355)
Dividends on Company-obligated mandatorily redeemable
  convertible trust preferred securities, net of income tax
  benefit...................................................           316               --
                                                                ----------       ----------
Net income (loss) available to common shareholders..........    $      157       $     (355)
                                                                ==========       ==========
Basic net income per share..................................    $     0.03       $    (0.06)
                                                                ==========       ==========
Basic weighted average common shares outstanding............     5,945,093        5,947,516
                                                                ==========       ==========
Diluted net income per share................................    $     0.03       $    (0.06)
                                                                ==========       ==========
Diluted weighted average common and common equivalent shares
  outstanding...............................................     6,189,874        5,947,516
                                                                ==========       ==========

        The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

       FOR THE THREE FISCAL MONTHS ENDED MARCH 31, 2000 AND APRIL 2, 1999

                             (AMOUNTS IN THOUSANDS)

                                  (UNAUDITED)

                                                              THREE FISCAL MONTHS ENDED
                                                              --------------------------
                                                               MARCH 31,      APRIL 2,
                                                                  2000          1999
                                                              ------------   -----------
Cash Flows From Operating Activities:
  Net income (loss).........................................    $    473       $  (355)
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
    Depreciation............................................       3,073         3,015
    Amortization of goodwill and intangibles................         624           647
    Deferred income taxes...................................      (1,084)         (430)
    Amortization of deferred financing costs................         193           200
    Gain on sales of rental equipment and property, plant
      and equipment.........................................      (1,407)       (2,076)
Changes in assets and liabilities, net of effects of
  acquisitions:
  Accounts receivable.......................................      (7,863)       (5,111)
  Inventories...............................................      (4,134)       (1,990)
  Accounts payable..........................................       2,515         2,630
  Accrued liabilities and other long-term liabilities.......      (3,815)       (3,711)
  Prepaid income taxes and other, net.......................         794         1,106
                                                                --------       -------
        Net cash used in operating activities...............     (10,631)       (6,075)
                                                                --------       -------
Cash Flows From Investing Activities:
  Property, plant and equipment additions...................      (2,207)       (1,607)
  Proceeds from sales of fixed assets.......................          --           232
  Rental equipment additions................................      (4,158)       (6,012)
  Proceeds from sales of rental equipment...................       2,639         2,971
  Acquisitions (Note 3).....................................      (1,467)       (5,528)
  Other investing activities................................         320            --
                                                                --------       -------
        Net cash used in investing activities...............      (4,873)       (9,944)
                                                                --------       -------
Cash Flows From Financing Activities:
  Issuance of long-term debt, net...........................      13,440        15,562
  Dividends on Company-obligated mandatorily redeemable
    convertible trust preferred securities, net of income
    tax benefit.............................................        (316)           --
  Purchase of treasury shares...............................          --          (121)
  Issuance of Class A common shares.........................           7            --
                                                                --------       -------
        Net cash provided by financing activities...........      13,131        15,441
                                                                --------       -------
Effect of exchange rate changes on cash.....................           8            18
                                                                --------       -------
        Net decrease in cash................................      (2,365)         (560)
Cash, beginning of period...................................       4,553           560
                                                                --------       -------
Cash, end of period.........................................    $  2,188       $    --
                                                                ========       =======
Supplemental Disclosures:
  Cash paid (refunded) for income taxes.....................    $    (86)      $   353
  Cash paid for interest....................................       3,927         2,715

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

       FOR THE THREE FISCAL MONTHS ENDED MARCH 31, 2000 AND APRIL 2, 1999

                             (AMOUNTS IN THOUSANDS)

                                  (UNAUDITED)

                                                                THREE FISCAL MONTHS ENDED
                                                              ------------------------------
                                                              MARCH 31, 2000   APRIL 2, 1999
                                                              --------------   -------------
Net income (loss)...........................................       $ 473           $(355)
Dividends on Company-obligated mandatorily redeemable
  convertible trust preferred securities, net of income tax
  benefit...................................................        (316)             --
Other comprehensive income:
Foreign currency translation adjustment.....................           8              18
                                                                   -----           -----
Comprehensive income (loss).................................       $ 165           $(337)
                                                                   =====           =====

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        MARCH 31, 2000 AND APRIL 2, 1999

           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

(1) CONSOLIDATED FINANCIAL STATEMENTS

    The interim consolidated financial statements included herein have been prepared by the Company, without audit, and include, in the opinion of management, all adjustments necessary to state fairly the information set forth therein. Any such adjustments were of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these unaudited consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's annual financial statements for the year ended December 31, 1999.

(2) THE COMPANY

    On January 19, 2000, the Company signed a definitive merger agreement with an affiliate of Odyssey Investment Partners, LLC, the manager of a New York based private equity investment fund, for $27.00 per share in cash, for a total transaction value (debt and equity) of approximately $315 million. Holders of the Company-obligated mandatorily redeemable convertible trust preferred securities have the right to receive cash in the amount of $22.00, plus accrued dividends, per preferred security. The recapitalization was completed on June 16, 2000. The Federal Trade Commission has granted early termination of the Hart-Scott-Rodino waiting period. A Special Shareholders' Meeting to vote on the merger agreement is scheduled for May 23, 2000. The closing is currently anticipated to occur in the second quarter of 2000.

(3) ACQUISITIONS

    (a) SYMONS CORPORATION--On September 29, 1997, the Company purchased the stock of Symons Corporation ("Symons"). The purchase agreement between the Company and the former stockholders of Symons ("the Former Stockholders") relating to the acquisition provides for an adjustment to the purchase price under certain circumstances. In April 2000, an arbitrator determined that the Company was entitled to receive a purchase price reduction of approximately $1,800, which will be recorded as a reduction of goodwill, net of professional fees, upon receipt from the Former Stockholders.

       In 1998, the Former Stockholders had filed a lawsuit in Delaware to contest the purchase price adjustment. As a result of the arbitrator's ruling in April 2000, the Company has filed, with the Former Stockholders, a joint motion to dismiss the lawsuit.

    (b) POLYTITE MANUFACTURING CORP.--On February 9, 2000, the Company acquired substantially all of the assets and assumed certain of the liabilities of Polytite Manufacturing Corp. ("Polytite") for approximately $1,500 in cash, including acquisition costs and is subject to a working capital adjustment. The business is being operated as part of the Company's masonry products and concrete accessories businesses.

       The acquisition has been accounted for as a purchase, and the results of Polytite have been included in the accompanying consolidated financial statements since the date of acquisition.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        MARCH 31, 2000 AND APRIL 2, 1999

           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

(3) ACQUISITIONS (CONTINUED)
       The purchase price has been allocated based on the estimated fair values of the assets acquired and liabilities assumed. Certain appraisals and evaluations are preliminary and may change. Pro forma financial information is not required.

    (c) SOUTHERN CONSTRUCTION PRODUCTS, INC.--On October 4, 1999, the Company acquired substantially all of the assets and assumed certain of the liabilities of Southern Construction Products, Inc. ("Southern") for approximately $8,300 in cash, including acquisition costs, and net of a purchase price reduction of approximately $300 received in January 2000. The business is being operated as part of the Company's masonry products and concrete accessories businesses.

       The acquisition has been accounted for as a purchase, and the results of Southern have been included in the accompanying consolidated financial statements since the date of acquisition. The purchase price has been allocated based on the estimated fair values of the assets acquired and liabilities assumed. Certain appraisals and evaluations are preliminary and may change. Pro forma financial information is not required.

    (d) CEMPRO, INC.--Effective January 1, 1999, the Company acquired substantially all of the assets and assumed certain of the liabilities of Cempro, Inc. ("Cempro") for approximately $5,400 in cash, including acquisition costs. The business is being operated as a part of the Company's concrete accessories business.

       The acquisition has been accounted for as a purchase, and the results of Cempro have been included in the accompanying consolidated financial statements since the date of acquisition. The purchase price has been allocated based on the estimated fair values of the assets acquired and liabilities assumed. Pro forma financial information is not required.

(4) ACCOUNTING POLICIES

    The interim consolidated financial statements have been prepared in accordance with the accounting policies described in the notes to the Company's consolidated financial statements for the year ended December 31, 1999. While management believes that the procedures followed in the preparation of interim financial information are reasonable, the accuracy of some estimated amounts is dependent upon facts that will exist or calculations that will be accomplished at year end. Examples of such estimates include changes in the LIFO reserve (based upon the Company's best estimate of inflation to date) and management bonuses. Any adjustments pursuant to such estimates during the fiscal quarter were of a normal recurring nature.

    (a) FISCAL QUARTER--The Company's fiscal quarters are defined as the periods ending on the Friday nearest to the end of March, June and September.

    (b) INVENTORIES--Substantially all inventories of the domestic Dayton Superior and Dur-O-Wal operations are stated at the lower of last in, first out (LIFO) cost or market (which approximates current cost). All other inventories are stated at the lower of first-in, first-out (FIFO) cost or market. The Company had no LIFO reserve as of March 31, 2000 and

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        MARCH 31, 2000 AND APRIL 2, 1999

           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

(4) ACCOUNTING POLICIES (CONTINUED)
       December 31, 1999. Following is a summary of the components of inventories as of March 31, 2000 and December 31, 1999:

                                                        MARCH 31,    DECEMBER 31,
                                                           2000          1999
                                                        ----------   -------------
Raw materials.........................................    $10,091       $ 8,787
Finished goods and work in progress...................     36,365        32,920
                                                          -------       -------
                                                           46,456        41,707
Net realizable value reserve..........................     (2,776)       (2,367)
                                                          -------       -------
                                                          $43,680       $39,340
                                                          =======       =======

    (c) RENTAL EQUIPMENT--Rental equipment is manufactured by the Company for resale and for rent to others on a short-term basis. Rental equipment is recorded at the lower of FIFO cost or market and is depreciated over the estimated useful life of the equipment, twelve to fifteen years, on a straight-line method. The balances as of March 31, 2000 and December 31, 1999 are net of accumulated depreciation of $11,288 and $9,855, respectively. Rental revenues and cost of sales associated with rental revenue are as follows:

                                                                THREE FISCAL
                                                                MONTHS ENDED
                                                           ----------------------
                                                           MARCH 31,    APRIL 2,
                                                              2000        1999
                                                           ----------   ---------
Rental revenue...........................................    $11,280     $10,509
Cost of sales............................................      2,175       1,900

    (d) FINANCIAL INSTRUMENTS--The Company uses interest rate swaps to manage interest rate risk associated with its floating rate borrowings. The swap agreements are contracts to exchange floating rate for fixed interest payments periodically over the life of the agreements without the exchange of the underlying amounts. The differential paid or received on the interest rate agreements is recognized as an adjustment to interest expense. The fair value of the interest rate swaps in place at March 31, 2000 is an asset of $39.

    (e) RECLASSIFICATIONS--Certain reclassifications have been made to the 1999 amounts to conform to their 2000 classifications.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        MARCH 31, 2000 AND APRIL 2, 1999

           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

(5) CREDIT ARRANGEMENTS

    Following is a summary of the Company's long-term debt as of March 31, 2000 and December 31, 1999:

                                                              MARCH 31,    DECEMBER 31,
                                                                 2000          1999
                                                              ----------   -------------
Revolving line of credit, weighted average interest rate of
  7.5%......................................................   $ 13,440      $     --
Term Loan, weighted average interest rate of 8.7%...........    100,000       100,000
Note payable to one of the Former Stockholders, 10.5%.......      5,000         5,000
City of Parsons, Kansas Economic Development Loan, 7.0%.....        173           173
                                                               --------      --------
Total long-term debt........................................    118,613       105,173
Less current portion........................................     (5,032)       (5,032)
                                                               --------      --------
Long-term portion...........................................   $113,581      $100,141
                                                               ========      ========

    At March 31, 2000, $50,000 of the $50,000 Revolving Credit Facility was available, of which $13,440 of borrowings was outstanding. The average borrowings, maximum borrowings, and weighted average interest rate for the periods indicated are as follows:

                                                                THREE FISCAL
                                                                MONTHS ENDED
                                                           ----------------------
                                                           MARCH 31,    APRIL 2,
                                                              2000        1999
                                                           ----------   ---------
Average borrowings.......................................    $5,545      $23,043
Maximum borrowings.......................................    14,095       29,770
Weighted average interest rate...........................       9.5%         7.1%

    The Credit Agreement contains certain restrictive covenants which, among other things, require that the Company maintain a minimum fixed charge coverage ratio, not to exceed a certain leverage ratio and prohibit the payment of dividends on Common Shares. The Company was in compliance with its loan covenants as of March 31, 2000.

(6) STOCK OPTION PLANS

    The Company has five stock option plans all of which provide for an option exercise price equal to the stock's market price on the date of grant and all of which are accounted for under APB Opinion No. 25, under which no compensation costs have been recognized. Had compensation cost for these plans been determined consistent with Statement of Financial Accounting Standards No.123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's net income

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        MARCH 31, 2000 AND APRIL 2, 1999

           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

(6) STOCK OPTION PLANS (CONTINUED)
    and net income per share for the three fiscal months ended March 31, 2000 and April 2, 1999 would have been reduced to the following pro forma amounts:

                                                                        THREE FISCAL
                                                                        MONTHS ENDED
                                                                    --------------------
                                                                    MARCH 31,   APRIL 2,
                                                                      2000        1999
                                                                    ---------   --------
Net income (loss) available to common shareholders     As Reported    $157       $(355)
                                                       Pro Forma        99        (438)

Basic net income (loss) per share                      As Reported    0.03       (0.06)
                                                       Pro Forma      0.02       (0.07)

Diluted net income (loss) per share                    As Reported    0.03       (0.06)
                                                       Pro Forma      0.02       (0.07)

    Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

    A summary of the activity of the Company's stock option plans for the three fiscal months ended March 31, 2000 is presented in the table below:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                       NUMBER OF   EXERCISE PRICE
                                                        SHARES       PER SHARE
                                                       ---------   --------------
Outstanding at December 31, 1999.....................   442,283         $9.28
Exercised............................................    (3,050)         2.29
                                                        -------         -----
Outstanding at March 31, 2000........................   439,233         $9.33
                                                        =======         =====

(7) SEGMENT REPORTING

    The Company operates in four segments, each with a general manager: concrete accessories, concrete forming systems, paving products, and masonry. The segments are differentiated by their products and services, all of which serve the construction industry.

    Sales between segments are recorded at normal selling price by the selling division and at cost for the buying division, with the profit recorded as an intersegment elimination. Segment assets include accounts receivable; inventories; property, plant, and equipment; rental equipment; and an allocation of goodwill. Corporate and unallocated assets include cash, prepaid income taxes, future tax benefits, and financing costs. Export sales and sales by non-U.S. affiliates are not significant.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        MARCH 31, 2000 AND APRIL 2, 1999

           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

(7) SEGMENT REPORTING (CONTINUED)
    Information about the profit (loss) of each segment and the reconciliations to the consolidated amounts for the three fiscal months ended March 31, 2000 and April 2, 1999 is as follows:

                                                                THREE FISCAL
                                                                MONTHS ENDED
                                                           ----------------------
                                                           MARCH 31,    APRIL 2,
                                                              2000        1999
                                                           ----------   ---------
Concrete Accessories.....................................    $34,920     $30,681
Concrete Forming Systems.................................     26,487      24,876
Paving Products..........................................      7,295       6,673
Masonry Products.........................................      7,803       5,966
                                                             -------     -------
Net sales to external customers..........................    $76,505     $68,196
                                                             =======     =======

Concrete Accessories.....................................    $ 1,249     $ 1,060
Concrete Forming Systems.................................      2,006       1,232
Paving Products..........................................        659          97
Masonry Products.........................................         40          --
                                                             -------     -------
Net sales to other segments..............................    $ 3,954     $ 2,389
                                                             =======     =======

Concrete Accessories.....................................    $   736     $   975
Concrete Forming Systems.................................      1,662       1,701
Paving Products..........................................        130         182
Masonry Products.........................................        200         117
                                                             -------     -------
Interest expense.........................................    $ 2,728     $ 2,975
                                                             =======     =======

Concrete Accessories.....................................    $ 4,126     $ 2,679
Concrete Forming Systems.................................        409         139
Paving Products..........................................       (148)       (499)
Masonry Products.........................................       (182)       (386)
Intersegment Eliminations................................     (1,869)     (1,181)
Corporate................................................     (1,483)     (1,398)
                                                             -------     -------
Income before income taxes...............................    $   853     $  (646)
                                                             =======     =======

Concrete Accessories.....................................    $   893     $   977
Concrete Forming Systems.................................      1,602       1,470
Paving Products..........................................        214         223
Masonry Products.........................................        350         332
Corporate................................................         14          13
                                                             -------     -------
Depreciation.............................................    $ 3,073     $ 3,015
                                                             =======     =======

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        MARCH 31, 2000 AND APRIL 2, 1999

           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

(7) SEGMENT REPORTING (CONTINUED)

                                                                THREE FISCAL
                                                                MONTHS ENDED
                                                           ----------------------
                                                           MARCH 31,    APRIL 2,
                                                              2000        1999
                                                           ----------   ---------
Concrete Accessories.....................................    $   357     $   367
Concrete Forming Systems.................................         97         109
Paving Products..........................................         29          64
Masonry Products.........................................        141         107
                                                             -------     -------
Amortization of goodwill and intangibles.................    $   624     $   647
                                                             =======     =======

    Information regarding capital expenditures by segment and the reconciliation to the consolidated amounts for the three fiscal months ended March 31, 2000 and April 2, 1999 is as follows:

                                                                 THREE FISCAL
                                                                 MONTHS ENDED
                                                            ----------------------
                                                            MARCH 31,    APRIL 2,
                                                               2000        1999
                                                            ----------   ---------
Concrete Accessories......................................    $  546      $  746
Concrete Forming Systems..................................       656         385
Paving Products...........................................       471         276
Masonry Products..........................................       521         155
Corporate.................................................        13          45
                                                              ------      ------
Property, Plant, and Equipment Additions..................    $2,207      $1,607
                                                              ======      ======

Concrete Accessories......................................    $  900      $  328
Concrete Forming Systems..................................     3,258       5,684
                                                              ------      ------
Rental Equipment Additions................................    $4,158      $6,012
                                                              ======      ======

    There has been no material change in the relative assets employed by each segment since December 31, 1999.

(8) CONTINGENCIES

    Symons is currently a defendant involved in a civil suit brought by EFCO Corp., a competitor of Symons in one portion of their business. EFCO Corp. alleged that Symons engaged in false advertising, misappropriation of trade secrets, intentional interference with contractual relations, and certain other activities. After a jury trial, preliminary damages of approximately $14,000 were awarded against Symons in January 1999. In ruling on post-trial motions in April 1999, the Judge dismissed EFCO's claim of intentional interference with contractual relations, but increased the damages awarded to EFCO by $100. This case is currently on appeal before the United States

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                        MARCH 31, 2000 AND APRIL 2, 1999

           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

(8) CONTINGENCIES (CONTINUED)
    Court of Appeals for the Eighth Circuit. Symons and EFCO have filed their briefs with the Court and have presented oral arguments. The Company is waiting the decision of the Court.

    The Company believes that Symons has grounds for a successful appeal and remains committed to vigorously pursuing its appellate rights. A successful appeal could result in judgment for Symons or a new trial. Symons' liability, if any, cannot finally be determined until such time as all rights of the parties have been exhausted or have expired by lapse of time. The Company considers the ultimate outcome of this litigation to be not estimable. Accordingly, the Company has not recorded any liability for the resolution of this suit. In the event that Symons is unsuccessful in its post-trial motions and appeals, it may have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

                                     [LOGO]

                          Dayton Superior Corporation

                  OFFER TO EXCHANGE UP TO $170,000,000 OF ITS
                    13% SENIOR SUBORDINATED NOTES DUE 2009,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
                   FOR UP TO $170,000,000 OF ITS OUTSTANDING
                     13% SENIOR SUBORDINATED NOTES DUE 2009

                                ---------------

                                   PROSPECTUS
                                ---------------

    UNTIL            , 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THE UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                        , 2000

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Eighth of the Dayton Superior Corporation's Amended Articles of Incorporation sets forth certain rights of directors and officers of the Dayton Superior Corporation to indemnification. Such rights provide indemnification by the Dayton Superior Corporation to the extent permitted by Ohio law. The liabilities against which a director and officer may be indemnified and factors employed to determine whether a director and officer is entitled to indemnification in a particular instance depend on whether the proceedings in which the claim for indemnification arises were brought (a) other than by and in the right of the Dayton Superior Corporation ("Third-Party Actions") or (b) by and in the right of the Dayton Superior Corporation ("Derivative Actions").

    In Third-Party Actions, the Dayton Superior Corporation is required to indemnify each director and officer against expenses, including attorneys' fees, judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened or actual proceeding in which such person may be involved by reason of having acted in such capacity, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Dayton Superior Corporation and, with respect to any matter the subject of a criminal proceeding, such person had no reasonable cause to believe that such person's conduct was unlawful.

    In Derivative Actions, the Dayton Superior Corporation is required to indemnify each director and officer against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of any such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Dayton Superior Corporation, except that no indemnification is permitted with respect to (1) any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the the Dayton Superior Corporation unless a court determines such person is entitled to indemnification and (2) any liability asserted in connection with unlawful loans, dividends, distribution, distributions of assets and repurchases of shares of the Dayton Superior Corporation under Section 1701.95 of the Ohio Revised Code.

    Unless indemnification is ordered by a court, the determination as to whether or not a person has satisfied the applicable standards of conduct (and therefore may be indemnified) is made by the Board of Directors of the Dayton Superior Corporation by a majority vote of a quorum consisting of directors of the Dayton Superior Corporation who were not parties to the action; or if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by shareholders of the Dayton Superior Corporation.

    Article Eighth of the Amended Articles of Incorporation does not limit in any way other indemnification rights to which those seeking indemnification may be entitled.

    The Dayton Superior Corporation maintains insurance policies which presently provide protection, within the maximum liability limits of the policies and subject to a deductible amount for each claim, to the Dayton Superior Corporation under its indemnification obligations and to the directors and officers with respect to certain matters which are not covered by the Dayton Superior Corporation's indemnification obligations.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

       EXHIBIT
         NO.                               DESCRIPTION OF EXHIBIT
         ---                               ----------------------
          3.1           Amended Articles of Incorporation of Dayton Superior
                        Corporation, filed on June 16, 2000.

          3.2 Certificate of Incorporation of Symons Corporation, as amended, filed on December 14, 1981.

          3.3           Certificate of Incorporation of Dur-O-Wal, Inc., as amended, filed on December 24, 1980.

          3.4           Regulations of Dayton Superior Corporation.

          3.5           By-laws of Symons Corporations.

          3.6           By-laws of Dur-O-Wal, Inc.

          4.1           The indenture dated June 16, 2000 among Dayton Superior
                        Corporation, the Guarantors named therein, as guarantors,
                        and United States Trust Company of New York, as trustee,
                        relating to the $170,000,000 in aggregate principal amount of 13% Senior Subordinated Notes due 2009 and the registered
                        13% Senior Subordinated Notes due 2009.

          4.2           Specimen Certificate of 13% Senior Subordinated Notes due
                        2009 (included in Exhibit 4.1 hereto).

          4.3           Specimen Certificate of the registered 13% Senior
                        Subordinated Notes due 2009 (included in Exhibit 4.1 hereto).

          4.4           Registration Rights Agreement dated June 16, 2000 among
                        Dayton Superior Corporation and the Guarantors named therein, as issuers, and Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchasers.

         *5.1           Opinion of Thompson Hine & Flory LLP regarding the validity of the exchange notes.

         10.1           1994 Stock Option Plan (incorporated by reference to Exhibit
                        10.9 to Dayton Superior Corporation's Registration Statement
                        on Form S-1 (Reg. No. 333-2974) (Form S-1)).

       10.1.1 First Amendment to 1994 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Dayton Superior Corporation's
                        Quarterly Report on Form 10-Q (Form 10-Q) for the Quarter ended September 26, 1997).

         10.2           1995 Stock Option Plan (incorporated by reference to Exhibit
                        10.10 to Dayton Superior Corporation's Form S-1).

       10.2.1 First Amendment to 1995 Stock Option Plan (incorporated by reference to Exhibit 10.2 to Dayton Superior Corporation's
                        Form 10-Q for the Quarter ended September 26, 1997).

         10.3           1996 Stock Option Plan (incorporated by reference to Exhibit
                        10.12 to Dayton Superior Corporation's Form S-1).

         10.4           1997 Stock Option Plan and Restricted Stock Option Plan
                        (incorporated by reference to Exhibit 10.1 to Dayton
                        Superior Corporation's Form 10-Q for the Quarter ended June
                        27, 1997).

         10.5           1997 Nonemployee Director Stock Option Plan (incorporated by reference to Exhibit 10.2 to Dayton Superior Corporation's
                        Form 10-Q for the Quarter ended June 27, 1997).

         10.6           Nonemployee Directors Compensation Program (incorporated by reference to Exhibit 10.1 to Dayton Superior Corporation's
                        Form 10-Q for the Quarter ended July 3, 1998).

       EXHIBIT
         NO.                               DESCRIPTION OF EXHIBIT
         ---                               ----------------------
         10.7           Management Incentive Plan (incorporated by reference to
                        Exhibit 10.7 to the Dayton Superior Corporation's Annual
                        Report on Form 10-K (Form 10-K) for the year ended December
                        31, 1998).

         10.8           $140,000,000 Credit Agreement dated September 29, 1997 among
                        Dayton Superior Corporation, various lending institutions,
                        DLJ Capital Funding Inc., as syndication agent, Bankers
                        Trust Company, as administrative agent, Bank of America
                        National Trust and Savings Association, as documentation
                        agent, and Bank One, N.A., as facility agent (incorporated by reference to Exhibit 4.2 to Dayton Superior Corporation's
                        Current Report on Form 8-K (Form 8-K) dated October 14,
                        1997).

         10.9           $5,000,000 Senior Note due 2004 dated September 29, 1997 by
                        Dayton Superior Corporation in favor of Merrill L. Nash
                        (incorporated by reference to Exhibit A to Exhibit 2.1 to
                        Dayton Superior Corporation's Form 8-K dated June 2, 1997).

        10.10           Agreement dated as of May 9, 1997 by and among Symons
                        Corporation, the stockholders of Symons Corporation and the
                        Company (incorporated by reference to Exhibit 2.1 to Dayton
                        Superior Corporation's Form 8-K dated June 2, 1997).

        10.11 Amended and Restated Trust Agreement dated October 5, 1999 among Dayton Superior Corporation, as depositor, Firstar
                        Bank, N.A., as property trustee, Mark A. Ferrucci as
                        Delaware trustee, and the administrative trustees named herein (incorporated by reference to Exhibit 4.5 to Dayton
                        Superior Corporation's Registration Statement on Form S-3
                        (Reg. No. 333-84613) (Form S-3)).

        10.12           Guarantee Agreement dated October 5, 1999 between Dayton
                        Superior Corporation and Firstar Bank, N.A., as guarantee
                        trustee thereunder, executed and delivered by Dayton
                        Superior Corporation in favor of the holders of the Trust
                        Preferred Securities, as in effect on June 16, 2000
                        (incorporated by reference to Exhibit 4.9 to Dayton Superior
                        Corporation's Form S-3).

        10.13 Agreement and Plan of Merger dated January 19, 2000 by and between the Company and Stone Acquisition Corp.

        10.14           Employment Agreement, dated January 19, 2000 between Dayton
                        Superior Corporation and John A. Ciccarelli (incorporated by reference to Exhibit 10.10 to Dayton Superior Corporation's
                        Form 10-K for the year ended December 31, 1999).

        10.15           Employment Agreement, dated January 19, 2000 between Dayton
                        Superior Corporation and Alan F. McIlroy (incorporated by
                        reference to Exhibit 10.11 to Dayton Superior Corporation's
                        Form 10-K for the year ended December 31, 1999).

        10.16           Employment Agreement, dated January 19, 2000 between Dayton
                        Superior Corporation and Raymond E. Bartholomae
                        (incorporated by reference to Exhibit 10.12 to Dayton
                        Superior Corporation's Form 10-K for the year ended December
                        31, 1999).

        10.17           Employment Agreement, dated as of January 19, 2000, between
                        Dayton Superior Corporation and Michael C. Deis, Sr.
                        (incorporated by reference to Exhibit 10.13 to Dayton
                        Superior Corporation's Form 10-K for the year ended December
                        31, 1999).

        10.18           Employment Agreement, dated as of January 19, 2000, between
                        Dayton Superior Corporation and James C. Stewart
                        (incorporated by reference to Exhibit 10.14 to Dayton
                        Superior Corporation's Form 10-K for the year ended December
                        31, 1999).

        10.19           Employment Agreement, dated as of January 19, 2000, between
                        Dayton Superior Corporation and William C. Mongole, as in
                        effect on June 16, 2000.

       EXHIBIT
         NO.                               DESCRIPTION OF EXHIBIT
         ---                               ----------------------
        10.20           Employment Agreement, dated as of January 19, 2000, between
                        Dayton Superior Corporation and Mark K. Kaler, as in effect on June 16, 2000.

        10.21           Employment Agreement, dated as of January 19, 2000, between
                        Dayton Superior Corporation and James W. Fennessy, as in
                        effect on June 16, 2000.

        10.22           Employment Agreement, dated as of January 19, 2000, between
                        Dayton Superior Corporation and Jaime Taronji, Jr., as in
                        effect on June 16, 2000.

        10.23           Form of Option Exercise, Cancellation and Equity Rollover
                        Agreement dated January 19, 2000 by and among Stone
                        Acquisition, Dayton Superior Corporation and each of John A.
                        Ciccarelli, Alan F. McIlroy, Raymond E. Bartholomae, Michael
                        C. Deis, Sr., and James C. Stewart (incorporated by
                        reference to Exhibit 10.15 to Dayton Superior Corporation's
                        Form 10-K for the year ended December 31, 1999).

        10.24           Credit Agreement, dated June 16, 2000, among Dayton Superior
                        Corporation, various lending institutions and Bankers Trust
                        Company, as administrative agent, Deutsche Bank Securities,
                        Inc., as lead arranger and book manager, and Merrill Lynch,
                        Pierce, Fenner & Smith Incorporated, as syndicating agent
                        and co-arranger.

        10.25 Management Stockholders' Agreement dated June 16, 2000 by and among Dayton Superior Corporation, Odyssey Investment
                        Partners Fund, LP and the Management Stockholders named therein.

         12.1           Statement of Computation of Ratio of Earnings to Fixed
                        Charges.

         21.1           Subsidiaries of Dayton Superior Corporation.

        *23.1 Consent of Thompson Hine & Flory LLP (included in their opinion filed as Exhibit 5.1 hereto).

         23.2           Consent of Arthur Andersen LLP.

         24.1           Power of Attorney of Dayton Superior Corporation, Inc.
                        (included on signature page to this Registration Statement on Form S-4).

         24.2           Power of Attorney of Symons Corporation (included on
                        signature page to this Registration Statement on Form S-4).

         24.3           Power of Attorney of Dur-O-Wal, Inc. (included on signature page to this Registration Statement on Form S-4).

         25.1           Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of United States Trust
                        Company of New York.

         99.1           Form of Letter of Transmittal.

         99.2           Form of Notice of Guaranteed Delivery.

         99.3           Form of Letter from the Dayton Superior Corporation to
                        Registered Holders and the Depository Trust Company
                        Participants.

         99.4           Form of Instructions from Beneficial Owners to Registered
                        Holders and the Depository Trust Company Participants.

         99.5           Form of Letter to Clients.

         99.6           Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9.

------------------------

*   To be filed as an amendment.

                               SCHEDULES OMITTED

    Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

    The undersigned co-registrants hereby undertake to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned co-registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    The undersigned co-registrants hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (1) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933; (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    The undersigned co-registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the application form.

    The undersigned co-registrants hereby undertake that every prospectus:
(1) that is filed pursuant to the immediately preceding paragraph or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned co-registrants hereby undertake to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, each of the co-registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on July 13, 2000.

                                                       DAYTON SUPERIOR CORPORATION

                                                       By:            /s/ JOHN A. CICCARELLI
                                                            -----------------------------------------
                                                                        John A. Ciccarelli
                                                             CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                                             OFFICER

                                                       SYMONS CORPORATION

                                                       By:            /s/ JOHN A. CICCARELLI
                                                            -----------------------------------------
                                                                        John A. Ciccarelli
                                                              PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                                             DIRECTOR

                                                       DUR-O-WAL, INC.

                                                       By:            /s/ JOHN A. CICCARELLI
                                                            -----------------------------------------
                                                                        John A. Ciccarelli
                                                              PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                                             DIRECTOR

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Dayton Superior Corporation, an Ohio corporation (the "Company"), for himself and not for one another, does hereby constitute and appoint either of Alan F. McIlroy or Jaime Taronji, Jr., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement with respect to the proposed issuance, offer, exchange and delivery by the Company of its registered 13% senior subordinated notes due 2009, or any registration statement for this offering that is to be effective upon the filing pursuant to rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

               SIGNATURE                                 TITLE                       DATE
               ---------                                 -----                       ----
        /s/ JOHN A. CICCARELLI           Chairman of the Board,
--------------------------------------   President and Chief                     July 13, 2000
          John A. Ciccarelli             Executive Officer

          /s/ ALAN F. MCILROY
--------------------------------------   Vice President and Chief                July 13, 2000
            Alan F. McIlroy              Financial Officer

         /s/ THOMAS W. ROEHRIG
--------------------------------------   Corporate Controller                    July 13, 2000
           Thomas W. Roehrig

          /s/ STEPHEN BERGER
--------------------------------------   Director                                July 13, 2000
            Stephen Berger

         /s/ JOSHUA C. CASCADE
--------------------------------------   Director                                July 13, 2000
           Joshua C. Cascade

        /s/ WILLIAM F. HOPKINS
--------------------------------------   Director                                July 13, 2000
          William F. Hopkins

         /s/ DOUGLAS ROTATORI
--------------------------------------   Director                                July 13, 2000
           Douglas Rotatori

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Symons Corporation, a Delaware corporation (the "Company"), for himself and not for one another, does hereby constitute and appoint either of Alan F. McIlroy or Jaime Taronji, Jr., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement with respect to the proposed issuance, offer, exchange and delivery by the Company of its registered 13% senior subordinated notes due 2009, or any registration statement for this offering that is to be effective upon the filing pursuant to rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

               SIGNATURE                                 TITLE                       DATE
               ---------                                 -----                       ----
        /s/ JOHN A. CICCARELLI
--------------------------------------   President, Chief Executive              July 13, 2000
          John A. Ciccarelli             Officer and Director

          /s/ ALAN F. MCILROY
--------------------------------------   Vice President, Chief                   July 13, 2000
            Alan F. McIlroy              Financial Officer and Director

      /s/ RAYMOND E. BARTHOLOMAE
--------------------------------------   Vice President, General Manager         July 13, 2000
        Raymond E. Bartholomae           and Director

           /s/ STEVEN FOLEY
--------------------------------------   Vice President, Finance                 July 13, 2000
             Steven Foley

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Dur-O-Wal, Inc., a Delaware corporation (the "Company"), for himself and not for one another, does hereby constitute and appoint either of Alan F. McIlroy or Jaime Taronji, Jr., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement with respect to the proposed issuance, offer, exchange and delivery by the Company of its registered 13% senior subordinated notes due 2009, or any registration statement for this offering that is to be effective upon the filing pursuant to rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

               SIGNATURE                                 TITLE                       DATE
               ---------                                 -----                       ----
        /s/ JOHN A. CICCARELLI
--------------------------------------   President, Chief Executive Officer      July 13, 2000
          John A. Ciccarelli             and Director

        /s/ WILLIAM C. MONGOLE
--------------------------------------   Vice President, General Manager         July 13, 2000
          William C. Mongole             and Director

          /s/ STEVEN J. GETZ
--------------------------------------   Vice President                          July 13, 2000
            Steven J. Getz

        /s/ JOHN M. RUTHERFORD
--------------------------------------   Treasurer and                           July 13, 2000
          John M. Rutherford             Assistant Secretary

          /s/ ALAN F. MCILROY
--------------------------------------   Director                                July 13, 2000
            Alan F. McIlroy